UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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HANCOCK WHITNEY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 17, 2020

To Our Shareholders:

We are excited to report on our accomplishments in 2019. Through an acquisition and organic growth, Hancock Whitney surpassed the $30 billion mark in total assets during 2019. Our strength, stability, and service once again earned accolades affirming us among America’s top-rated institutions and we became a new banking option for more people in more hometowns across our footprint. We made substantial progress in a multi-year technology initiative to bring about more efficient and effective ways to help clients achieve their financial goals. We grew market share across our regional footprint and continue to shift our loan portfolio mix to lessen risk and improve performance.

Expanding Our Footprint

On September 21, 2019, MidSouth Bancorp, Inc. (“MidSouth”), headquartered in Lafayette, Louisiana, joined the Hancock Whitney family. MidSouth and Hancock Whitney were neighbors for many years, with similar cultures and a shared focus on growing relationships across the region. The merger was a low-risk, high-return opportunity which aligned with our strategic goals for our continued growth. The acquisition strengthened our footprint in the Louisiana and Texas communities we already served, and expanded our brand to new clients in thriving neighboring cities and towns such as Shreveport and Natchitoches in Louisiana, and College Station, Conroe, Dallas, Longview, Marshall, and Tyler in Texas.

In addition to the merger, we opened new financial centers in Fairhope, Alabama; Houma, Lafayette, and New Orleans in Louisiana; and Beaumont and Houston in Texas.

2019 Financial Highlights

Earnings for 2019 were $327.4 million, or $3.72 per share. The results included almost $33 million of merger costs related to the acquisition of MidSouth. Excluding those costs, operating EPS* for the year was $4.01. Operating leverage* increased $24 million compared to 2018, loans grew $1.2 billion, commercial criticized and nonperforming loans both declined year-over-year, and our capital ratio (TCE) was up 43 basis points, ending the year at 8.45 percent. In October, we entered an agreement to repurchase approximately 5 million shares of our common stock through an accelerated share repurchase program (ASR). The ASR allows us to repurchase a number of shares similar to the number of shares issued for the MidSouth acquisition, effectively transforming the acquisition from a stock to cash transaction and improving the profitability of the acquisition.

Building Community

We continue our longstanding tradition of volunteering with and contributing to countless organizations and activities which align with our corporate mission and purpose as well as our community engagement and business strategies. Through doing and giving, we promote economic and community development; education and research; financial literacy; conservation and environmental sustainability; family entertainment; high school, college, and professional sports; health and wellness; fine arts and culture; history and heritage; community tradition; and quality of life for all people.

Earning Honors

This past year, national media recognized our efforts to be a best-in-class workplace. Forbes listed Hancock Whitney as one of America’s Best Mid-Size Employers in 2019, an accolade based on associate feedback. Greenwich Associates—respected for lauding banks that deliver the best quality to clients—once again recognized Hancock Whitney with 32 excellence and best brand awards for middle market and small business banking in 2019. BauerFinancial, Inc., has recommended Hancock Whitney as one of America’s strongest, safest banks for 121 consecutive quarters—more than 30 years in a row—as of December 31, 2019.

Advancing Technology

The financial services industry is evolving rapidly as technology improves and clients’ needs change. Hancock Whitney is already technologically competitive and scalable. As a company that never knows completion, we’re investing in and deploying sales technology during the next several quarters as part of a prioritized strategy to differentiate Hancock Whitney as the financial partner of choice across the Gulf South.

Succeeding Together

Hancock Whitney was founded to help people achieve their dreams. We know that mission means never settling for status quo. Instead, we continue to change and grow together with the people and the communities we serve, by understanding our clients and what their dreams may be.

We thank you for investing in the Hancock Whitney organization.

Jerry L. Levens Chairman of the Board	John M. Hairston President & CEO

* Non-GAAP measure. Reconciliation included in the following proxy statement.

March 17, 2020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

_______________________________

To our Shareholders:

Hancock Whitney Corporation (the Company) will hold its Annual Meeting of Shareholders on Wednesday, April 29, 2020, at 10:30 a.m. Central Time at Hancock Whitney Plaza, 2510 14th Street, Gulfport, Mississippi 39501 for the following purposes:

1.	To elect five directors to serve until the 2023 annual meeting;
2.

To approve amendments to the Company’s Amended and Restated Articles of Incorporation to:

a.   Eliminate the business combination supermajority vote provisions;

b.   Eliminate the prohibition on non-cumulative preferred dividends; and

c.   Remove the Series A Preferred Stock provisions;

3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.	To approve the Hancock Whitney Corporation 2020 Long Term Incentive Plan; and
5.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2020.

Only holders of record of shares of our common stock at the close of business on February 28, 2020 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. We direct your attention to the attached proxy statement for more complete information regarding the matters to be acted upon at the annual meeting.

Your vote is important, whether or not you expect to attend the meeting. If voting by mail, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope. No postage is required if mailed in the United States. You may later revoke your proxy and vote in person.

By order of the Board of Directors,

Jerry L. Levens Chairman of the Board	John M. Hairston President & CEO

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 29, 2020:

The notice of annual meeting, proxy statement, proxy card and the 2019 annual report for the period ending

December 31, 2019, are available at https://materials.proxyvote.com/410120

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider prior to voting. Please read the entire proxy statement carefully before voting.

2020 Annual Meeting Information (see pages 4 - 8)
Date:	Wednesday, April 29, 2020
Time:	10:30 a.m., Central Time
Location:	Hancock Whitney Plaza, 2510 14th Street, Gulfport, Mississippi 39501
Record Date:	February 28, 2020
Admission:

To attend the meeting in person and vote your shares, see requirements listed under “How do I vote my shares in person at the annual meeting?” To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations by telephone at (504) 299-5208 or toll free at (800) 347-7272, or by email at InvestorRelations@hancockwhitney.com.

Items of Business
Proposal	Board Recommendation	Page Number
1. Elect five directors to serve until the 2023 annual meeting	FOR all Nominees	8
2. To approve amendments to the Company’s Articles of Incorporation to:
a. Eliminate the business combination supermajority vote provisions;	FOR	49
b. Eliminate the prohibition on non-cumulative preferred dividends; and	FOR	49
c. Eliminate the business combination supermajority vote provisions;	FOR	50
3. Approve, on an advisory basis, the compensation of our named executive officers	FOR	50
4. To approve the Hancock Whitney Corporation 2020 Long Term Incentive Plan	FOR	51
5. Ratify the selection of PricewaterhouseCoopers LLP, our independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2020	FOR	59
Fiscal 2019 Company Performance Highlights (see page 27)
•	Net income increased $3.6 million, or 1%, over 2018 to $327.4 million; 2019 included $32.7 million of merger costs as compared to merger costs and other nonoperating items of $29.5 million in 2018
•	Earnings per share was $3.72, unchanged from 2018; excluding nonoperating items from both years, operating earnings per share* was $4.01 for 2019 and $3.99 for 2018
•

Operating pre-provision net revenue* was up $24 million compared to 2018, with an increase in operating revenue (te)* of $75 million, partially offset by an increase in operating expense of $51 million

•	Net interest margin was 3.44%, an increase of 6 bps from 2018
•	Tangible common equity ratio was up 43 bps to 8.45% at December 31, 2019
•	Loans totaled $21.2 billion, up $1.2 billion, or 6%, from year-end 2018; deposits totaled $23.8 billion, up $653 million, or 3%
•	Criticized commercial loans declined $45 million, or 7%; nonperforming loans declined by $19 million, or 6%
•	Total assets were $30.6 billion at December 31, 2019, up $2.4 billion, or 8%, from December 31, 2018

* For a reconciliation of this and other non-GAAP financial measures, refer to Appendix A to this proxy statement.

Corporate Governance Highlights

Independent Oversight

•	Independent director, Jerry L. Levens, serves as the chairman of our board. His responsibilities and duties help ensure our board’s independent functioning.
•	With the exception of Mr. Hairston, who is our only employee director, all of our directors are independent under the listing standards of The NASDAQ Stock Market, LLC.
•	Our independent directors meet regularly in executive session without members of management.
•	With the exception of our executive committee, which includes Mr. Hairston, our board committees and committee leadership are comprised entirely of independent directors.

Shareholder Engagement

•	We strive to maintain open and transparent communications with our shareholders and aim to optimize opportunities for engagement.
•

We utilize various channels to engage with shareholders and analysts including face-to-face meetings, conferences, road shows, investor calls, quarterly earnings calls, and annual shareholder meetings, as well as distributing regular communications through our quarterly shareholder letter, annual proxy statement and annual Environmental, Social Responsibility and Governance (ESG) Report.

•	In 2019, we met with holders of nearly one-third of our institutionally held common shares.
•	In 2019, we met with 100 analysts and investors (both current and potential holders) at 34 different events, meetings, and calls.
•	We maintain ongoing responsiveness to institutional and retail shareholders who directly contact us, and we remain committed to timely follow-up.

Diversifying and Refreshing the Board’s Perspective

•	Our board values fresh perspectives and 31% of our directors have been added in the last four years.
•	Half of the directors added to our board since 2012 are women and 23% of our current directors are women.
•	Every woman on our board has a leadership role.
•	Our ongoing director training program provides continuing education on various issues of importance to the Company.
•	We have a mandatory retirement policy for directors that prohibits re-election after their 72nd birthday.
•

Our board has established an ongoing board succession planning process to ensure our board continues to have the depth and breadth of experience and perspective needed for a strong financial institution.

Good Governance Practices

•	Each member of our Audit Committee has banking or related financial management expertise and four of the five members are “financial experts” as defined by the SEC.
•	Our Insider Trading Policy prohibits directors, officers and other employees from hedging Hancock Whitney stock.
•	During 2019, none of our directors held shares of Company stock that were pledged.
•	In 2019, we began publishing an annual ESG Report, which is available on our Investor Relations website at www.hancockwhitney.com/investors under the Corporate Overview tab.
•	During 2019, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the board and the committees of the board on which he or she served.
•	Our directors perform an annual evaluation of the board to satisfy its obligation to represent the long-term interests of our shareholders, customers, communities and associates.
•	We have stock ownership and retention guidelines for directors and executive officers.
•	Our Corporate Governance Guidelines prohibit our directors from serving on more than three other public company boards in addition to our board.

Executive Compensation Best Practices (see pages 29 - 30)
•	Significant percentage of executive target compensation is performance-based. Approximately 70% of our CEO’s and 60% of our other NEO’s total target direct compensation is performance-based.
•	Majority of long-term incentives awarded to executives are performance-based. Our CEO received 70%, and our other NEOs received 60%, of their equity grants in performance-based awards.

•	Mandated post-vest holding periods for stock awards. Long-term incentive awards granted to our executive officers include a mandatory two-year post-vest holding requirement.
•	No excise tax gross-up provisions in change in control agreements. None of the change in control agreements for our NEOs or other executives provide for excise tax gross-ups.
•	Clawback policy. We have a clawback policy that empowers the board to recover certain compensation paid if there is a material restatement of financial statements.
•	Limited perquisites. We generally provide only limited perquisites to our executives.
•

Executive stock ownership requirements. Our CEO is required to own either 90,000 shares of Company stock or stock worth five times his base salary and our other NEOs must own either 30,000 shares or stock worth three times their base salary.

Current Directors and Director Nominees
Name	2020 Nominee	Director Since	Independent	Position	Current Committee Memberships
Frank E. Bertucci	✓	2000	✓	President of F.E.B. Distributing Co., Inc. and Chief Executive Officer of Capital City Beverage	Board Risk (Chair) Corporate Governance & Nominating Executive
Constantine S. Liollio	✓	2016	✓	President of Plains Midstream Canada ULC	Compensation (Vice Chair) Executive
Thomas H. Olinde	✓	2009	✓	President of Olinde Hardware and Supply Co., Inc. and Managing Member and Director of B. Olinde and Sons Co., LLC	Compensation Corporate Governance & Nominating (Vice Chair)
Joan C. Teofilo	✓	2016	✓	President and Chief Executive Officer of The Energy Authority	Board Risk (Vice Chair)
C. Richard Wilkins	✓	2016	✓	Attorney and Shareholder of Maynard Cooper & Gale, P.C.	Board Risk Corporate Governance & Nominating
Hardy B. Fowler		2011	✓	Managing Member of Hardy B. Fowler L.L.C.	Audit Compensation (Chair) Executive
John M. Hairston		2006	---	President of the Company and Chief Executive Officer of the Company and the Bank	Executive
Randall W. Hanna		2009	✓	Dean and Chief Executive Officer of Florida State University Panama City	Board Risk Executive
James H. Horne		2000	✓	Co-owner and President of Handy Lock Self Storage Centers; real estate developer	Compensation Corporate Governance & Nominating (Chair) Executive
Jerry L. Levens (Chairman of the Board)		2009	✓	Retired Partner of CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC	Audit Compensation Executive (Chair)
Sonya C. Little		2016	✓	Chief Administrative Officer of Strategic Property Partners	Audit (Vice Chair) Board Risk
Christine L. Pickering		2000	✓	Owner of Christy Pickering, CPA	Audit (Chair) Board Risk Corporate Governance & Nominating Executive
Robert W. Roseberry		2001	✓	Owner and operator of Pine Lake Farms, LLC; former bank executive	Audit Board Risk

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You are receiving these materials because you owned shares of our common stock at the close of business on February 28, 2020, the record date for the meeting, and are entitled to vote those shares at the meeting.  All materials for the 2020 annual meeting are available to you online at https://materials.proxyvote.com/410120 beginning March 17, 2020 and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes information you should consider in connection with your vote on the matters that will be considered at the annual meeting.  You do not need to attend the annual meeting in person to vote your shares.

When and where is the annual meeting?

We will hold the annual meeting on Wednesday April 29, 2020, at 10:30 a.m. Central Time at Hancock Whitney Plaza, 2510 14th Street, Gulfport, Mississippi 39501. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations by telephone at (504) 299-5208 or toll free at (800) 347-7272, or by email at InvestorRelations@hancockwhitney.com.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2019 annual report, to shareholders by providing access to these documents online instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, most shareholders will only receive a notice that provides instructions on how to access and review our proxy materials online. We have elected electronic access to our proxy materials to save the Company the cost of producing and mailing these documents. We believe this expedites shareholder receipt of proxy materials, lowers the costs incurred by us and conserves natural resources. The notice also provides instructions on how to submit your proxy and vote online or by phone.  If you would like to receive a printed copy or emailed copy of our proxy materials free of charge, please follow the instructions set forth in the notice to request the materials.

Who is soliciting my proxy?

Our Board of Directors (our Board) is soliciting a proxy to vote the shares that you are entitled to vote at our 2020 annual meeting, whether or not you attend in person. By completing, signing, dating and returning the proxy card or voting instruction card, or submitting your proxy online or by phone with your voting instructions, you are authorizing the proxy holders to vote your shares at our annual meeting in accordance with your instructions.

Who may vote at the annual meeting?

You may vote at the annual meeting if you owned Company common stock at the close of business on February 28, 2020, the record date for the meeting. You are entitled to one vote for each share of our common stock held by you on the record date, including shares:

•	held directly in your name with our transfer agent (with respect to such shares you are referred to as the “shareholder of record”);
•	held for you in an account with a broker, bank or other nominee (such shares are considered to be held in “street name”); and
•	credited to your employee account in the Hancock Whitney Corporation 401(k) Savings Plan (the Hancock Whitney 401(k) plan).

How many shares must be present to hold the annual meeting?

A majority of the outstanding shares of our common stock as of the record date must be present at the annual meeting to convene the meeting and conduct business. This is called a quorum. On the record date, there were 88,652,061 shares of our common stock outstanding and entitled to vote. Accordingly, 44,326,032 shares of our common stock constitute a quorum. If you are a street name holder and you do not instruct your broker or nominee how to vote your shares on any of the proposals, and your broker or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, shareholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

What proposals are scheduled for a vote at the annual meeting?

There are five proposals scheduled for a shareholder vote at the annual meeting:

1.	To elect five directors to serve until the 2023 annual meeting;
2.	To approve amendments to the Company’s Amended and Restated Articles of Incorporation to:
a.	Eliminate the business combination supermajority vote provisions;
b.	Eliminate the prohibition on non-cumulative preferred dividends; and
c.	Remove the Series A Preferred Stock provisions;
3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.	To approve the Hancock Whitney Corporation 2020 Long Term Incentive Plan; and
5.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2020.

How do I vote my shares in person at the annual meeting?

If you choose to vote in person at the annual meeting:

•	if you are a shareholder of record or hold shares in the Hancock Whitney 401(k) plan and received printed proxy materials, you should bring your proxy card(s) and proof of your identity;
•	if you hold your shares in street name, you must obtain and bring with you a broker representation letter in your name from your bank, broker or other holder of record and proof of your identity; or
•	if you are a shareholder of record and received a notice of internet availability of proxy materials in lieu of printed materials, you should bring the notice and proof of your identity.

At the appropriate time during the annual meeting, we will ask the shareholders present to turn in all notices, voting instruction cards and proxy cards if they have not done so at registration.

Even if you plan to attend the annual meeting, we encourage you to submit your voting instructions and proxy online, by phone or by mail (as described below) so your shares will be counted as present and voted if you later decide not to attend in person.

How do I vote my shares without attending the annual meeting?

Whether you hold shares in your own name, in street name or through the Hancock Whitney 401(k) plan, you may vote your shares without attending the annual meeting.

Shareholders of Record and Shareholders through the Hancock Whitney 401(k) Plan:  You may submit a proxy to vote your shares in any of the following ways:

•

Online – You may submit your proxy and voting instructions online by following the instructions on the notice or proxy card prior to the deadline for online submissions.  If you submit your proxy and voting instructions online, you do not need to return a proxy card. The online submission procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and submit your proxy and confirm that your instructions have been properly received. The deadline for online submissions is 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on April 28, 2020.

•

By Phone – You may submit your proxy and voting instructions by using any touch-tone telephone and following the instructions on the notice or proxy card prior to the deadline for telephone submissions.  If you submit your proxy and voting instructions by telephone, you do not need to return a proxy card. The telephone submission procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and submit your proxy and confirm that your instructions have been properly received. The deadline for phone submissions is 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on April 28, 2020.

•

By Mail – If you received or requested printed materials, you may submit your proxy and voting instructions by mail by completing, signing, dating, and returning your proxy card in the postage prepaid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and your title or capacity. The Corporate Secretary must receive your proxy card by 9:00 a.m. Central Time on April 29, 2020 in order for your shares to be voted.

Street Name Shareholders:  For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if permitted by your broker or nominee, submit voting instructions online. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

What happens if I submit a proxy without complete instructions or if I do not vote at all? On which proposals may my shares be voted without receiving voting instructions from me?

If you properly complete, sign, date, and return a proxy or voting instruction card, or submit your proxy online, your stock will be voted as you specify.

If you do not submit a proxy or voting instruction card, or if you submit a properly executed proxy with incomplete voting instructions, whether your shares may be voted depends upon two factors – whether you are a shareholder of record or a street name shareholder and, if you are a street name shareholder, whether the proposal is considered routine or non-routine under New York Stock Exchange rules that apply to securities intermediaries (such as brokers, banks, and other nominees).

Shareholders of Record and Shareholders through the Hancock Whitney 401(k) Plan:  If you do not provide voting instructions on any matter (either by not returning a proxy card or not voting online or due to incomplete voting instructions) and you do not vote in person by attending the meeting, your shares will not be voted on the matter for which instructions are not received. If you do not submit a proxy at all and do not vote in person at the annual meeting, your shares will not be voted on any matter. However, if you submit a properly executed proxy card but do not provide voting instructions, your proxy will vote as recommended by the Board of Directors, which will be as follows at the 2020 Annual Meeting: FOR all five nominees under Proposal 1, FOR all three amendments under Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR Proposal 5 and as the proxies decide on any matter properly brought before the meeting.

Street Name Shareholders:  If you hold shares in street name and you do not provide voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee only has discretionary authority to vote your shares on routine matters.  The proposal to ratify the Board’s selection of the independent registered public accounting firm is considered a routine matter.  However, the proposal to elect directors, the proposals to amend the Company’s Amended and Restated Articles of Incorporation, the say-on-pay proposal and the proposal to approve our 2020 Long Term Incentive Plan are each considered non-routine matters and if you do not provide voting instructions on those non-routine proposals your shares will not be voted on those proposals.

A broker non-vote occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the broker non-vote) on non-routine matters with respect to which you have not given voting instructions.

What are my voting options for each proposal?  How does the Board of Directors recommend that I vote?  How many votes are required to approve each proposal?  How are the votes counted?

The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how the Board of Directors recommends that you vote on each proposal, what vote is required for each proposal to be approved, and how abstentions, withheld votes, and broker non-votes will affect the outcome of each proposal.

Proposal	Election of Directors	Amendments to the Articles of Incorporation	Say-on-Pay (advisory)	Approval of the 2020 Long Term Incentive Plan	Ratification of Selection of Auditors for 2020
Your Voting Options	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the five nominees.	You may vote “FOR” or “AGAINST” each of the proposed amendments or you may “ABSTAIN” from voting. You will be voting on each amendment separately.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.

Proposal	Election of Directors	Amendments to the Articles of Incorporation	Say-on-Pay (advisory)	Approval of the 2020 Long Term Incentive Plan	Ratification of Selection of Auditors for 2020
Recommendation of the Board of Directors	The Board Recommends you vote “FOR” each of the five nominees.	The Board recommends you vote “FOR” the approval of each of the amendments to the Articles of Incorporation.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote “FOR” the approval of the 2020 Long Term Incentive Plan.	The Board recommends that you vote “FOR” ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.
Vote Required for Approval	Plurality of the votes cast*	Majority of the votes cast	Majority of the votes cast	Majority of the votes cast	Majority of the votes cast
Effect of Withheld Vote or Abstention	No effect	No effect	No effect	No effect	No effect
Effect of Broker Non-vote	No effect	No effect	No effect	No effect	Not applicable

*	A plurality vote means that the five nominees who receive the five highest numbers of votes cast in the election of directors will be elected as directors, even if less than a majority.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one notice, proxy card or voting instruction card, it means you hold shares registered in more than one name, or through multiple street name accounts. To ensure that all of your shares are represented at the meeting and voted, complete, sign, date and return each proxy card or voting instruction card, or if you submit your proxy and voting instructions online or by phone, do so for each notice, proxy card and voting instruction card you receive.  If you plan to vote in person at the annual meeting, please bring all notices, proxy cards and voting instruction cards with you in addition to any other required items listed under “How do I vote my shares in person at the annual meeting?”

May I change my vote?

Yes. Your proxy may be revoked or changed at any time before it is voted by providing notice of revocation in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date, by a later-dated online vote, or by voting in person at the annual meeting. Written notice should be provided to Joy Lambert Phillips, our Corporate Secretary, at or before the annual meeting.  Ms. Phillips’ office is located in Hancock Whitney Plaza, 2510 14th Street, Suite 610, Gulfport, Mississippi 39501. The notice must be received prior to the exercise of the proxy.  Your attendance alone at the annual meeting will not be enough to revoke your proxy.

If you hold shares in street name, you must follow your broker’s instructions to change your vote.

Who pays for soliciting proxies?

The Company pays all costs of soliciting proxies. In addition, directors, officers and regular employees of the Company and its banking subsidiary, Hancock Whitney Bank (the Bank), may solicit proxies by mail, telephone, email or personal interview, but will not receive additional compensation for such solicitations.

Could other matters be considered and voted upon at the annual meeting?

Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our Bylaws, the deadline has expired for any shareholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote in his discretion on such matter.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares of our common stock.

How do I obtain additional copies of SEC filings?

Copies of all of our filings with the SEC may be obtained free of charge by clicking on “SEC Filings” on our Investor Relations website at www.hancockwhitney.com/investors.

If you would like to receive a printed copy of our reports on Forms 10-K and 10-Q as filed with the SEC, you may request these by contacting Trisha V. Carlson, Manager, Investor Relations, Hancock Whitney Corporation, by mail at P. O. Box 4019, Gulfport, Mississippi 39502; or by phone at (504) 299-5208 or toll free (800) 347-7272; or by sending an e-mail to the following address: InvestorRelations@hancockwhitney.com. We will provide printed copies of our Forms 10-K and 10-Q to you free of charge (including any financial statements and financial statement schedules), but delivery of any other exhibits to those filings will require advance payment of a fee.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Articles of Incorporation authorize the Board to determine how many directors the Company will have, provided that the Company must at all times have at least nine directors, divided into three classes. As of the record date, we had 13 directors, 12 of whom are independent and five of whom have terms expiring at the annual meeting.

Director Election Requirements

Directors are elected by a plurality of the votes cast, which means that the five director nominees who receive the highest number of shares voted “for” their election are elected to the Board. Our Board has adopted a director resignation policy. The policy provides that if a director standing for election receives a greater number of “withheld” votes than “for” votes, the director will promptly tender his or her resignation. The Corporate Governance and Nominating Committee (the Corporate Governance Committee) will recommend to the Board whether to accept or reject the resignation and otherwise address any noted shareholder concerns. The Board will act on the Corporate Governance Committee’s recommendation within 90 days of the annual meeting, and the Company will disclose the Board’s decision and any other material information on a current report on Form 8-K filed with the SEC.

In the unexpected event that, prior to the date of the annual meeting, any nominee becomes unwilling or unable to serve, it is intended that the proxy holders will vote for the election of any replacement nominee recommended by the Board.

Nominations for election to the Board may be made as set forth under the heading “Board of Directors and Corporate Governance – Corporate Governance and Nominating Committee” on page 23 of this proxy statement.

Nominees for Election as Directors

The five directors described below have terms expiring at the annual meeting and have been nominated for re-election.

Director Nominees
Name	Director Since	Position	Current Committee Memberships
Frank E. Bertucci Independent	2000	President of F.E.B. Distributing Co., Inc. and Chief Executive Officer of Capital City Beverage	Board Risk (Chair) Corporate Governance Executive
Constantine S. Liollio Independent	2016	President of Plains Midstream Canada ULC	Compensation (Vice Chair) Executive
Thomas H. Olinde Independent	2009	President of Olinde Hardware & Supply Co., Inc. and Managing Member and Director of B. Olinde and Sons Co., LLC	Compensation Corporate Governance (Vice Chair)
Joan C. Teofilo Independent	2016	President and Chief Executive Officer of The Energy Authority	Board Risk (Vice Chair)
C. Richard Wilkins Independent	2016	Attorney and Shareholder of Maynard Cooper & Gale, P.C.	Board Risk Corporate Governance

The Corporate Governance Committee met in February 2020 to evaluate each of the nominees standing for re-election. Based on the Corporate Governance Committee’s evaluation and unanimous recommendation, the Board has nominated each of these directors for re-election as directors for a three-year term expiring at the Company’s 2023 annual meeting.

Nominee Highlights

As a group, this year’s nominees demonstrate the following areas of skill and expertise, among others1:

•	Federal and state government regulation	•	Public company leadership
•	Knowledge of Gulf Coast markets	•	Commercial experience
•	Mergers and acquisitions	•	Knowledge of Louisiana markets
•	Risk management	•	Management of business operations
•	Strategic planning	•	Executive leadership
•	Corporate governance	•	Nationwide business experience
•	Energy industry experience	•	Risk management

These areas of skill and expertise are in addition to the qualifications, qualities and skills we look for in all of our directors, as described under the heading “Board of Directors and Corporate Governance – Corporate Governance and Nominating Committee” on page 23 of this proxy statement, all of which are more fully described in the nominees respective biographies below.

The Corporate Governance Committee regularly assesses the composition of the Board and the qualifications and skills of each director. In recommending candidates for nomination, the Corporate Governance Committee takes into consideration a number of factors, including the expertise, qualifications, qualities and skills described above. The Corporate Governance Committee and the Board believe that each nominee is well qualified to be a Hancock Whitney director.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL FIVE NOMINEES.

INFORMATION ABOUT OUR DIRECTORS

The following sets forth self-reported biographical information we have obtained from the director nominees and continuing directors, including each director’s age on the record date, tenure, business experience and current director positions with other public companies. The following also sets forth the director’s particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board to conclude that the person should serve as a director of the Company.

Nominees for Re-election at the Annual Meeting with Terms Expiring in 2023

Frank E. Bertucci Age: 63 Director since 2000 Independent	Position President of F.E.B. Distributing Co., Inc. and Chief Executive Officer of Capital City Beverage Committee Membership Board Risk (Chair) │ Corporate Governance │ Executive

Background

Mr. Bertucci has been employed with F.E.B. Distributing Co., Inc., a regional beverage wholesaler, since 1978, serving as its President since 1990, and has served as Chief Executive Officer of Capital City Beverage, a beverage distributorship since 2001. His companies are present throughout Mississippi, including the two largest markets in the state, one of which is the Gulf Coast region. He has been actively involved in risk management and strategic planning of his companies, including acquisitions. Prior to joining our board, he served as a director of Hancock Bank from 1995 to 2000.  In addition to his current committee service, Mr. Bertucci has previously served on our Audit Committee and Compensation Committee.

[1]	On a self-reported basis.

Mr. Bertucci is a director of the Mississippi Beer Distributors Association in Jackson, Mississippi, and a director of Fullhouse Venture Company L.P. of Gulfport, Mississippi, a limited partnership engaged in the business of real estate holdings. He is also a member of the Gulf Coast Business Council.

Expertise Highlights

—Federal and state government regulation

—Knowledge of Mississippi Gulf Coast markets

—Mergers and acquisitions

—Risk management

—Strategic planning

Mr. Bertucci’s substantial experience in business, strategic planning, risk management and mergers and acquisitions, coupled with his extensive knowledge of our Mississippi market make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Bertucci has been involved in numerous civic and nonprofit organizations throughout the Mississippi Gulf Coast market and currently serves on the board of the Mississippi Gulf Resort Classic Foundation, a nonprofit organization.

Constantine S. Liollio Age: 61 Director since 2016 Independent	Position President of Plains Midstream Canada ULC Committee Membership Compensation (Vice Chair) │ Executive

Background

Mr. Liollio has served as President of Plains Midstream Canada ULC (PMC) since February 1, 2020.  PMC, which is headquartered in Calgary, Alberta, owns and operates midstream energy infrastructure and provides logistics services primarily for crude oil, natural gas liquids and natural gas customers in Canada and parts of the United States. PMC is a subsidiary of Plains All American Pipeline, L.P. (NYSE: PAA), a Houston-based publicly traded partnership.  From 2008 through January 31, 2020, Mr. Liollio served as President of PAA Natural Gas Storage, LLC (PNG), a natural gas storage business based in Houston, Texas that is a subsidiary of PAA.  PNG was a publicly traded entity controlled by PAA from May 2010 through December 2013, during which time Mr. Liollio also served on PNG’s Board of Directors.  Mr. Liollio is responsible for developing and executing strategy, overseeing day-to-day operations, coordinating all disciplines within PMC and identifying areas for future expansion. Prior to joining PAA, he served for two years as President, Chief Executive Officer and Director of Energy South, Inc., a publicly traded natural gas storage and utility business headquartered in Mobile, Alabama. He has deep expertise in midstream energy and substantial knowledge of and experience in natural gas storage operations in the Gulf Coast markets of Texas, Louisiana, Mississippi, Alabama and Florida.

Mr. Liollio has been involved in numerous professional organizations and currently serves on the boards of the Southern Gas Association and GPA Midstream Association and is a member of the Engineering Advisory council of Texas A&M University.

Expertise Highlights

—Corporate governance

—Energy industry experience

—Mergers and acquisitions

—Public company leadership

—Strategic planning

Mr. Liollio’s valuable public company experience, substantial experience in the energy industry and knowledge of the Gulf Coast markets that we serve make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Liollio has been involved in numerous civic organizations and has also served as a director on the boards of various nonprofits and gas industry organizations, including in leadership positions.

Thomas H. Olinde Age: 64 Director since 2009 Independent	Position President of Olinde Hardware & Supply Co., LLC. and Managing Member and Director of B. Olinde and Sons Co., LLC Committee Membership Compensation │ Corporate Governance (Vice Chair)

Background

Mr. Olinde has served as President of Olinde Hardware and Supply Co., LLC since 1997 and is also a managing member and director of B. Olinde & Sons Co., LLC. Although Mr. Olinde sold a majority interest in Olinde Hardware and Supply Co., LLC in January 2019, he continues to manage the enterprise as its President. Through these companies, he has operated and managed a network of retail furniture stores operating in most of the central and south Louisiana markets where the Bank has a presence. In addition to general operations, Mr. Olinde has been largely responsible for strategic planning for the retail store operations and has been regularly involved in business risk management. Previously Mr. Olinde worked as a credit manager gaining valuable experience in retail credit extension and collections. Prior to joining our board, he served as a director of Hancock Bank of Louisiana from 2006 to 2014. In addition to his current committee service, Mr. Olinde has previously served on our Audit Committee and Board Risk Committee.

Mr. Olinde has served as a director and in leadership positions of numerous professional organizations.

Expertise Highlights

—Commercial experience

—Executive leadership

—Knowledge of Louisiana markets

—Management of business operations

—Strategic planning

Mr. Olinde’s substantial experience in leading and managing a large regional business, as well as his extensive community ties in markets our Company serves, make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Olinde has served on the boards of various nonprofit and civic organizations, including in leadership positions, and currently serves on the boards of the Baton Rouge Symphony Orchestra and the Volunteer Services Council of the Louisiana School for the Visually Impaired, Inc., both nonprofit organizations. He has received the Volunteer Activist Award in the greater Baton Rouge area, one of our markets.

Joan C. Teofilo Age: 56 Director since 2016 Independent	Position President & CEO of The Energy Authority Committee Membership Board Risk (Vice Chair)

Background

Ms. Teofilo has served as President and Chief Executive Officer of The Energy Authority (TEA), the nation’s largest nonprofit energy trading company, since 2010, is a member of its Risk Management Committee, and is actively involved in strategic planning for TEA. She was a member of TEA’s founding launch team in 1997 and served as the Director of Risk Management and Financial Trading and the Chief Risk Officer before assuming her current role. TEA provides strategic energy solutions to community-owned utilities across the U.S. through access to advanced resources and technology systems. From its headquarters in Jacksonville, Florida, and West Coast office in Bellevue, Washington, TEA serves over 50 public power utilities and represents over 30,000 megawatts of power generation. Prior to joining TEA, Ms. Teofilo worked as a project engineer in construction management at Santee Cooper, the largest public power utility in South Carolina, and as a mechanical engineer at the American Samoa Power Authority. She has been invited to present and speak at industry events across the country.

Expertise Highlights

—Energy industry experience

—Executive leadership

—Nationwide business experience

—Risk management

—Strategic planning

Ms. Teofilo’s business leadership, substantial experience in managing a large national trading organization, her extensive knowledge of the Florida market, and her regulatory, organizational, risk and strategic expertise make her well qualified to serve as a director of our Company.

Community Service Highlights

Ms. Teofilo has been involved in numerous community, civic and business organizations, including in Jacksonville, Florida, one of our markets. She has also been involved in various industry organizations and currently serves on the board of the National Association of Women in Energy, a nonprofit organization.

C. Richard Wilkins Age: 56 Director since 2016 Independent	Position Attorney and Shareholder of Maynard Cooper & Gale, P.C. Committee Membership Board Risk │ Corporate Governance

Background

Mr. Wilkins began practicing law in 1990 with the law firm of Vickers, Riis, Murray and Curran, becoming a Partner in 1993. He joined the Mobile, Alabama, office of the Maynard, Cooper & Gale law firm through its acquisition of the Vickers, Riis firm in 2015. Mr. Wilkins practices primarily in the areas of commercial litigation, commercial transactions, banking, admiralty and maritime law, real estate and creditors’ rights/bankruptcy. He advises clients of legal risks and risk mitigation strategies.  Over the course of his professional career, Mr. Wilkins has represented a wide array of entities in varying sectors, including land-based and marine fuel distribution and transportation companies and offshore energy exploration support service providers. Prior to joining Vickers, Riis, he served as a law clerk for the Honorable William Brevard Hand, Chief Judge of the United States District Court for the Southern District of Alabama. Mr. Wilkins has served on the Market Advisory Board of the Bank since 2014 and, prior to joining our board, served as a director of Hancock Bank from 2011 to 2014. He also served as Director and Chairman of Hancock Bank of Alabama from 2007 to 2011.

Mr. Wilkins currently serves on the board of the Southeastern Admiralty Law Institute.

Expertise Highlights

—Commercial experience

—Energy industry experience

—Knowledge of Alabama, Florida and Mississippi markets

—Legal experience

—Risk management

Mr. Wilkins’ extensive community ties in markets served by the Company, his legal skills, his broad business experience, and his knowledge of our Company and Bank operations through his extensive board and committee service make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Wilkins has been involved in numerous civic organizations and has served on the boards of various nonprofits, including in leadership positions. He currently serves on the boards of the Historic Restoration Society, Inc., Goodwill Easter Seals of the Gulf Coast, and Providence Hospital, all nonprofit organizations.

Incumbent Directors with Terms Expiring in 2021

John M. Hairston Age: 56 Director since 2006	Position President and CEO of Hancock Whitney Corporation and CEO of Hancock Whitney Bank Committee Membership Executive

Background

Mr. Hairston has served as President of the Company since 2014 and as Chief Executive Officer of the Company and the Bank since 2008. Prior to becoming President of the Company, he served as its Chief Operating Officer from 2008 to 2014.

Mr. Hairston was a faculty member of the Graduate School of Banking at LSU in Baton Rouge, Louisiana, and at the Georgia Banking School in Athens, Georgia. He also currently serves on the Board of Directors of the Gulf Coast Business Council.

Expertise Highlights

—Bank regulation

—Corporate governance

—Mergers and acquisitions

—Public company leadership

—Strategic planning

Mr. Hairston’s significant banking experience makes him an asset to our Board. In addition, the business, leadership and management skills he has developed as our President and Chief Executive Officer and formerly as Chief Operating Officer give him a unique insight into our Company’s operations and challenges, and combine to make him an effective director of our Company.

Community Service Highlights

Mr. Hairston has served on the boards of numerous professional and civic organizations and universities, and as a commissioner for the State of Mississippi Gaming Commission, including holding various leadership positions. He currently serves as Trustee on the Executive and Audit Committees of the National World War II Museum, as well as Trustee of the World War II Theatre, Inc. and the WWII Pavilions, Inc., nonprofit organizations in New Orleans, Louisiana, and on the board of the Mississippi Aquarium Foundation, a nonprofit organization on the Mississippi Gulf Coast. Mr. Hairston was recently honored as a Louisiana Appleseed Good Apple, by Louisiana Appleseed, a public interest advocacy group, for his support of civil legal aid programs that assist in the removal of legal barriers to homeownership.

James H. Horne Age: 68 Director since 2000 Independent	Position Co-Owner and President of Handy Lock Self Storage Centers and Real Estate Developer Committee Membership Compensation │ Corporate Governance (Chair) │ Executive

Background

Mr. Horne has been co-owner and President of Handy Lock Self Storage Centers since 1993, and has been a real estate developer since 1979. In addition to managing business operations, he oversees the online payment and e‑commerce operations of over 4,100 storage units and customers and also manages several large industrial warehouses. Mr. Horne has been involved in the appraisal, management and development of real estate on the Mississippi Gulf Coast since 1974. He spent over 30 years as an MAI real estate appraiser on the Mississippi Gulf Coast, during which he prepared feasibility analyses of income producing properties, which included analysis and forecasting income and expenses and complex leases. His extensive appraisal experience has involved commercial and industrial properties, as well as timberlands, and has been sought and utilized by banks throughout the Gulf Coast market. In addition to his appraisal career, Mr. Horne also has experience in the real estate development business, having developed subdivisions and a chain of self-storage facilities on the Mississippi Gulf Coast and in the Mobile, Alabama area. Prior to joining our board, he served as a director of Hancock Bank from 1995 to 2000. In addition to his current committee service, Mr. Horne has previously served on our Audit Committee and Board Risk Committee.

Expertise Highlights

—Executive leadership

—Finance

—Knowledge of the Gulf Coast markets

—Real estate development

—Technology and e-commerce

Mr. Horne’s substantial real estate investment and appraisal experience, his broad business experience, and his extensive knowledge of the Gulf Coast and its real estate market combine to make him an effective director of our Company.

Community Service Highlights

Mr. Horne has served on the boards of various professional and civic organizations, including holding leadership positions.

Jerry L. Levens Chairman of the Board Age: 63 Director since 2009 Independent	Position Retired partner of CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC Committee Membership Audit │ Compensation │ Executive (Chair)

Background

Mr. Levens has worked in the accounting profession since 1978, providing accounting, audit, assurance and strategic planning services. He recently retired from Alexander, Van Loon, Sloan, Levens & Favre, PLLC, a regional CPA firm based on the Mississippi Gulf Coast, after serving as a partner for 27 years and as the partner in charge of the firm’s audit and assurance engagements for 25 years. Mr. Levens was also a manager of a financial planning and investment advisory services firm for 19 years. He has substantial academic and professional credentials, including a Business Administration degree in Accounting from the University of Mississippi, a Mississippi Certified Public Accountant license, and is a Certified Fraud Examiner-Retired and a Chartered Global Management Accountant-Retired. Prior to joining our board, Mr. Levens served as a director of Hancock Bank from 2008 to 2009. In addition to his current committee service, Mr. Levens has previously served on our Board Risk Committee and Corporate Governance Committee.

Mr. Levens has served on the boards of numerous certified public accountancy professional organizations, including in leadership positions, and currently is a member of the Mississippi Society of CPAs, the American Institute of CPAs, the Association of Certified Fraud Examiners, and on the University of Mississippi’s E.H. Patterson School of Accountancy Professional Advisory Council. He is also a member of the National Association of Corporate Directors, a nonprofit organization, earning the designation as a Board Leadership Fellow.

Expertise Highlights

—Accounting and audit expertise; audit committee financial expert

—Corporate governance

—Experienced financial services company executive

—Risk management

—Strategic planning

Mr. Levens’ substantial experience in finance, accounting, auditing, risk management and business make him an effective director of our Company.

Community Service Highlights

Mr. Levens has served on the boards of numerous nonprofit and governmental organizations, including in leadership positions, and currently serves on the advisory board of the Gulf Coast Restoration Fund. He has received numerous awards and commendations for his professional, civic, and business activities.

Christine L. Pickering Age: 59 Director since 2000 Independent	Position Owner of Christy Pickering, CPA Committee Membership Audit (Chair) │ Board Risk │ Corporate Governance │ Executive

Background

Ms. Pickering, a licensed Certified Public Accountant for more than 30 years, has worked in the accounting field since 1983 and has owned Christy Pickering, CPA since 1991, where she has provided auditing and assurance, tax preparation and litigation support services, including investigation of financial crimes. Her work in the area of litigation support and as an expert witness led to her appointment by the court as a Special Master in a legal proceeding. Ms. Pickering has served as a director of Mississippi Power Company, Gulfport, Mississippi, a public company subsidiary, since 2007 and serves on its Controls and Compliance Committee, which oversees the finance and risk areas, having served as the committee chair from 2009 to 2013. In addition to her current committee service, Ms. Pickering has previously served on our Compensation Committee.

Ms. Pickering is a member of the American Institute of Certified Public Accountants and is an associate member of the Association of Certified Fraud Examiners. She is also a published author and has been asked to participate in speaking engagements throughout the Company footprint in that capacity.

Expertise Highlights

—Accounting and audit expertise; audit committee financial expert

—Business operations management

—Energy industry experience

—Financial crimes experience

—Risk management

Ms. Pickering’s varied wealth of financial and accounting expertise, combined with her experience in the energy industry and risk management, and her extensive knowledge of the Gulf Coast market make her an effective director of our Company.

Community Service Highlights

Ms. Pickering has served on the boards of numerous nonprofit and governmental organizations, as well as a state college board, including holding leadership positions. She has received numerous awards and recognition for community service and leadership.

Incumbent Directors with Terms Expiring in 2022

Hardy B. Fowler Age: 68 Director since 2011 Independent	Position Managing Member of Hardy B. Fowler L.L.C. Committee Membership Audit │ Compensation (Chair) │ Executive

Background

Mr. Fowler is a Certified Public Accountant with substantial academic and professional credentials, including an undergraduate degree in finance and an MBA. Prior to his retirement, he worked for the international accounting firm of KPMG for 34 years, serving as the Office Managing Partner of the New Orleans office for seven years and for 25 years as a tax partner. During Mr. Fowler’s career with KPMG, he provided services to clients with international business operations and clients engaged in buying and selling businesses. He was responsible for setting compensation of his direct management group at KPMG, as well as for executives at various nonprofit organizations where he served as board chair. Prior to joining our board in connection with the merger, Mr. Fowler was a director of Whitney Holding Corporation and Whitney National Bank from 2009 until 2011. In addition to his current committee service, Mr. Fowler has previously served on our Corporate Governance Committee.

Expertise Highlights

—Accounting and audit expertise; audit committee financial expert

—Executive compensation

—Executive leadership

—Mergers and acquisitions

—Nationwide and international business

Mr. Fowler’s long career with an international accounting firm provides him with extensive experience in dealing with financial, tax, accounting and regulatory matters of a public company, and significant knowledge and connections in New Orleans, our largest market. This experience positions him well to serve as Chair of our Compensation Committee and to provide insights into strategies and solutions to address the challenges of our business, making him an effective director of our Company.

Community Service Highlights

Mr. Fowler has served on the boards of numerous nonprofit and civic organizations in the New Orleans area, including in leadership positions. He currently serves on the Board of Directors and the Executive Committee of the Bureau of Governmental Research, a nonprofit organization.

Randall W. Hanna Age: 61 Director since 2009 Independent	Position Dean & CEO of Florida State University Panama City Committee Membership Board Risk │ Executive

Background

Mr. Hanna has served as Dean and Chief Executive Officer of Florida State University Panama City since 2016. From 2015 to 2016, he served as a faculty member at Florida State University and was a practicing attorney. From 2011 to 2015, he served as Chancellor of the Florida College System, which is the primary access point for higher education in Florida and serves approximately 800,000 higher education students through 28 institutions. Mr. Hanna has also served as a member of the governing boards of three institutions of higher education. Prior to his 2011 appointment as Chancellor, Mr. Hanna served as Chairman and Managing Shareholder of Bryant Miller Olive, a law firm with offices in Florida, Washington, D.C. and Atlanta. He practiced law with the firm from 1984 to 2011 and from 2015 to 2016. Under his leadership, the firm grew to become one of the leading firms in Florida in the areas of public finance and public private partnerships. During his legal career, Mr. Hanna worked on complex financial and economic development transactions throughout the State of Florida and served as special counsel to a United States Senator. Prior to joining our board, he served as a director of Hancock Bank of Florida from 2007 to 2010. In addition to his current committee service, Mr. Hanna has previously served on our Audit Committee and Compensation Committee.

Expertise Highlights

—Corporate governance

—Government regulation

—Legal experience

—Material leadership

—Strategic planning

As Dean and Chief Executive Officer of a regional campus of a major public research university, Mr. Hanna understands the management, budgeting and regulatory concerns created by varied interests and business units organized as a system in a public domain. His current career experience coupled with his legal skills and substantial knowledge of the Florida market and its key industries make him an effective director of our Company.

Community Service Highlights

Mr. Hanna has served on the boards of numerous nonprofit and professional organizations, including in leadership positions, and currently serves on the boards of the Bay Economic Development Alliance and Alignment Bay County, both nonprofit organizations.

Sonya C. Little Age: 54 Director since 2016 Independent	Position Chief Administrative Officer of Strategic Property Partners Committee Membership Audit (Vice Chair) │ Board Risk

Background

Ms. Little has served as the Chief Administrative Officer of Strategic Property Partners, a full-service commercial real estate development firm, since August of 2019.  In this capacity, she oversees corporate operating functions, including finance, accounting, risk management, human resources, legal and and information technology. Prior to her current position, Ms. Little was the Chief Financial Officer of the City of Tampa, Florida, for eight years. In her role as CFO, she led a team of more than 90 professionals, administered an annual operating budget of over $1.2 billion, managed the city’s credit ratings and a $900+ million debt portfolio, and oversaw the primary functions of finance, accounting, banking, grant management, investments and pension fund administration. Ms. Little previously worked as a managing director with Public Resources Advisory Group in Florida for three years, as a municipal investment banker with RBC Capital Markets and William R. Hough & Co. for over 14 years; and as a bond development specialist with the State of Florida’s Division of Bond Finance. She also worked for both Barnett Bank and Florida National Bank. Ms. Little holds a Bachelor of Science degree in Business from the University of South Florida and has held both NASD Series 7 and 63 licenses.

Expertise Highlights

—Executive leadership

—Finance and accounting; audit committee financial expert

—Government regulation

—Investment banking services

—Risk management

Ms. Little’s substantial, extensive and diverse mix of experience in finance, accounting, investment banking, operating, risk, and regulatory matters make her an effective director of our Company.

Community Service Highlights

Ms. Little has served on the boards of numerous nonprofit and governmental organizations, including leadership positions.

Robert W. Roseberry Age: 69 Director since 2001 Independent	Position Owner and operator of Pine Lake Farms, LLC Former bank executive Committee Membership Audit │ Board Risk

Background

Mr. Roseberry has owned and operated his own farming, ranching and forestry business, Pine Lake Farms, LLC, in Mississippi, managing approximately 2,000 acres of timberland for 50 years. He retired from Hancock Bank in 2007, having served as President of its Northern Division from 2001 to 2007. Previously, Mr. Roseberry served as the Chairman and Chief Executive Officer of Lamar Capital Corporation, which the Company acquired in 2001. He served in various capacities at Lamar Bank from 1971 to 2001, including as Chairman, Chief Executive Officer, President, and board director. In addition to his current committee service, Mr. Roseberry has served on our Corporate Governance Committee.

Expertise Highlights

—Agricultural industry experience

—Experienced bank executive

—Extensive knowledge of various Mississippi markets

—Former government official

—Real estate development and management experience

Mr. Roseberry’s substantial experience in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market. His background and experience managing and operating a large private company make Mr. Roseberry an effective director of our Company.

Community Service Highlights

Mr. Roseberry has been involved in numerous civic activities, including organizing the Lamar County Economic Board and serving as its first president. He also served in government as the Mayor of Purvis, Mississippi from 1985 to 1988.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of December 31, 2019 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. Where indicated, the information in the table is based on our review of filings with the SEC, and is determined under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,448,032(2)	11.98%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,631,518(3)	9.89%

(1)	Based on 87,244,358 shares of our common stock outstanding as of February 28, 2020.
(2)

Based on information contained in a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. (BlackRock) as of December 31, 2019. BlackRock, and certain of its subsidiaries, report that it has sole voting power with respect to 10,236,785 shares and sole dispositive power with respect to 10,448,032 shares.

(3)

Based on information contained in the Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (Vanguard) as of December 31, 2019. Vanguard, and certain of its subsidiaries, report sole voting power with respect to 85,237 shares, shared voting power with respect to 22,282 shares, sole dispositive power with respect to 8,536,666 shares and shared dispositive power with respect to 94,852 shares.

The following table shows the number of shares of our common stock beneficially owned as of February 28, 2020 by (i) our directors, (ii) our named executive officers, as defined below in the “Compensation Discussion and Analysis,” and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the SEC and information provided by the individuals. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Directors	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class (2)
Frank E. Bertucci	11,863 (3)	*
Hardy B. Fowler	18,508 (4)	*
John M. Hairston	228,976 (5)	*
Randall W. Hanna	14,374 (6)	*
James H. Horne	84,813 (7)	*
Jerry L. Levens	23,606 (8)	*
Constantine S. Liollio	8,608 (9)	*
Sonya C. Little	4,542 (10)	*
Thomas H. Olinde	27,253 (11)	*
Christine L. Pickering	15,649 (12)	*
Robert W. Roseberry	76,361 (13)	*
Joan C. Teofilo	2,468 (14)	*
C. Richard Wilkins	6,227 (15)	*
Named Executive Officers
Michael M. Achary	65,990 (16)	*
Joseph S. Exnicios	53,942 (17)	*
Cecil W. Knight Jr.	33,697 (18)	*
D. Shane Loper	83,238 (19)	*

Directors and executive officers as a group (20) (20 persons)	872,102	*

       * Less than 1% of the outstanding common stock.

(1)

Includes shares owned directly and indirectly. Except as otherwise noted and subject to applicable community property laws, each shareholder has sole investment and voting power with respect to such shares.

(2)	Based on 88,652,061 shares of our common stock outstanding and entitled to vote as of February 28, 2020.
(3)

Includes 1,075 shares held for the account of Mr. Bertucci in the Company’s Dividend Reinvestment Plan, 1,242 shares held for the account of Mr. Bertucci’s spouse in the Company’s Dividend Reinvestment Plan, and 1,278 restricted stock awards issued under the 2014 Long Term Incentive Plan (2014 LTIP).

(4)	Includes 1,019 shares held by Mr. Fowler in an IRA, 1,030 shares held by Mr. Fowler’s wife, as to which he disclaims beneficial ownership, and 1,278 restricted stock awards issued under the 2014 LTIP.
(5)

Includes 453 shares held for the benefit of Mr. Hairston’s children and 83,752 shares held for the account of Mr. Hairston in the Company’s Non-Qualified Deferred Compensation Plan, 27,977 shares held in the Hancock Whitney 401(k) plan, and 1 share held in the Company's Dividend Reinvestment Plan. Also includes 22,827 restricted stock awards issued under the 2014 LTIP. Does not include 74,806 performance stock awards and units issued under the 2014 LTIP for which Mr. Hairston does not possess voting or investment power.

(6)

Includes 1,586 shares held in Mr. Hanna’s IRA; 3,789 shares held for the account of Mr. Hanna in the Company’s Non-Qualified Deferred Compensation Plan, 42 shares held jointly with his spouse in the Company’s Dividend Reinvestment Plan, and 1,278 restricted stock awards issued under the 2014 LTIP. Also includes 5,626 shares held jointly with his spouse.

(7)

Includes 3,390 shares held by Mr. Horne in an IRA and 1,940 shares held by his spouse in an IRA; 31,821 shares held for the account of Mr. Horne in the Company’s Non-Qualified Deferred Compensation Plan, 5,851 shares held jointly by Mr. Horne and his spouse in the Company’s Dividend Reinvestment Plan and 169 shares held by Mr. Horne in the Dividend Reinvestment Plan. Includes (i) 30,463 shares held by companies in which Mr. Horne holds a majority or partial interest and (ii) 2,203 shares held for the benefit of Mr. Horne’s daughter, grandson and granddaughter over which he has voting authority.

(8)

Includes 11,917 shares held for the account of Mr. Levens in the Company’s Non-Qualified Deferred Compensation Plan, 1,278 restricted stock awards issued under the 2014 LTIP and 17 shares in the Company’s

Dividend Reinvestment Plan. Also includes 10,394 shares held jointly with his spouse in a family limited partnership as to which he disclaims beneficial ownership.
(9)	Includes 227 shares held by Mr. Liollio in the Company’s Dividend Reinvestment Plan, and 4,139 shares held for the account of Mr. Liollio in the Company’s Non-qualified Deferred Compensation Plan.
(10)	Includes 1,278 restricted stock awards issued to Ms. Little under the 2014 LTIP and 168 shares held for the account of Ms. Little in the Company’s Dividend Reinvestment Plan.
(11)

Includes 13,418 shares held for the account of Mr. Olinde in the Company’s Non-Qualified Deferred Compensation Plan and 2,974 shares held for the account of Mr. Olinde in the Company’s Dividend Reinvestment Plan.

(12)

Includes 1,667 shares held by Ms. Pickering in an IRA and 284 shares held by her spouse in an IRA. Also includes 96 shares held in the Company’s Dividend Reinvestment Plan and 8,005 shares held for the account of Ms. Pickering in the Company’s Non-Qualified Deferred Compensation Plan.

(13)	Includes 32,707 shares held jointly with Mr. Roseberry and his spouse, 1,278 restricted stock awards issued under the 2014 LTIP, and 592 shares held by Mr. Roseberry’s spouse.
(14)	Includes 1,303 shares held for the account of Ms. Teofilo in the Company’s Non-Qualified Deferred Compensation Plan.
(15)

Includes 1,882 shares held for the account of Mr. Wilkins in the Company’s Non-Qualified Deferred Compensation Plan, 312 shares held for the account of Mr. Wilkins in the Company’s Dividend Reinvestment Plan and 1,278 restricted stock awards issued under the 2014 LTIP.

(16)

Includes 4,117 shares held in an IRA and 14,654 shares held for the account of Mr. Achary in the Hancock 401(k) plan. Also includes 10,093 restricted stock awards granted under the 2014 LTIP. Does not include 20,944 performance stock awards issued under the 2014 LTIP for which Mr. Achary does not possess voting or investment power.

(17)

Includes 28,323 shares held for the account of Mr. Exnicios in the Hancock Whitney 401(k) plan. Also includes 10,093 restricted stock awards granted under the 2014 LTIP. Does not include 20,947 performance stock awards issued under the 2014 LTIP for which Mr. Exnicios does not possess voting or investment power.

(18)

Includes 9,157 shares held in an IRA, 7,354 restricted stock awards granted under the 2014 LTIP, and 4,617 shares held for the account of Mr. Knight in the Company’s Non-Qualified Deferred Compensation Plan. Does not include 16,662 performance stock awards issued under the 2014 LTIP for which Mr. Knight does not possess voting or investment power.

(19)

Includes 197 shares held by Mr. Loper’s spouse in the Company’s Dividend Reinvestment Plan, 705 shares held for the account of Mr. Loper in the Company’s Employee Stock Purchase Plan, 2,007 shares held for the account of Mr. Loper in the Company’s Non-Qualified Deferred Compensation Plan, 10,880 shares held for the account of Mr. Loper in the Company’s Dividend Reinvestment Program and 11,575 shares held in the Hancock Whitney 401(k) plan. Also includes 10,986 restricted stock awards issued under the 2014 LTIP.  Does not include 22,570 performance stock awards issued under the 2014 LTIP for which Mr. Loper does not possess voting or investment power.

(20)

Includes 31,501 shares held for the account of such persons in the Company’s Dividend Reinvestment Plan, 705 shares held for the account of such persons in the Company’s Employee Stock Purchase Plan, 104,661 shares held for the account of such persons in the Hancock Whitney 401(k) plan, 169,571 shares held in the Company’s Nonqualified Deferred Compensation Plan.  Also includes 87,534 restricted stock awards issued under the 2014 LTIP. Does not include 180,087 performance stock awards granted for which such persons do not possess voting or investment power.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of the Company’s common stock, as well as reports of changes in ownership with the SEC. Based solely on a review of Forms 3, 4 and 5, any amendments to those Forms, and written representations from executive officers and directors to the Company, all required filings by such persons were timely made during 2019, except that, due to an administrative error, a late Form 4 was filed on behalf of Mr. Exnicios and a late Form 4 was filed to report shares  transferred from a custodial account that were indirectly owned by Mr. Horne.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Board held 14 meetings in 2019. The Board currently consists of 13 directors. The Board has the power to expand or reduce its size at any time, subject to the requirement in our Articles of Incorporation and Bylaws that the Company have a minimum of nine directors.

The Board currently has one employee director. The Board has determined that all non-employee directors – Frank E. Bertucci, Hardy B. Fowler, Randall W. Hanna, James H. Horne, Jerry L. Levens, Constantine S. Liollio, Sonya C. Little, Thomas H. Olinde, Christine L. Pickering, Robert W. Roseberry, Joan C. Teofilo, and C. Richard Wilkins – are independent under the applicable rules of The NASDAQ Stock Market, LLC (NASDAQ), on which our common stock trades.

Under our Corporate Governance Guidelines, our independent directors are required to meet at least two times each year. During 2019, the Company’s independent directors continued their longstanding practice of convening executive sessions after regular board meetings as they deemed necessary, convening nine such sessions during 2019. Neither the Chief Executive Officer nor any other Company employees were present during these executive sessions.

During 2019, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served. The Board has adopted Corporate Governance Guidelines that encourage its directors to attend each annual meeting. All of our directors attended the Company’s 2019 annual meeting.

Board and Management Leadership Structure

In connection with its election of the Chairman of the Board, the Board solicits input and nominations from its members and elects one of its members as Chairman. The Chairman or the President of the Company presides over each Board meeting and performs such other duties as may be incident to the office. Although our Bylaws and Corporate Governance Guidelines provide the Board with the flexibility to appoint one individual to serve as both Chief Executive Officer and Chairman of the Board, it is the current policy of the Board to separate these offices. We believe that this separation allows the Chairman to maintain an independent role in management oversight.

Board Committees

The committees established by the Board include an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Board Risk Committee. The Board and each committee have the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking approval of management.

The current members of each Board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2019.

Name	Executive	Audit	Compensation	Corporate Governance & Nominating	Board Risk
Frank E. Bertucci	X			X	Chair
Hardy B. Fowler	X	X	Chair
John M. Hairston	X
Randall W. Hanna	X				X
James H. Horne	X		X	Chair
Jerry L. Levens †	Chair	X	X
Constantine S. Liollio	X		Vice Chair
Sonya C. Little		Vice Chair			X
Thomas H. Olinde			X	Vice Chair
Christine L. Pickering	X	Chair		X	X
Robert W. Roseberry		X			X
Joan C. Teofilo					Vice Chair
C. Richard Wilkins				X	X
Number of Meetings in 2019	3	14	6	4	4
† Chairman of the Board

Executive Committee

The Executive Committee is currently comprised of Messrs. Levens (Chair), Bertucci, Fowler, Hairston, Hanna, Horne, Liollio and Ms. Pickering. Mr. Hanna was appointed to the Executive Committee in April 2019. The Executive Committee’s purpose is to provide a means of considering matters that may require Board attention in the intervals between scheduled meetings of the full Board. The Executive Committee is empowered to exercise all of the powers and authority of the Board except as limited by the Company’s Articles of Incorporation or Bylaws or by applicable law. All actions of the Executive Committee are deemed to be done under the authority of the Board, with the same force and effect as if the full Board had acted.

Audit Committee

The Audit Committee is currently comprised of Ms. Pickering (Chair), Messrs. Fowler, Levens, and Roseberry, and Ms. Little (Vice Chair). Mr. Olinde served on the Audit Committee through April 2019.  Mr. Roseberry was appointed to the Audit Committee effective April 2019. The Board has determined that the Audit Committee members each meet the additional independence criteria of the SEC and NASDAQ for service on the Audit Committee. The Board has classified Ms. Pickering, Ms. Little and Messrs. Fowler and Levens as “audit committee financial experts” as defined in applicable SEC regulations.

The Audit Committee is governed by a written charter, a copy of which is on the Company’s Investor Relations website at www.hancockwhitney.com/investors under Corporate Overview - Committee Charting. Information regarding the functions of the Audit Committee is set forth in the “Audit Committee Report,” included on page 57 of this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Fowler (Chair), Horne, Levens, Liollio (Vice Chair), and Olinde. The Board has determined that the Compensation Committee members each meet the NASDAQ, SEC and Internal Revenue Code’s additional independence criteria for service on the Compensation Committee.

The primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s directors, the Chief Executive Officer, and any executive officer within the meaning of Section 16 of the Exchange Act. The Compensation Committee has overall responsibility for developing, evaluating and approving the Company’s compensation plans, policies, and programs. The Compensation Committee also oversees the preparation of and approves the annual report on executive compensation and the narrative disclosure of the Company’s risk assessment of compensation policies and practices for inclusion in the Company’s proxy statement.

Our long term incentive plans permit the Compensation Committee to delegate all or any of its responsibilities and powers under the plans to individual officers or associates of the Company or a subsidiary, except its authority or responsibility with regard to awards to persons subject to Section 16 of the Exchange Act. The Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make grants outside of the annual long term incentive program, such as grants to new hires and special retention related grants, individually valued in excess of $100,000, and to the Company’s Chief Human Resources Officer to make such grants individually valued up to $100,000. Neither officer is permitted to grant awards to persons subject to Section 16 of the Exchange Act.

The Compensation Committee is governed by a written charter, which further sets forth the Compensation Committee’s responsibilities and duties, a copy of which appears on the Company’s Investor Relations website at www.hancockwhitney.com/investors under Corporate Overview – Committee Charting. Additional information regarding the functions and role of the Compensation Committee, including its processes and procedures for the consideration and determination of executive compensation, is set forth under “Compensation Discussion and Analysis – Role of the Compensation Committee” on page 30.

Corporate Governance and Nominating Committee

The Corporate Governance Committee and Nominating Committee (the Corporate Governance Committee) is currently comprised of Ms. Pickering and Messrs. Horne (Chair), Bertucci, Olinde (Vice Chair), and Wilkins. The Board has determined that Ms. Pickering and Messrs. Bertucci, Horne, Olinde and Wilkins are each independent under applicable NASDAQ rules. The Corporate Governance Committee oversees a broad range of issues surrounding the composition and operation of the Board and its committees. The Corporate Governance Committee’s charter is available on the Company’s Investor Relations website at www.hancockwhitney.com/investors under Corporate Overview – Committee Charting.

Director Qualifications, Qualities, and Skills. The Corporate Governance Committee has adopted criteria that it uses when it recommends individuals to be nominated for election to the Board. First, a prospective candidate must meet any eligibility and qualification requirements set forth in any Company, Board or Committee governing documents, as applicable. In addition, the Corporate Governance Committee believes that directors must demonstrate a variety of personal traits, leadership qualities, and individual competencies. The Corporate Governance Committee considers the following criteria in evaluating nominees: integrity, honesty and reputation; financial, regulatory and business experience; familiarity with and participation in one or more communities served by the Bank; dedication to the Company and its shareholders; and independence. For individuals considered for Board leadership roles, the following skill sets are also required: communication skills, facilitation skills, crisis management skills, and relationship building and networking skills. In considering candidates for director, the Corporate Governance Committee reviews these criteria and skills in light of the composition and needs of the current Board and its various committees.

Diversity Considerations. The Corporate Governance Guidelines do not specifically define diversity. The Corporate Governance Committee believes that the Board should have directors from diverse backgrounds and with a diversified set of business skills and experience. In practice, the Corporate Governance Committee has viewed diversity as the collective range of experiences, skills, talents, perspectives, and cultures that all nominees would bring to the Board. Moreover, the Corporate Governance Committee considers whether the Board, as a whole, reflects the diverse regions and lines of business of our markets and the customers we serve.

Identification of New Directors. The Corporate Governance Committee may identify potential directors in a number of ways. The Corporate Governance Committee may consider recommendations made by current or former directors and members of executive management and, where appropriate, the Company may retain a search firm to identify candidates. In addition, the Corporate Governance Committee will consider director candidates recommended by our shareholders. The Committee will evaluate candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Corporate Governance Committee does not perceive a need to increase the size of the Board.

For the Corporate Governance Committee to consider a director candidate for nomination submitted by a shareholder, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive offices. Each submission must include the same information that would be required for a director directly nominated by a shareholder as specified in our Bylaws. See “Shareholder Proposals for the 2021 Annual Meeting” on page 60. For purposes of the 2021 Annual Meeting, any director recommendation by a shareholder must be received by the Corporate Secretary not later than November 17, 2020.

Board Risk Committee

The Board Risk Committee is currently comprised of Messrs. Bertucci (Chair), Hanna, Roseberry, Wilkins, Ms. Little, Ms. Pickering and Ms. Teofilo (Vice Chair). The Board Risk Committee reviews the Company’s processes for identifying, assessing, monitoring, and managing credit risk, liquidity risk, market risk, legal risk, operational risk (including cybersecurity risk), reputational risk, and strategic risk. The Board Risk Committee assesses the operational processes associated with the Company’s potential risk related to business recovery, compliance, corporate insurance, and legal. The Board Risk Committee may solicit and receive information from other committees as appropriate to fulfill its enterprise-wide risk management oversight function. The Board Risk Committee acts pursuant to a written charter, a copy of which is available on the Company’s Investor Relations website at www.hancockwhitney.com/investors under Corporate Overview – Committee Charting.

Board’s Role in Risk Oversight

The Board recognizes that risk management is an enterprise-wide responsibility. The Board oversees the Company’s corporate risk governance processes primarily through its committees. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate risk supervisor within the Company to enable it to understand the risk identification, risk management and risk mitigation procedures. The Board Risk Committee, and its subcommittee, the Credit Risk Management Subcommittee, assists the Board in the assessment and management of the Company’s policies, procedures and practices relating to credit risk, liquidity risk, market risk, legal risk, operational risk (including cybersecurity risk), reputational risk, and strategic risk. The Audit Committee reviews the Company’s control systems to manage and monitor financial risk with management and the internal audit group. The Compensation Committee evaluates and manages any risks posed by compensation programs. In addition, the Board and executive management have appointed a Chief Credit Officer, who is a member of management, to focus on credit risk, as well as a Chief Risk Officer, who is a member of management, to support the risk oversight responsibilities of the Board and its committees and to involve the appropriate personnel in risk management by establishing committees responsible for oversight of the many risks faced by the Company. The Chief

Risk Officer reports to the Board Risk Committee each quarter on the Company’s enterprise-wide risk management systems and the Chief Credit Officer reports to the Credit Risk Management Subcommittee on credit risks.

Board’s Role in Oversight of Cyber Risk

Information security is a significant operational risk for financial institutions, and includes the risk of losses resulting from cyber-attacks. Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk as a result. In light of these risks, our Board is actively engaged in the oversight of our Company’s information security risk management and cyber defense programs. The Board Risk Committee has primary responsibility for this oversight. In this capacity, the Board Risk Committee oversees the Company’s processes for identifying, assessing, monitoring and managing cybersecurity risk. We use a wide array of techniques that are intended to secure our operations and proprietary information such as our Comprehensive Information Security Policy, network monitoring, access controls, dedicated security personnel, and, when necessary, consultation with third-party data security experts.

The Chief Information Security Officer, a member of management, supports the information security risk oversight responsibilities of the Board and its committees and involves the appropriate personnel in information risk management. The Chief Information Security Officer attends Board Risk Committee meetings on a quarterly basis and sits in executive session with the Board Risk Committee members twice each year. The Chief Information Security Officer annually provides an Information Security Program Summary report, outlining the overall status of our Information Security Program and the Company’s compliance with regulatory guidelines.

COMPENSATION OF DIRECTORS

Cash Compensation

The Compensation Committee annually engages McLagan, which is part of the Rewards Solution practices at Aon plc (McLagan), as its independent compensation consultant, to review our director compensation program, including a comparison of our program against the programs of the bank and bank holding companies in our Peer Bank Group (see description of this group in the Compensation Discussion and Analysis). After reviewing McLagan’s 2018 report, the Compensation Committee approved effective January 1, 2019, an increase to the amount of the annual Board retainer, the addition of committee retainers, and the elimination of per-meeting fees. We believe that paying increased annual retainers based on board and committee service and leadership roles and eliminating per-meeting fees appropriately aligns each director’s compensation with their respective responsibilities. These changes resulted in an overall increase in our average director compensation and will better align our director compensation program with the compensation structures and median compensation levels of our peers and ensures that we are able to provide a competitive compensation program that allows us to attract and retain qualified directors.

During 2019, the Company paid its non-employee directors annual retainer fees of $50,000, except that the Chairman of the Board received an additional annual retainer fee of $50,000. The Vice Chairman position previously received $25,000, but the position was eliminated once a new chairman was appointed. The Company paid additional annual retainers to committee chairs as follows: Audit Committee, $12,500; Compensation Committee, $10,000; Board Risk Committee, $10,000; Credit Risk Management Subcommittee of the Board Risk Committee, $7,500; Corporate Governance Committee, $7,500; and Executive Committee, $5,000. Although this does not apply to our current committee composition, any director chairing multiple committees is only paid the higher committee chair retainer. In addition, the Company paid an additional annual retainer to committee members as follows: Audit Committee, $15,000; Compensation Committee, $10,000; Board Risk Committee, $10,000; Credit Risk Management Subcommittee of the Board Risk Committee, $5,000; and Corporate Governance Committee, $7,500; Mergers and Acquisitions Committee, $5,000; Hancock Whitney Bank’s Directors Trust Committee, $5,000; and Executive Committee, $5,000. All of the retainer fees are prorated for partial year of service on the Board or committees, as applicable. The Bank’s board of directors is composed of the same individuals who serve as members of the Company’s Board. Non-employee Company directors do not receive any additional fees for service on the Bank board.

Each non-employee director may elect to receive payment of the retainer fees in the form of cash; in shares of Company common stock purchased through the Automatic Dividend Reinvestment and Direct Stock Purchase Plan (not to exceed $100,000 in Company common stock per year with the remainder paid in cash); in shares of Company common stock granted under the 2014 Long Term Incentive Plan; or they may elect to defer all or any portion of their fees under the Company’s Nonqualified Deferred Compensation Plan.

Equity Compensation

Non-employee directors receive an annual equity grant that is aligned with the annual meeting of shareholders and the annual retainer service period. This grant is issued in the form of restricted stock with a one-year service-based vesting condition. For 2019, each non-employee director received an annual grant of restricted stock valued at $55,000. The number of shares delivered was based on the closing price of our common stock on the date prior to the award, rounded to the nearest whole share.

Director Stock Ownership Guidelines

Pursuant to our director stock ownership guidelines, directors are expected to own either 5,000 shares of Company common stock or stock worth five times their annual cash retainer. The valuation is based on the closing price on the last trading day of the preceding calendar year. The minimum share guidelines will be re-evaluated at least once every five years to account for significant fee structure changes. Directors have five years from the date of their election to the Board to satisfy the stock ownership expectation. If a director does not reach his or her guideline at the end of the applicable period, the director must hold one-half of any shares acquired from the Company until the guideline is met. As of December 31, 2019, all of our current directors met the ownership guidelines, with the exception of directors Ms. Little and Ms. Teofilo, who were appointed or elected to the Board in 2016.

2019 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Frank E. Bertucci	$91,250	$54,980	$146,230
James B. Estabrook, Jr.(2)	41,251	-	41,251
Hardy B. Fowler	95,000	54,980	149,980
Randall W. Hanna	79,375	54,980	134,355
James H. Horne	90,000	54,980	144,980
Jerry L. Levens	132,500	54,980	187,480
Constantine S. Liollio	78,750	54,980	133,730
Sonya C. Little	75,000	54,980	129,980
Eric J. Nickelsen (2)	25,209	-	25,209
Thomas H. Olinde	75,000	54,980	129,980
Christine L. Pickering	100,000	54,980	154,980
Robert W. Roseberry	76,250	54,980	131,230
Joan C. Teofilo	65,000	54,980	119,980
C. Richard Wilkins	76,250	54,980	131,230

(1)

Reflects the grant date fair value of common stock granted to all non-employee directors on April 24, 2019. On that date, each director received 1,278 shares. The aggregate number of plan-based stock awards held by each director as of December 31, 2019 was 1,278 shares.

(2)	Mr. Estabrook and Mr. Nickelsen retired from the board in April 2019.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Messrs. Fowler (Chair), Horne, Levens, Liollio (Vice Chair), and Olinde. None of the members of our Compensation Committee (i) has been an officer or employee of our Company or any of our subsidiaries or (ii) had, during the last completed fiscal year, any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. In addition, in the last fiscal year, no executive officer of our Company served as a director or member of the compensation committee (or its equivalent) of the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2019 fiscal year to individuals who served as our Chief Executive Officer or Chief Financial Officer during the year and our three other most highly-compensated executive officers who were serving as executive officers at the end of the fiscal year (who are referred to herein as our named executive officers, or NEOs). Our fiscal 2019 NEOs are:

John M. Hairston, President and CEO

Michael M. Achary, Chief Financial Officer

Joseph S. Exnicios, President, Hancock Whitney Bank

D. Shane Loper, Chief Operating Officer

Cecil W. “Chip” Knight, Jr., Chief Banking Officer

Later in this proxy statement under the heading “Executive Compensation,” we have included tables containing specific information about the compensation earned by or paid to our NEOs in 2019. The discussion below is intended to summarize and explain the detailed information provided in those tables and to put that information into the context of our overall compensation program.

We refer to the non-GAAP financial measures Operating Revenue, Operating Pre-Provision Net Revenue (which we sometimes refer to as “operating leverage”) and Operating Net Income and Earnings per Share (Operating EPS) throughout this Compensation Discussion and Analysis. For a reconciliation of these non-GAAP measures to GAAP measures, refer to Appendix A to this proxy statement. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2019.

Executive Summary

Overview of Company Performance in Fiscal 2019

The Company ended 2019 on a positive note, surpassing expectations with solid results. For the year, EPS was $3.72 which included almost $33 million of merger costs related to the acquisition of MidSouth Bancorp, Inc. (“MidSouth”) in Lafayette Louisiana.

Our acquisition of MidSouth was completed effective September 21st. During that same weekend we also converted MidSouth customers to our technology systems, closed and/or consolidated 20 branches, and brought over MidSouth employees as new Hancock Whitney associates.

We believe this acquisition is a good example of our overall M&A strategy, providing growth in in-fill markets, a high level of cost saves and immediately accretive to EPS. It also gives us opportunities for growth in new markets of North Louisiana and the Dallas metropolitan area.

Excluding merger costs, operating EPS for the year was $4.01. Operating leverage increased $24 million in 2019 compared to 2018, loans grew $1.2 billion, criticized and nonperforming loans both declined year-over year, and the tangible common equity (TCE) ratio increased 43 basis points, ending the year at 8.45%.

Highlights of 2019 Financial Results

•	Net income increased $3.6 million, or 1%, over 2018 to $327.4 million; 2019 included $32.7 million of merger costs as compared to merger costs and other nonoperating items of $29.5 million in 2018
•	Earnings per share was $3.72, unchanged from 2018; excluding nonoperating items from both years, operating earnings per share was $4.01 for 2019 and $3.99 for 2018
•	Operating pre-provision net revenue was up $24 million compared to 2018, with an increase in operating revenue (te) of $75 million, partially offset by an increase in operating expense of $51 million
•	Net interest margin was 3.44%, an increase of 6 bps from 2018
•	Tangible common equity ratio was up 43 bps to 8.45% at December 31, 2019
•	Loans totaled $21.2 billion, up $1.2 billion, or 6%, from year-end 2018; deposits totaled $23.8 billion, up $653 million, or 3%

•	Criticized commercial loans declined $45 million, or 7%; nonperforming loans declined by $19 million, or 6%
•	Total assets were $30.6 billion at December 31, 2019, up $2.4 billion, or 8%, from December 31, 2018

With profitability back to peer levels and holding, despite a falling interest rate environment, we worked vigorously during 2019 to bring our net interest margin and credit metrics back to, or better than, peer averages. We have made progress on both – actually moving above average on one.

Our net interest margin was one of the bright spots for both the fourth quarter and the year, with expansion reported linked-quarter, same quarter a year ago, and year-over-year. Proactive net interest margin management that included a focus on improving loan yields and reducing deposit costs were significant focus points in 2019 and will continue to be in 2020.

We have made meaningful progress on asset quality, but still have work to do. The gap to peers on commercial criticized loans has diminished from 375 basis points in the first quarter of 2018 to 44 basis points today, while the gap on nonperforming loans has narrowed from 145 basis points to 72 basis points.

Loan growth was in line with our guidance of mid-single digit average growth year-over-year. MidSouth added approximately $785 million of loans in the 3rd quarter, however, we also saw a decrease in legacy energy loans of $164 million over the course of 2019. We expect to continue shrinking our energy book in 2020 and offsetting that reduction with more granular loan production across our footprint and in other specialty lines of business. We achieved our energy concentration goal of below 5% during 2019, and with a de-emphasis on that type of lending, we updated our strategic goal to 2-4% of total loans.

A key component of the Company’s executive compensation program is making sure pay is tied to Company performance and management’s goals are aligned with all stakeholders. Our Corporate Strategic Objectives (CSOs) are meant to convey where we believe the Company is headed based on our focus and outlook today, all designed to enhance shareholder value.

As we do each January, we update the market with new CSOs based on the results of our annual budget and multi-year business plan. The plans are typically not built to include changes in the interest rate environment or M&A.

The chart below shows how 2019’s results compared to the CSOs announced in January 2019.

	Quarterly Objective (to be achieved by 4Q20)	4Q19 Actual
Earnings Per Share/quarter (operating)	$1.20 - $1.25	$1.06
Return on Average Assets (operating)	1.40% - 1.45%	1.24%
Tangible Common Equity Ratio	>8%	8.45%
Return On Tangible Common Equity (operating)	>15%	15.10%
Efficiency Ratio*	<56%	58.88%
* The efficiency ratio is noninterest expense to total net interest income (te) and noninterest income, excluding amortization of purchased intangibles and nonoperating items.

As we begin 2020, our team remains focused on building upon positive momentum, and also capitalizing on available opportunities in our markets.

Overview of our Compensation Programs

Our compensation program is aligned with short- and long-term Company performance and includes best practices designed to reflect sound corporate governance. As described further below, with the exception of base salary and a minority of our annual equity awards, all direct compensation is performance-based. Executives are also subject to stock ownership guidelines as well as post-vest holding periods on equity awards. The short-term cash incentives awarded under our annual performance plan reward our executives for achievement of short-term goals aligned with our fiscal year operating plan. The long-term incentive plan rewards our executives for achievement of long-term goals measured over a multi-year period. Together, these plans support our operating strategy to provide customers with the financial sophistication and range of products of a regional bank, while successfully retaining the commercial appeal and level of service of a community bank. The Company’s size and scale and associated compensation program enable us to attract and retain high quality associates who are focused on executing this strategy.

Our annual performance plan is primarily based on achievement of these Company performance goals, which are further discussed below under “Annual Cash Incentive.” Awards under our long-term incentive plan include performance-based restricted stock, which we refer to as “performance stock awards,” and time-based restricted stock. Performance stock awards are earned based on achievement of operating earnings per share (operating EPS) and total shareholder return (TSR) over a three-year period. To the extent earned, performance stock awards convert into unrestricted shares after performance results for the performance period are certified and a two-year post-vest holding period has been met. Restricted stock awards vest in annual installments on each of the first three anniversaries of the grant date and are also subject to a two-year post-vest holding period. The value of the long-term incentive awards increases or decreases as our share price increases or decreases, thereby aligning the interests of our executives with those of our shareholders. Awards under our long-term incentive plan for fiscal 2019 are discussed below under “Long-Term Incentive Plan.”

Impact of Performance on 2019 Compensation

The following results and key decisions by our Compensation Committee support our pay for performance philosophy and also highlight the Compensation Committee’s focus on protecting our shareholders’ interests.

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Aligning Base Pay Closer to Market. The Compensation Committee’s philosophy is that executives’ base salaries should generally target the 50th percentile of the Peer Bank Group. In spite of this philosophy, base salaries have historically lagged behind peers. After reviewing the Peer Bank Group compensation study (discussed below) and deliberation, the Compensation Committee approved base salary increases, which moved each of our NEOs closer to the targeted level.

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Annual Cash Incentive Determination. After reviewing our overall financial performance compared to regional and top quartile peers and the progress towards meeting our internal corporate strategic objectives, the Compensation Committee determined that annual cash incentive awards to our executive officers were warranted and approved a corporate completion percentage of 98.75% of target levels. Accordingly, based on our achievement of performance goals for fiscal 2019, the NEOs earned near target payout levels under our annual performance plan.

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Vesting of Performance Awards. Performance awards granted in 2017 with a performance period ending in December 2019 were vested collectively at 142.50% of target based on our achievement of Total Shareholder Return compared to our peers and core EPS compared to target. Collectively, our NEOs’ vested performance awards are valued at over $2,059,189, calculated using the closing stock price of our common stock on December 30, 2019, the last trading day prior to the end of the performance period.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At our 2019 annual meeting of shareholders, 98.8% of the votes cast approved the compensation of our named executive officers, as discussed and disclosed in the 2019 proxy statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices have strong shareholder support.

In light of the strong shareholder support of the compensation paid to our named executive officers as evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation for 2019. Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders.

In Proposal No. 3 below, shareholders are being asked to approve, on an advisory basis, the compensation of our NEOs for 2019 as disclosed in the proxy statement.

Executive Compensation Best Practices

Our executive compensation program is designed to create an appropriate linkage between executive pay, Company performance, and the return on shareholder investment. The Compensation Committee works with its independent consultants to evaluate the program and maintain alignment with shareholders’ interests and to incorporate strong governance standards within our compensation program, such as:

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A Significant Percentage of Executive Target Compensation is Performance-Based. Greater than 70% of Mr. Hairston’s total target direct compensation (base salary, target annual incentive, and target long-term incentive awards) and greater than 60% of the total target direct compensation of our other NEOs is performance-based, meaning that either it is at risk and must be earned on the basis of attainment of corporate performance goals (in the case of annual incentive awards and performance stock awards) or its future value is contingent upon the future performance of the Company’s common stock (in the case of our performance stock awards and time-based restricted stock awards).

•	Majority of Long-Term Incentives Based on Stock Performance. As CEO, Mr. Hairston received 70% of his equity grant in performance-based awards, and the other NEOs received 60% of their equity grant in performance-based awards. The Compensation Committee believes that weighting the equity grants more toward performance-based awards provides better alignment of the executives’ compensation with our shareholders’ interests.

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Mandated Post-Vest Holding Periods. Long-term incentive awards granted to our executive officers include a mandatory two-year post-vest holding requirement. This holding requirement supports alignment between our executives and our shareholders, focuses the executives on long-term sustained performance, and reduces the grant date fair value of the award for accounting purposes, thus reducing the expense of the equity program to the Company. These post-vest holding periods are in addition to meaningful executive stock ownership requirements.

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No Excise Tax Gross-Up Provisions. None of the change in control agreements in place for our NEOs or other executives provide for excise tax gross-ups. Instead, these agreements provide for a “best of net” approach to address any potential excise tax payments that might be triggered by a change in control. (See “Elements of Our Compensation Program – Use of Employment Contracts and Change in Control Agreements” herein.)

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Clawback Policy. The Compensation Committee has adopted a clawback policy that empowers the Board to recover a bonus, other incentive compensation paid, or other performance based equity compensation awarded to any executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial statements.

•	Limited Perquisites. We generally provide only limited perquisites to our executives, consistent with our goal of aligning our executives’ interests with the interests of our shareholders.
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Executive Stock Ownership Requirements. Under our stock ownership guidelines, our CEO must own either 90,000 shares or stock worth five times his base salary, and our other executive officers must own either 30,000 shares or stock worth three times their base salary. Executive officers have five years from the date of employment, or promotion to an executive officer position, to meet the stock ownership requirement. If an executive does not own the requisite number of shares by the required date, the executive must retain ownership of one-half of any shares acquired from the Company (net of any tax withholdings) until the ownership requirement is met.

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Prohibition on Hedging Transactions.  The Company’s Insider Trading Policy prohibits all of our directors, officers and associates (and their respective immediate family members) from engaging in hedging or monetization strategies involving exchange funds, prepaid variable forward contracts, equity swaps, puts, calls, collars, forwards and other derivative instruments, including short sale transactions, or otherwise engaging in transactions that hedge or offset or are designed to hedge or offset any decrease in the market value of the Company’s securities.

Objectives of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

•	drive performance in support of the Company’s financial goals, balancing short-term and intermediate operational objectives and performance with long-term strategic goals;
•	align executives’ long-term rewards with the interests of our shareholders;
•	provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives who are otherwise of comparable rank; and
•	place at risk a significant portion of total compensation, making it contingent on Company performance, but in a manner consistent with our risk management policies.

Role of the Compensation Committee

The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short- and long-term) compensation opportunities. Each of the members of our Compensation Committee is independent as defined under SEC and NASDAQ listing standards. The Committee may form and delegate responsibility to subcommittees of the Compensation Committee as necessary or appropriate. The Compensation Committee from time to time retains independent executive compensation consultants to assist in evaluating the compensation practices of the Company and to provide advice and ongoing recommendations regarding executive compensation practices consistent with our business goals and pay philosophy.

In 2018, the Compensation Committee engaged McLagan to provide this advisory service to the Compensation Committee, which the Committee considered in connection with setting executive compensation for 2019. The scope of

McLagan’s executive compensation consulting assignments included a comparison of our current levels of base salary, annual cash incentive opportunity and equity-based compensation to those paid by bank and bank holding companies in the Peer Bank Group (listed below). McLagan performed services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management. The Compensation Committee assessed the independence of McLagan under the applicable SEC and NASDAQ rules and concluded that McLagan’s engagement presented no conflicts of interest. The Compensation Committee considered data developed by McLagan in its assessment of whether each element of the executives’ compensation package was competitive with the market and to determine whether any adjustments were appropriate. This information was also used to establish the parameters of long-term incentives granted to the NEOs.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the Chief Human Resources Officer and other members of the Company’s human resources team, who provide administrative support to the Compensation Committee, as requested. Executives may attend a Compensation Committee meeting to discuss Company and individual performance or to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only the independent Compensation Committee members have the right to vote on decisions regarding executive compensation.

For each executive officer other than himself, the Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation. The Compensation Committee reviews recommendations made by our Chief Executive Officer and information from the McLagan executive compensation review in determining compensation levels and program designs. The Compensation Committee’s decisions for all executives including the CEO are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data. The Chief Executive Officer is excused from the meeting before decisions are made on his compensation.

Role of Compensation Consultant and Review of Market Data

The Compensation Committee periodically reviews and analyzes market data provided by McLagan in an effort to ensure that our executive officer compensation is competitive. Such a review was conducted in 2018, which served as a guide to the Committee in setting our 2019 executive compensation levels. As part of this review, we compared compensation paid to our executive officers with compensation paid to the named executive officers in similar positions at banks of comparable size (which we refer to as the Peer Bank Group). The Committee used the market information compiled as well as additional information regarding the ongoing movement of executive compensation in the banking industry to test the reasonableness of the compensation decisions we made for 2019. McLagan conducted another review of executive compensation in October 2019, which was used to make compensation decisions for 2020.

In connection with McLagan’s 2018 review of executive compensation, we determined it was appropriate to refresh the Peer Bank Group in order to ensure that the group reflects changes to both our organization and peer banks over the intervening years. The Peer Bank Group is designed to align with the Company’s business profile and external environment, and positions the Company close to the peer group median in terms of asset size. The 2018 Peer Bank Group is comprised of banks, bank holding companies and financial holding companies with total assets ranging from $20.1 billion to $44.5 billion at the time of selection. The median total assets for the 2018 Peer Bank Group was $28.6 billion, which positioned the Company at the 48th percentile of the peer group at the time of selection. We referred to the 2018 Peer Bank Group in establishing compensation levels and program design features for 2019.

The Company’s 2018 Peer Bank Group consists of the following 20 banks and bank holding companies.

COMPANY NAME, HEADQUARTERS’ STATE	TICKER
Associated Banc-Corp, WI	ASB
Bank OZK, AR	OZK
Commerce Bancshares, Inc., MO	CBSH
Cullen/Frost Bankers, Inc., TX	CFR
F.N.B. Corp., PA	FNB
First Horizon National Corporation, TN	FHN
Fulton Financial Corporation, PA	FULT
IBERIABANK Corp., LA	IBKC
People’s United Financial, Inc., CT	PBCT
Pinnacle Financial Partners, TN	PNFP
Prosperity Bancshares Inc., TX	PB
Sterling Bancorp, NY	STL
Synovus Financial Corporation, GA	SNV

COMPANY NAME, HEADQUARTERS’ STATE	TICKER
TCF Financial Corporation, MI	TCF
Texas Capital Bancshares Inc., TX	TCBI
UMB Financial Corp., MO	UMBF
Umpqua Holdings Corp., OR	UMPQ
Valley National Bancorp, NJ	VLY
Webster Financial Corporation, CT	WBS
Wintrust Financial Corporation, IL	WTFC

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should provide the opportunity for enhanced levels of financial reward for achievement of higher levels of performance; should recognize and reward both short- and long-term performance; and should be competitive with our peers so we can attract and retain talented and skilled executives. After careful consideration and analysis of market survey data provided by the Compensation Committee’s executive compensation consultant, executive officer compensation is set at levels we believe to be competitive with the Company’s Peer Bank Group and compatible with our internal business plans. While the Compensation Committee considers many factors in setting executive compensation, generally the Compensation Committee strives to achieve a market position for an executive’s total compensation at approximately the median of the Peer Bank Group assuming the Company’s performance is consistent with that group.

Elements of Our Compensation Program

In 2019 our executive officer compensation program consisted of the following elements: base salary, annual cash incentives, long-term equity incentives, retirement benefits, change of control protections and other benefits, including limited perquisites.

Base Salary

We pay base salaries to our executive officers as compensation for performing their day-to-day responsibilities. Base salaries are set based on a variety of factors, including competitive pay levels within the Peer Bank Group and our industry, internal pay alignment and equity, and an overall assessment of Company and individual performance. We rely substantially on industry and Peer Bank Group salary survey data provided by the Compensation Committee’s compensation consultant to evaluate whether the base salaries of our executives are competitive in the marketplace and also evaluate the actual performance of each executive to determine if base salary increases are warranted. The Compensation Committee may, however, set an executive’s salary above the Peer Bank Group median if it determines that specific performance, needs or other circumstances justify a base salary at a higher level.

On December 13, 2018, after review and discussion of the 2018 Peer Bank Group compensation study, the Compensation Committee determined that the base salaries of our executives were below the competitive range for peer executives and approved the following base salary increases for each of our NEOs effective April 1, 2019:

NEO	2018 Salary	Increase effective 2019	2019 Salary	Percentage Increase
John M. Hairston	$925,000	$65,000	$990,000	7.00%
Michael M. Achary	$485,000	$25,000	$510,000	5.20%
Joseph S. Exnicios	$485,000	$25,000	$510,000	5.20%
D. Shane Loper	$517,500	$47,500	$565,000	9.20%
Cecil W. Knight Jr.	$445,000	$25,000	$470,000	5.60%

The Compensation Committee’s philosophy is that executives’ base salaries should target the market 50th percentile of the Peer Bank Group. After reviewing the Peer Bank Group compensation study and deliberation, the Compensation Committee approved base salary increases noted above, which moved each of our NEOs closer to this targeted level. Base salaries of our NEOs individually and in aggregate at the time of these increases were within 5% of peer medians.

Annual Cash Incentive

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate strategic objectives. Each NEO has a target opportunity that may be earned between 0% and 200% based on corporate performance.

For purposes of the annual incentive, the Compensation Committee uses two measures to assess corporate performance: 1) actual corporate performance compared to pre-established corporate performance goals as a base completion percentage, and 2) the Company’s performance compared to the performance of certain regional peers and the performance of a top quartile peer group (consisting of top performing banks in the country based upon their three-year ROAA with assets ranging from $20 billion to $50 billion), together with a review of the Company’s progress with respect to certain corporate strategic objectives. Annual incentives are earned based on the Company’s performance against pre-established performance goals, our performance relative to a regional and top quartile group’s performance, and progress toward meeting our corporate strategic objectives. The Compensation Committee has the discretion to increase or decrease the amount of annual incentive earned based on these factors.

For 2019, the annual cash incentive plan used four key performance measurement metrics: operating EPS, operating pre-provision net revenue, and the two credit quality metrics, which were new metrics for 2019. The credit quality metrics compare the percentage of total commercial loans classified as criticized as of end of year and the percentage of total loans classified as non-performing as of the end of the year. The Compensation Committee may also approve adjustments as it deems appropriate as discussed below based on its overall assessment of Company performance against the performance of regional and top quartile peers and consideration of other corporate strategic objectives.

The financial performance goals under the 2019 Executive Incentive Plan and actual results for 2019 are set forth below:

Corporate Performance Goal	% of Plan Component	2019 Threshold	2019 Target	2019 Maximum	2019 Actual Results
Operating EPS	50%	$3.29	$4.11	$4.93	$4.01
Operating Pre-Provision Net Revenue	30%	$393.336 million	$491.670 million	$590.004 million	$487.887 million
12/31 Commercial Criticized Loans/12/31 Total Commercial Loans	10%	4.28%	4.09%	3.90%	3.61%
YTD EOP Non-Performing Loans/Total Loans	10%	1.55%	1.52%	1.44%	1.61%

For 2019, comparing actual corporate performance to the 2019 targets, the resulting completion percentage was driven by near target performance in two of the four plan metrics. After considering this information and reviewing our overall financial performance compared to regional and top quartile peers and the progress towards meeting our internal corporate strategic objectives, the Compensation Committee determined that annual cash incentive awards to our executive officers were warranted and the resulting aggregate completion percentage was 98.75%.

In addition to awards made under our Annual Incentive Plan for corporate performance, the plan also allows for the Compensation Committee (for all officers) and the CEO (for officers other than himself) to recommend adjustments based on results of near-term performance related to one-time initiatives, specific development efforts, or short-term projects. For 2019, an increase in the amount of the overall award of $25,000 for Mr. Achary was approved in recognition of successfully negotiating the merger and acquisition activity during 2019. For the year ended December 31, 2019, the following cash bonuses were awarded:

Named Executive Officer	Target Value as a % of Base Salary	Corporate Performance Completion	Corporate Performance Award	Individual Assessment	Total Cash Incentive
John M. Hairston	100%	98.75%	$961,836	-	$961,836
Michael M. Achary	70%	98.75%	$348,290	$25,000	$373,290
Joseph S. Exnicios	70%	98.75%	$348,290	-	$348,290
D. Shane Loper	75%	98.75%	$409,795	-	$409,795
Cecil W. Knight Jr.	70%	98.75%	$320,639	-	$320,639

Long-Term Incentives

The purpose of our long-term incentive program is to ensure that our executives focus not only on short-term returns but also on achieving long-term Company goals, growth and creation of shareholder value. We further believe that equity ownership by our executive officers aligns executives’ interests with those of our shareholders. In 2019, the Compensation Committee continued its practice of using only performance stock awards (PSAs) and time-based restricted stock awards (RSAs) for long-term incentive compensation, with a higher percentage of the total award value being delivered to our NEOs in the form of PSAs. This relative weighting of the award values strengthens the alignment of the executive and shareholder interests. The PSAs only provide value to the executive if our TSR exceeds a threshold of performance relative to our peers and if operating EPS meets objectives, as described below. However, we continue to use RSAs as a portion of our long-term awards because we believe they provide an effective retention incentive for the executives and align the interests of our executives with those of our shareholders.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive’s base salary, with the target percentage based upon the executive’s position. We believe using a percentage of base salary as the target provides us greater control and consistency relative to the value of equity awards we grant each year. For 2019, the long-term incentive allocations for the NEOs were as follows:

Named Executive Officer	Target Value of LTI as a % of Base Salary	LTI Target Value	% Delivered in Performance Awards	% Delivered in Restricted Stock
John M. Hairston	180%	$1,782,000	70%	30%
Michael M. Achary	120%	$612,000	60%	40%
Joseph S. Exnicios	120%	$612,000	60%	40%
D. Shane Loper	120%	$678,000	60%	40%
Cecil W. Knight Jr.	100%	$470,000	60%	40%

The RSAs vest based on continued service, with the awards granted in 2019 vesting in annual increments over a three-year period. The PSAs granted as part of the 2019 program (which were approved in October 2019 with a grant date in January 2020) are described below. Both the RSAs and PSAs granted under the 2019 program include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes.

For the PSAs approved in 2019, the Company bifurcated the grant into two equally weighted awards, one using a three-year relative TSR performance metric and the other a two-year EPS metric. We believe these performance metrics provide a direct alignment of executive and shareholder interests.

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TSR Awards – The payout level of the TSR award is determined based on the relative rank of the Company’s TSR among a 49 company peer group (the KBW Regional Bank Index). If over the three-year measurement period the Company’s TSR performance is below the peer group’s 25th percentile, no portion of the award is earned; if the Company’s TSR performance is at or above the 25th percentile but below the 50th percentile, 50% of the target award is earned; if the Company’s TSR performance is at or above the 50th percentile but below the 75th percentile, 100% of the target award is earned; and if the Company’s TSR performance is at or above the 75th percentile, 200% of the target award is earned.

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Operating EPS Awards – The operating EPS award has a two-year performance measurement period followed by a one-year service period. Between 0% and 200% of the target award will be earned based upon the level of collective operating EPS achieved over the performance period as compared to the target level, with 80% of target operating EPS earning 50% payout and 120% of target operating EPS earning 200% payout. The two-year EPS goals have been selected by the Compensation Committee and reflect our strategic plan as well as projected growth targets. The Compensation Committee believes that the growth targets represent appropriately challenging performance that will lead to increased shareholder value if achieved.

For all PSAs granted, results that fall in-between the “maximum,” “target” and “minimum” levels of the applicable performance criteria will be paid out on a sliding scale. Because the PSAs granted as part of the 2019 long-term incentive program have a January 2020 grant date, they are not reflected in the “Summary Compensation Table” or “Grants of Plan-Based Awards Table” herein (although the award for each NEO is described below). Rather, the PSAs associated with the 2018 long-term incentive program (which were granted in January 2019) are shown, in accordance with proxy reporting methodology.

Our NEOs received the following long-term incentive awards for fiscal year 2019 (including PSAs granted in January 2020):

Named Executive Officer	2019 RSAs	2019 Value of RSA Awards (1)	2019 PSAs (represent the target awards granted Jan. 2020)	2019 Value of PSA Awards	2019 Total Award Value (1)
John M. Hairston	13,045	$534,584	28,428	$1,247,421	$1,782,005
Michael M. Achary	5,974	$244,815	8,368	$367,188	$612,003
Joseph S. Exnicios	5,974	$244,815	8,368	$367,188	$612,003
D. Shane Loper	6,618	$271,206	9,270	$406,768	$677,974
Cecil W. Knight Jr.	4,588	$188,016	6,426	$281,973	$469,989

(1)

For purposes of determining the RSAs and PSAs to be granted, the Compensation Committee values each award based on the closing price of our common stock on the day prior to the effective date of the grant, which values are reflected in the table above. For purposes of determining the grant date fair value of the awards to be reported in the “Summary Compensation Table,” the awards are valued in accordance with FASB ASC Topic 718 as required by SEC rules. The PSAs subject to the TSR metric are valued as of the grant date based on probable outcomes and the PSAs subject to the operating EPS metric are valued as of the date of grant based on the grant date fair value of the PSAs determined using a Monte Carlo simulation method, as set forth in Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

2018 PSAs – In 2018, the Compensation Committee approved PSA Awards for NEOs that were structured the same as the PSAs approved in 2019, as described above. The 2018 PSA Awards were approved in October 2018, but had a January 2019 grant date, and are thus reflected as 2019 compensation in the “Summary Compensation Table” and “2019 Grants of Plan-Based Awards Table” herein.

Vesting of 2016 PSAs – The three-year period from 2017-2019 for the PSAs approved in 2016 ended December 31, 2019. One-half of these PSAs could be earned based on the Company’s TSR relative to a peer group for the three-year performance period. The Company’s relative TSR compared to the applicable peer group was below the 50th percentile, which resulted in our executive officers vesting at 85.00% of the target awards. The other half of these PSAs could be earned based upon achievement of collective core EPS relative to a two-year performance goal. The Company’s collective EPS was above the maximum of 120%, which resulted in our executive officers vesting at 200% of the target awards. In the aggregate, our NEOs vested in 142.50% of the targeted shares equaling 46,853 shares valued at $2,059,139 as of December 30, 2019.

Retirement Benefits

Retirement benefits also play an important role within our overall executive compensation strategy because providing our executives with financial security at retirement means they are incentivized to remain long-term employees of our Company. Based on information provided by the Compensation Committee’s consultant, we believe that our retirement program, including the benefits that are earned based on service, is comparable to programs offered by the companies in our Peer Bank Group. Our retirement program continues to be an essential component to ensure that our executive compensation program remains competitive.

During 2019, the Company maintained the following two retirement plans available to all eligible employees:

•Hancock Whitney Corporation Pension Plan

•Hancock Whitney Corporation 401(k) Savings Plan

The Hancock Whitney Corporation Nonqualified Deferred Compensation Plan was also available to our NEOs, and Mr. Exnicios remains eligible for benefits under the Whitney Holding Corporation Retirement Restoration Plan. These plans are described in more detail under “Executive Compensation – Pension Benefits” and “Executive Compensation – Nonqualified Deferred Compensation” herein.

Perquisites and Other Benefits

We seek to maintain a cost conscious culture in connection with the benefits we provide to our executive officers, consistent with our objective to tie a significant portion of executive compensation to Company performance. Our NEOs receive limited perquisites, such as club memberships, Company paid parking, and a Company provided auto allowance. The Company also charters aircraft that the NEOs may use periodically. As outlined in the Company’s Corporate Aviation Usage Policy, personal use of the aircraft is discouraged. However, any personal use of the aircraft, including a spouse flying to attend a business function but not a formal part of the agenda, will trigger imputed income to the NEO calculated according to IRS guidelines. In situations where a spouse is required to attend an event and is not a formal part of the agenda as outlined in the Internal Revenue Code, the Company will pay to the NEO a grossed-up amount equal to the tax on such imputed income incurred by the NEO. We also provide our executive officers long-term disability insurance coverage that provides tax-free benefits. Based on information provided by the Compensation Committee’s consultant, we believe the perquisites provided to our NEOs are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Peer Bank Group. We review the perquisites provided to our executive officers periodically to ensure that our benefits are consistent with our overall compensation objective of providing competitive compensation to our executive officers.

Employment Contracts and Change in Control Agreements

We do not have employment contracts with the NEOs. However, each NEO has a change in control agreement that protects the executive’s employment for two years following a change in control of the Company. The occurrence or potential occurrence of a change in control would create uncertainty regarding whether the employment of our executive officers whom we consider to be key employees would be continued. In the Compensation Committee’s view, providing these change in control protections better enables the executive officers to focus on the Company’s business and serve the shareholders’ interests, particularly during periods of consolidation or merger and acquisition activity within the banking industry.

Under the agreements, if the executive’s employment is terminated by the Company without cause during the two-year period following a change in control, then the executive is entitled to a severance payment equal to a multiple of two or three times his base salary plus the average bonus paid to the executive for the three fiscal years preceding the termination, and continued medical coverage of 24 or 36 months, depending on the executive’s position. The executive is also entitled to this severance payment if the executive resigns due to disability during the protected period or because of a material change in his base salary or duties or his relocation during the protected period after notice and an opportunity to cure is provided to the Company. Under these agreements, the NEOs are responsible for any excise tax payments due. The change in control agreements had an initial term of three years ending December 31, 2017 and then automatically renew for successive three-year terms beginning on January 1st of the year immediately following the end of each term, unless either the Company or the executive elects to terminate the agreement at the end of its then current term no later than October 31st preceding the renewal date. The agreements carried forward for an additional term after the initial term expired. The agreements also bind the executives to certain non-solicitation, non-disparagement and confidentiality covenants. These agreements are described in more detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control” herein.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. The grant-date fair value of share-based awards that are settled in stock, such as RSAs and PSAs, is expensed over the service period or vesting period of the grant. For those grants with a two-year post-vest holding requirement, the grant-date fair value is reduced by a liquidity discount to reflect the holding period requirement.

Section 162(m) of the Internal Revenue Code, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. Prior to enactment of the Tax Cuts and Jobs Act of 2017, an exception to the $1 million limit was available for “performance-based compensation” that meets certain requirements. In prior years, in connection with making decisions on executive compensation, the Committee took into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs by taking into consideration the requirements of performance-based compensation under Section 162(m), while also maintaining flexibility and reserving the right to award non-deductible compensation as it deemed appropriate. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Stock Ownership Guidelines

We believe that the executive officers of our Company should maintain equity interests in the Company to ensure that they have a meaningful economic stake in the Company and that the interests of our executives and our shareholders are aligned. Effective January 1, 2009, we adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Company common stock, depending upon the executive’s position. Shares held by the executive or the executive’s spouse, including, without limitation, shares held for the account of the executive in the Company’s Dividend Reinvestment Plan, a brokerage account, the Hancock Whitney 401(k) plan, or the Company’s Nonqualified Deferred Compensation Plan are deemed owned by the executive under the guidelines. Under the guidelines, our Chief Executive Officer is required to maintain ownership of either 90,000 shares of Company common stock or stock worth five (5) times his base salary. Each of our other executive officers is required to maintain ownership of either 30,000 shares of Company common stock or stock worth three (3) times his or her base salary. The valuation will be based on the closing price on the last trading day of the preceding calendar year. The executives have five years from the date of their designation as an executive officer to satisfy these ownership requirements. In addition, if an executive officer does not reach his or her guideline at the end of the applicable period, the executive officer must hold one-half of any shares acquired from the Company (net of any tax withholdings) until the guideline is met. Currently all of our NEOs meet the ownership guidelines.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee’s evaluation and review of the Company’s policies and practices of compensating its associates, including executives and non-executive associates, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee has determined that its compensation plans and practices are not likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is currently comprised of Messrs. Fowler (Chair), Horne, Levens, Liollio (Vice Chair), and Olinde. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with executive management. Based on such review and discussion the Compensation Committee recommended to the Board of Directors that the 2019 CD&A be included in this proxy statement and in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Hardy B. Fowler (Chair)

James H. Horne

Jerry L. Levens

Constantine S. Liollio (Vice Chair)

Thomas H. Olinde

EXECUTIVE COMPENSATION

The following table sets forth the cash and other compensation that we paid to our NEOs or that was otherwise earned by our NEOs for their services in all capacities during 2019, 2018 and 2017.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total ($)
John M. Hairston, President and CEO	2019 2018 2017	973,750 910,017 845,245	1,422,991(6) 1,267,543(6) 1,281,101	961,836 1,112,590 1,036,770	214,348 123,237	404,911 405,963 251,903	3,977,836 3,696,113 3,538,256
Michael M. Achary, Chief Financial Officer	2019 2018 2017	503,750 478,759 449,975	473,727 403,169 489,528	373,290 406,336 405,989	174,472 15,802 105,001	249,642 249,610 199,419	1,774,881 1,553,676 1,649,912
Joseph S. Exnicios, President, Hancock Whitney Bank	2019 2018 2017	503,750 478,759 448,228	473,727 403,169 486,931	348,290 406,336 403,757	583,925 373,618	312,871 315,619 209,667	2,222,563 1,603,883 1,922,201
D. Shane Loper Chief Operating Officer	2019 2018 2017	553,125 508,135 469,067	514,387 424,513 503,139	409,795 429,699 422,528	245,592 138,402	163,341 160,978 111,991	1,886,240 1,523,325 1,645,127
Cecil W. Knight Jr. Chief Banking Officer	2019 2018 2017	463,751 438,759 414,183	375,939(6) 327,818 354,218	320,639 341,252 331,800	54,775 27,426	39,617 48,046 134,742	1,254,721 1,183,301 1,234,943

(1)	Amounts reflect the annual base salaries earned for the applicable year.
(2)

Amounts reflect the grant date fair value of restricted stock awards (RSAs) and performance stock awards (PSAs) granted during the year, calculated in accordance with FASB Topic 718. The grant date fair value of the RSAs is based on the closing price of our common stock on the grant date, as adjusted for an illiquidity discount related to the post-vest holding requirement. The grant date fair value of the PSAs is determined using a Monte Carlo simulation method, as set forth in Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

With respect to PSAs, amounts included in the table are based on the probable outcome of the performance conditions for the year assuming achievement of the performance conditions at “target” levels. The grant date value of the PSAs, assuming achievement of performance conditions at the highest level, would be as follows:

NEO	2019	2018	2017
John M. Hairston	$1,889,782	$1,760,858	$1,261,212
Michael M. Achary	$509,560	$481,577	$360,764
Joseph S. Exnicios	$509,560	$481,577	$355,568
D. Shane Loper	$543,674	$502,499	$375,052
Cecil W. Knight Jr.	$415,576	$390,790	$316,440
(3)	Amounts reflect the annual cash incentives earned by each NEO for the applicable year, as described in the Compensation Discussion and Analysis above.
(4)

The Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate of the increase in actuarial present value of each of the NEO’s accumulated benefits under the Hancock Whitney Corporation Pension Plan. For 2018, the change in value was negative for the following NEOs: Mr. Hairston, ($8,627); Mr. Exnicios, ($515); and Mr. Loper, ($24,154).

(5)

Included in the All Other Compensation column is the value of certain perquisites and benefits the Company makes available to its executive officers. Such perquisites include a Company provided auto allowance, club dues, executive physicals, parking and supplemental long-term disability insurance. In addition, the amount reflected includes Company contributions to the Company’s Nonqualified Deferred Compensation Plan and the Hancock Whitney 401(k) plan, and restricted stock award dividends.

Name	Total Perquisites	Company Plan Contributions	RSA Dividends	Total
John M. Hairston	$22,357	$360,829	$21,724	$404,911
Michael M. Achary	24,054	215,943	9,645	249,642
Joseph S. Exnicios	33,952	269,357	9,562	312,871
D. Shane Loper	23,642	129,456	10,243	163,341
Cecil W. Knight Jr.	18,287	9,800	11,531	39,617
(6)

The Company permits its executives to elect to defer awards received under our long-term incentive program into our Nonqualified Deferred Compensation Plan. The value of stock awards includes the value of units so deferred and credited under the Nonqualified Deferred Compensation Plan. The grant date fair value of the long-term incentive awards deferred by Mr. Hairston for 2019 was $94,523 in performance units and 2018 was $88,004 in performance units; and by Mr. Knight for 2019 was $207,788 in performance units and $168,150 in restricted stock.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our associates to create shareholder value. Our CEO to median associate pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We identified the median associate by examining the 2019 W-2 Box 5 Wages (Medicare Wages and Tips) for all individuals, excluding our CEO, who were employed by us on December 31, 2019, the last day of our payroll year. We included all associates, whether employed on a full-time, part-time, or on call basis. We did not make any assumptions, adjustments, or estimates with respect to W-2 Box 5 Wages, and we did not annualize the compensation for any associates that were not employed by us for all of 2019. We believe the use of W-2 Box 5 Wages for all associates is a consistently applied compensation measure.

After identifying the median associate, we calculated annual total compensation for such associate using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table above. The total annual compensation of our median employee was $77,273. The total annual compensation of our CEO was $3,977,836. Accordingly, the ratio of CEO pay to median employee pay was 51:1.

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2019.

2019 GRANTS OF PLAN-BASED AWARDS
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
John M. Hairston	RSA	11/15/2019 (1)							13,045	478,099
	PSA	1/2/2019 (2)				14,015	28,030	56,060		944,891
	Annual Cash		486,986	973,973	1,947,945
Michael M. Achary	RSA	11/15/2019 (1)							5,974	218,947
	PSA	1/2/2019 (2)				3,779	7,558	15,116		254,780
	Annual Cash		176,342	352,685	705,370
Joseph S. Exnicios	RSA	11/15/2019(1)							5,974	218,947
	PSA	1/2/2019 (2)				3,779	7,558	15,116		254,780
	Annual Cash		176,342	352,685	705,370
D. Shane Loper	RSA	11/15/2019 (1)							6,618	242,549
	PSA	1/2/2019 (2)				4,032	8,064	16,128		271,837
	Annual Cash		207,483	414,966	829,932
Cecil W. Knight Jr.	RSA	11/15/2019 (1)							4,588	168,150
	PSA	1/2/2019 (2)				3,082	6,164	12,328		207,788
	Annual Cash		162,342	324,685	649,370

(1)

All awards approved by the Compensation Committee on October 24, 2019, but with an effective grant date of November 15, 2019. The awards vest in equal installments on the first three anniversaries of the grant date with an additional two-year post-vest holding requirement.

(2)

All awards approved by the Compensation Committee on October 25, 2018, but with an effective grant date of January 2, 2019. PSAs based upon Operating EPS vest after three years (two-year performance period and an additional one-year service restriction) and PSAs based upon relative TSR vest after a three-year performance period. All performance stock awards granted under the 2019 program include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes.

(3)

Reflects threshold, target and maximum payout levels under our annual cash incentive program for 2019. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the annual cash incentive program is included in the Compensation Discussion and Analysis section above.

(4)

Represents threshold, target and maximum payout levels under performance share awards granted in 2019. The number of actual shares earned under the PSAs will be based on the achievement of performance goals relating to operating EPS over a two-year performance period and relative TSR over a three-year performance period, as described in the Compensation Discussion and Analysis section above.

(5)	Amounts reflect the grant date fair value of stock awards granted during the year, calculated in accordance with FASB Topic 718.

The following table provides information concerning equity awards that are outstanding as of December 31, 2019 for each of our NEOs.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019
	Stock Awards
Name	Grant Date	Number of Units That Have Not Vested (#)(1)	Market Value of Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(2)
John M. Hairston
	11/15/2019	13,045	572,414
	1/2/2019			28,030	1,229,956
	11/15/2018	7,090	311,109
	1/2/2018			36,696	1,610,220
	11/15/2017	2,692	118,124
	1/2/2017			22,139	971,459
Michael M. Achary
	11/15/2019	5,974	262,139
	1/2/2019			7,558	331,645
	11/15/2018	2,974	130,499
	1/2/2018			10,036	440,378
	11/15/2017	1,145	50,242
	1/2/2017			6,333	277,892
Joseph S. Exnicios
	11/15/2019	5,974	262,139
	1/2/2019			7,558	331,645
	11/15/2018	2,974	130,499
	1/2/2018			10,036	440,378
	11/15/2017	1,145	50,242
	1/2/2017			6,242	273,898
D. Shane Loper
	11/15/2019	6,618	290,397
	1/2/2019			8,064	353,848
	11/15/2018	3,173	139,231
	1/2/2018			10,472	459,510
	11/15/2017	1,195	52,436
	1/2/2017			6,584	288,905
Cecil W. Knight Jr.
	11/15/2019	4,588	201,321
	1/2/2019			6,164	270,476
	11/15/2018	2,425	106,409
	1/2/2018			8,144	357,358
	11/15/2017	929	40,764
	1/2/2017			5,555	243,753
	8/15/2016	4,000	175,520

(1)

The RSAs vest based on continued service, with the awards granted in 2017, 2018, and 2019 vesting in annual increments over a three-year period and these awards are subject to a two-year post-vest holding period. The exception is Mr. Knight’s RSA grant on August 15, 2016, which was part of a compensatory arrangement related to his hiring and vests in annual increments over a five-year period and does not include a two-year post-vest holding period.

(2)	Market value is calculated based on the closing price of our common stock on December 31, 2019 of $43.88.
(3)

The PSAs vest based on continued service over a three-year period if applicable threshold levels of performance are met. After vesting, these awards are subject to a two-year post-vest holding period. The amounts reported for the January 2, 2019 PSAs are based on achieving target performance goals, resulting in an award of 100% of the target PSA award. The amounts reported for the January 2, 2018 PSAs are based on achieving maximum performance goals, resulting in an award of 200% of the target PSA award. The executives will earn between 0% and 200% of the target PSA award based on the Company’s achievement of performance criteria. For the January 2, 2017 grant, the amount is 142.50% of target based upon December 31, 2019 performance period ending results.

The following table provides information regarding the vesting of restricted stock awards and the exercise of stock options held by our NEOs in 2019.

2019 Option Exercises And Stock Vested
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John M. Hairston	-	-	43,737	1,555,385
Michael M. Achary	-	-	14,598	523,742
Joseph S. Exnicios	-	-	14,270	512,094
D. Shane Loper	-	-	14,790	531,230
Cecil W. Knight Jr.	-	-	5,097	203,823

(1)	Reflects the fair market value of the shares as of the vesting date, which is defined in our stock incentive plan as the closing price of our common stock on the day prior to vesting.

The following table provides information regarding our Pension Plan and Retirement Restoration Plan, which provide for payment or other benefits at, following, or in connection with retirement.

2019 Pension Benefits
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During 2019 ($)
John M. Hairston	Hancock Whitney Corporation Pension Plan	25	866,453	-
Michael M. Achary	Hancock Whitney Corporation Pension Plan	19	755,665	-
Joseph S. Exnicios	Hancock Whitney Corporation Pension Plan	42	1,942,901	-
	Whitney Holding Corporation Retirement Restoration Plan	42	2,010,444	-
D. Shane Loper	Hancock Whitney Corporation Pension Plan	29	960,036	-
Cecil W. Knight Jr.	Hancock Whitney Corporation Pension Plan	2	82,201	-
(1)	Based on Accounting Standards Codification 715-20 assumptions used for disclosure as of December 31, 2019.
Hancock Whitney Corporation Pension Plan

The present value of the accumulated benefit obligation is determined using the following assumptions: Interest rate 3.15% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) (adjusted for MP-2019) Fully Generational Projection using Scale MP-2019 and the Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) (adjusted for MP-2019) Fully Generational Projection using Scale MP-2019. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

Whitney Holding Corporation Retirement Restoration Plan

The present value of the accumulated benefit obligation is determined using the following assumptions: Interest rate 3.15% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) (adjusted for MP-2019) Fully Generational Projection using Scale MP-2019 and Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) (adjusted for MP-2019) Fully Generational Projection using Scale MP-2019. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

____________________________

The Hancock Whitney Corporation Pension Plan covers certain eligible employees of the Company upon the completion of one year of service and the attainment of age 21. In 2017, the plan was amended to exclude any individual hired or rehired by the Company after June 30, 2017 from eligibility to participate. Additionally, the amendment provides that the accrual of benefits of each participant whose combined age plus years of service as of January 1, 2018 totals less than 55 will be frozen. Benefits under the plan are determined as the sum of 1% of compensation multiplied by years of service and 0.5% of compensation in excess of a 35-year average of the social security wage base multiplied by years of service. The benefits are determined using base pay, but excluding bonuses and other items of extraordinary compensation. The Internal Revenue Service limits compensation that may be considered for purposes of calculating plan benefits. In 2019, this limit was $280,000. Benefits are payable in the form of actuarially-equivalent annuities, following separation from service and attainment of the normal (age 65) or early (age 55 and 10 years of service) retirement age. Early retirement benefits are subject to actuarial reduction.

Mr. Exnicios also participates in the Whitney Holding Corporation Retirement Restoration Plan, which is a nonqualified retirement plan that supplements benefits payable from the tax-qualified plan. This plan was acquired by the Company in connection with the merger with Whitney Holding Corporation and only former employees of Whitney Holding Corporation and its subsidiaries were eligible for participation. Benefits are determined as the difference between retirement benefits determined under the Whitney National Bank Retirement Plan (now merged into the Hancock Whitney Corporation Pension Plan) without regard to the applicable compensation limits and benefits actually payable from that plan taking into account all applicable limitations. Effective January 1, 2013, all benefit accruals under this plan were frozen.

The following table provides information regarding our Nonqualified Deferred Compensation Plan, which provides for the deferral of compensation on a basis that is not tax-qualified.

2019 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in 2019 ($) (1)	Registrant Contributions in 2019 ($) (1)	Aggregate Earnings in 2019 ($) (2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at December 31, 2019 ($) (3)
John M. Hairston	303,157	351,029	1,933,648	-	10,229,387
Michael M. Achary	114,906	206,143	370,753	-	3,278,513
Joseph S. Exnicios	-	259,557	355,649	-	2,035,084
D. Shane Loper	175,080	119,656	626,705	-	3,413,310
Cecil W. Knight Jr.	600,727	-	126,526	-	1,007,428
(1)	The amounts included in the Executive Contributions in 2019 and Registrant Contributions in 2019 are also reported as 2019 compensation in the Summary Compensation Table.
(2)	Contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for each of these funds for fiscal year 2019 was as follows:

Fund	One Year Total Return
Model Portfolio – Conservative	11.27%
Model Portfolio – Moderate/Conservative	16.38%
Model Portfolio – Moderate	20.72%
Model Portfolio – Moderate/Aggressive	24.69%
Model Portfolio – Aggressive	28.88%
Fidelity VIP Money Market Svc2	1.78%
T. Rowe Price Limited Term Bond	4.35%
Fidelity VIP Investment Grade Bond Svc	9.58%
American Century VP II Inflation Protection I	9.16%
PIMCO VIT Global Bond (Unhedged) Admin	6.12%
BrighthouseII MFS Value A	30.13%

Fund	One Year Total Return
Fidelity VIP Index 500 Initial	31.35%
BrighthouseII Jennison Growth A	32.83%
American Century VP Mid Cap Value I	29.15%
Great-West T. Rowe Price Mid Cap Growth Initial	31.28%
Delaware VIP Small Cap Value Spd	28.14%
Vanguard VIF Small Company Growth I	28.05%
Great-West MFS International Value Initial	22.06%
Invesco VIF International Growth I	28.57%
Hancock Whitney Corporation Common Stock	30.16%
(3)

The following amounts included in the Aggregate Balance at December 31, 2019 were previously reported as compensation to the NEOs in the Summary Compensation Table for years prior to 2019: Mr. Hairston, $4,304,027; Mr. Achary, $1,722,475; Mr. Exnicios, $810,722; Mr. Loper, $850,627; and Mr. Knight, $0.

_____________________________

Under our Nonqualified Deferred Compensation Plan, participants may elect a maximum deferral of 80% of base salary, 100% of annual incentive bonus, and 100% of long term incentive awards (in the form of performance units and restricted units – annual grants only). The minimum deferral for base salary and annual incentive bonus amounts to $3,000 in the aggregate. There is no minimum deferral for long-term incentive awards.

Company contributions are made to the Nonqualified Deferred Compensation Plan at the discretion of the Compensation Committee. Each year, a 401(k) restoration matching contribution may be made to participant accounts. Unless otherwise provided by the Compensation Committee, a participant shall be vested in his Company restoration matching account at the time or times and in the amounts determined in accordance with the provisions of the Hancock Whitney 401(k) plan. The plan also allows for supplemental contributions to be made to participants at the discretion of the Compensation Committee (referred to as SERP contributions). The factors taken into consideration for these contributions are current total compensation and a reasonable estimate of final pay at retirement, years of service while eligible for supplemental contributions, remaining with the Company until age 65, a reasonable estimate of growth in the value of the supplemental contribution account investments over the years prior to retirement, and the growth of the supplemental contribution account based on actual investment opportunities deemed to be credited to the supplemental contribution account. The participant will vest in the supplemental contribution account on a 10-year graded vesting schedule beginning at age 51 and ending at age 60. Each participant will be 100% vested at age 60.

Participants elect the investment options in which their deferrals are deemed to be invested from a group of measurement funds made available under the plan by the Compensation Committee. The participants may allocate and reallocate the investments of their deferral accounts among such investment options on a daily basis subject to certain limitations. Earnings or losses are allocated to the participant’s accounts under the plan on a daily basis based on the performance, positive or negative, of each specific measurement fund in which the participant’s accounts are deemed to be invested. In the event no investment election is made by a participant, the participant’s accounts under the plan are deemed to be invested in the lowest-risk measurement fund available under the plan and credited or debited with the earnings of such fund, until the participant elects otherwise. Only deferrals of a participant’s bonus may be deemed invested in the common stock measurement fund available under the plan. Any amounts deemed invested in the common stock measurement fund and any deferrals of restricted units or performance units may not be reallocated to any other investment measurement fund under the plan. Incentive units and amounts deemed invested in the common stock measurement fund are credited with dividend equivalent units as of each dividend payment date and deemed reinvested in additional common stock units based on the fair market value of the Company’s stock on the dividend payment date. If service and performance conditions are not met, the unit credits will be reversed.

Payments from the plan are payable upon the earlier of retirement, termination of employment, disability, death, or in the event of a scheduled distribution (payment during a specified year elected by the participant). Distributions due to retirement may begin immediately or up to five years after retirement and may be made in a lump sum or in annual installments from two to 15 years. The time and method of retirement distributions are elected by each participant and, effective for 2015 and thereafter, may be separately elected on an annual basis with respect to amounts deferred and/or contributed on behalf of the participant for such year. Distributions due to termination of employment of all amounts deferred or contributed to the plan on behalf of the participant prior to 2015 shall be distributed in a lump sum. Effective 2015 and thereafter, each participant may separately elect on an annual basis the method in which amounts deferred or contributed on such participant’s behalf for such year will be distributed in the event of a termination of employment. Such distributions may be made in a lump sum or in annual installments over a period not to exceed three years.

Distributions due to death or disability and scheduled distributions may only be made in a lump sum. Scheduled distributions may not be made with respect to any long-term awards deferred under the plan. Distributions of incentive units and of funds held in the common stock measurement fund may only be made in common stock of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth the amounts that would have been payable to each of our NEOs under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on December 31, 2019. The price per share of Company stock that is used for purposes of the table is $43.88, the closing market price as of December 31, 2019. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or the change of control. In addition to the amounts reflected in the table, upon termination of employment each of the NEOs would also receive benefits under the Hancock Whitney Corporation Pension Plan, as described above, as well as benefits under the Hancock Whitney 401(k) plan, and for Mr. Exnicios only, benefits under the Whitney Holding Corporation Retirement Restoration Plan. Finally, the receipt of many of the payments and benefits listed in the table below are contingent upon the executive complying with certain covenants, which are described below.

Executive Benefits and Payments Upon Termination	Normal Retirement (1)	Death (2)	Disability (3)	CIC Only (4)	Disability Involuntary Termination of Termination for Good Reason following CIC(5)	Termination in Connection with a Reduction in Force
John M. Hairston, President and Chief Executive Officer
2019 Annual Bonus	973,973	973,973	973,973	-	-	-
CIC Payment	-	-	-	-	6,081,198	-
Vesting of Long Term Incentives: RSA, PSA	2,130,155	2,066,726	3,131,803	-	3,131,803	89,669
Vesting of Nonqualified Deferred Compensation (6)	1,988,987	1,870,657	1,988,987	1,988,987	1,988,987	-
280G Cut Back	-	-	-	-	-	-
Medical Insurance	-	-	-	-	24,795	-
TOTAL	5,093,115	4,911,356	6,094,763	1,988,987	11,226,783	89,669
Michael M. Achary, Chief Financial Officer
2019 Annual Bonus	352,685	352,685	352,685	-	-	-
CIC Payment	-	-	-	-	1,793,743	-
Vesting of Long Term Incentives: RSA, PSA	643,354	764,558	1,086,235	-	1,086,235	38,925
Vesting of Nonqualified Deferred Compensation (6)	223,469	223,469	223,469	223,469	223,469	-
280G Cut-Back	-	-	-	-	-	-
Medical Insurance	-	-	-	-	8,024	-
TOTAL	1,219,508	1,340,712	1,662,389	223,469	3,111,471	38,925
Joseph S. Exnicios, President, Hancock Whitney Bank
2019 Annual Bonus	352,685	352,685	352,685	-	-	-
CIC Payment	-	-	-	-	1,792,256	-
Vesting of Long Term Incentives: RSA, PSA	643,354	764,558	1,086,235	-	1,086,235	38,925
Vesting of Nonqualified Deferred Compensation (6)	-	-	-	-	-	-
280G Cut-Back	-	-	-	-	-	-
Medical Insurance	-	-	-	-	16,530	-
TOTAL	996,039	1,117,243	1,438,920	0	2,895,021	38,925
D. Shane Loper, Chief Operating Officer
2019 Annual Bonus	414,966	414,966	414,966	-	-	-
CIC Payment	-	-	-	-	1,971,349	-

Executive Benefits and Payments Upon Termination	Normal Retirement (1)	Death (2)	Disability (3)	CIC Only (4)	Disability Involuntary Termination of Termination for Good Reason following CIC(5)	Termination in Connection with a Reduction in Force
Vesting of Long Term Incentives: RSA, PSA	677,800	820,966	1,159,865	-	1,159,865	41,916
Vesting of Nonqualified Deferred Compensation (6)	1,216,754	1,216,754	1,216,754	1,216,754	1,216,754	-
280G Cut-Back	-	-	-	-	-	-
Medical Insurance	-	-	-	-	16,530	-
TOTAL	2,309,520	2,452,686	2,791,585	1,216,754	4,364,498	41,916
Cecil W. Knight Jr., Chief Banking Officer
2019 Annual Bonus	324,685	324,685	324,685	-	-	-
CIC Payment	-	-	-	-	1,602,461	-
Vesting of Long Term Incentives: RSA, PSA	297,799	148,899	297,799	-	620,492	74,943
Vesting of Nonqualified Deferred Compensation (6)	162,710	50,011	162,710	162,710	365,289	-
280G Cut-Back	-	-	-	-	-	-
Medical Insurance	-	-	-	-	23,049	-
TOTAL	785,194	523,596	785,194	162,710	2,611,291	74,943
(1)

Amounts reported in this column assume each executive qualifies for normal retirement. However, only Messrs. Hairston, Achary and Exnicios would actually qualify for vesting of benefits due to normal retirement under the Company’s Nonqualified Deferred Compensation Plan as of December 31, 2019, and none of the executives would qualify for vesting of long-term incentives due to retirement as of that date. Amounts reported for “Vesting of Long Term Incentives: RSA, PSA” assume the maximum number of performance shares that were granted in 2018 and 2019 will be earned during the performance period. One-half of the 2018 and 2019 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2018 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2019. 100 percent of the 2018 grants with a two-year performance period will vest because the executive has worked 100 percent of the performance period as of December 31, 2019. One-third of the 2019 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2019. One-half of the 2019 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2019.

(2)

Amounts reported for “Vesting of Long Term Incentives: RSA, PSA” assume the target number of performance shares that were granted in 2018 and 2019 will be earned during the performance period. One-half of the 2018 and 2019 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2018 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2019. 100 percent of the 2018 grants with a two-year performance period will vest because the executive has worked 100 percent of the performance period as of December 31, 2019. One-third of the 2019 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2019. One-half of the 2019 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2019. In addition to the amounts reported, upon death, the beneficiaries of Messrs. Hairston, Achary, Loper and Exnicios would be entitled to a $25,000 BOLI death benefit. These death benefits are payable by the contracted insurance carrier and not by the Company.

(3)

Amounts reported for “Vesting of Long Term Incentives: RSA, PSA” assume the maximum number of performance shares that were granted in 2018 and 2019 will be earned during the performance period. One-half of the 2018 and 2019 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2018 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2019. 100 percent of the 2018 grants with a two-year performance period will vest because the executive has worked 100 percent of the performance period as of December 31, 2019. One-third of the 2019 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2019. One-half of the 2019 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2019. In addition to the amounts reported, upon disability, Messrs. Hairston, Achary and Loper would receive a monthly benefit of $7,500 under the Company’s long-term disability insurance policies. These disability benefits are payable by the contracted insurance carrier and not by the Company.
(4)

Amounts reported for “Vesting of Long Term Incentives: RSA, PSA” assume restricted stock awards do not vest. By their terms, these awards will not vest upon a change in control unless the Board of Directors exercises discretion to vest such awards as a result of the surviving entity choosing not to assume any obligations relating to the awards and choosing not to convert such awards into equivalent rights with respect to equity in the surviving entity. If these awards had vested, the amounts reported would be as follows: Hairston ($1,001,649), Achary ($442,881), Loper ($482,066), Knight ($322,694) and Exnicios ($442,881).

(5)

Amounts reported for “Vesting of Long Term Incentives: RSA, PSA” assume the maximum number of performance shares that were granted in 2018 and 2019 will be earned during the performance period. One-half of the 2018 and 2019 grants have a two-year performance period and one-half have a three-year performance period. Two-thirds of the 2018 grants with a three-year performance period will vest because the executive has worked two-thirds of the performance period as of December 31, 2019. 100 percent of the 2018 grants with a two-year performance period will vest because the executive has worked 100 percent of the performance period as of December 31, 2019. One-third of the 2019 grants with a three-year performance period will vest because the executive has worked one-third of the performance period as of December 31, 2019. One-half of the 2019 grants with a two-year performance period will vest because the executive has worked one-half of the performance period as of December 31, 2019. For 2018 and 2019 grants, performance below the threshold level results in no performance shares being earned. Performance at the threshold level results in 50% of the target number of shares being earned. Performance at the target level results in 100% of the target number of shares being earned. Performance at or above the maximum level results in 200% of the target number of shares being earned. The number of performance shares earned is interpolated on a linear basis for performance levels between threshold and target, and for performance levels between target and maximum.

(6)

The total balance under the Nonqualified Deferred Compensation Plan as of December 31, 2019 is shown in the Nonqualified Deferred Compensation Table. This table includes only the unvested amount that would become vested upon the occurrence of the specified event under the terms of the plan.

The following summarizes the impact of the various termination and change of control scenarios, which are illustrated in the table above.

Voluntary Termination

In the event of a voluntary termination by a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

For Cause Termination

In the event of a for cause termination of a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

Normal Retirement

In the event of normal retirement of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2019 Executive Incentive Plan;
•

Vesting of a percentage of the performance stock awards granted in 2018 and 2019 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to retirement; and

•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan.

Death

In the event of the death of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2019 Executive Incentive Plan;
•

Vesting of a percentage of the target performance stock awards granted in 2018 and 2019, with such vested percentage based on the portion of the performance period worked by the executive prior to death;

•	Immediate vesting of all outstanding restricted stock awards, with the exception of Mr. Knight who does not meet all of the conditions for immediate vesting;
•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and

•	Beneficiaries of the deceased executive (except for Mr. Knight), would be entitled to a $25,000 death benefit to be paid by the contracted insurance carrier rather than by the Company.

Disability

In the event of the disability of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2019 Executive Incentive Plan;
•

Vesting of a percentage of the performance stock awards granted in 2018 and 2019 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to becoming disabled;

•	Immediate vesting of all restricted stock awards, with the exception of Mr. Knight, who does not meet all of the conditions for immediate vesting;
•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and
•	Monthly disability benefit of $7,500 for Messrs. Hairston, Achary and Loper to be paid by the contracted insurance carrier rather than by the Company.

Change of Control Only

In the event of a change of control (defined below) only, NEOs would be entitled to the following:

•

Restricted stock awards vest only if the Board of Directors exercises its discretion to vest such awards as a result of the post-transaction surviving entity choosing not to assume any obligations relating to such awards and choosing not to convert such awards into equivalent rights with respect to equity in the post-transaction surviving entity; and

•

Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan, but only to the extent such vesting does not cause the excise tax provisions of Code Section 4999 to be effective with respect to the executive.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Disability, Involuntary Termination or Termination for Good Reason following Change of Control

In the event of a disability, an involuntary termination, or a termination for good reason (defined below) of a NEO within two years following a change of control (defined below), in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•

Immediate vesting (at the time of the change of control) of amounts indicated above under Change of Control Only, with subsequent vesting (at the time of the executive’s disability or termination of employment) of any restricted stock awards that did not vest at the time of the change of control;

•

Mr. Hairston would be entitled to a lump-sum payment equal to three times his base salary and average annual bonus (for the three most recent fiscal years); and Messrs. Achary, Exnicios, Loper and Knight would be entitled to a lump-sum payment equal to two times their base salary and average annual bonus (for the three most recent fiscal years); and

•

Mr. Hairston would be entitled to up to 36 months of medical insurance continuation. Messrs. Achary, Exnicios, Loper and Knight would be entitled to up to 24 months of medical insurance continuation. Coverage would be provided at the same level of benefits as in effect at the time of the executive’s disability or termination of employment, and on the same cost sharing basis as in effect for active executives in comparable positions. Coverage would cease upon the executive becoming eligible for similar coverage provided by another employer.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Termination in Connection with a Reduction in Force

In the event of a termination of a NEO in connection with a reduction in force, in addition to any unpaid amounts previously earned during his term of employment, he would receive pro-rated vesting of previously granted restricted stock awards under the 2017, 2018 and 2019 grants based on the number of months elapsed since grant.

Definition of Change of Control

Generally, a change of control shall be deemed to have occurred upon the happening of any of the following events as to the Company:

•

The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

•

The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of the Company;

•

The replacement during any 12-month period of a majority of the members of the Board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or

•

The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

Definition of Good Reason

“Good Reason” shall generally mean any of the following occurring without the executive’s consent:

•	a material diminution in the executive’s position, authority, duties or responsibilities from those which the executive held immediately prior to the effective date of the change of control;
•	requiring the executive to be based at any office which is a material change from the geographic location of the office at which the executive was employed immediately prior to the change of control;
•	a material diminution in the budget over which the executive retains authority;
•	a material diminution in the executive’s annual base salary; or
•	any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which the executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless (1) the executive provides the Company with notice of the existence of such condition within 90 days of the initial existence thereof and a period of at least 30 days following such notice within which to remedy such condition, and (2) the executive terminates employment within two years of the initial existence of such condition.

Conditions Applicable to Receipt of Payments and Benefits

All payments and benefits to or on behalf of the NEOs (other than accelerated vesting of Long-Term Incentives and Nonqualified Deferred Compensation) in the event of disability, involuntary termination or termination for good reason upon a change of control are contingent upon such executives complying with confidentiality, non-solicitation and non-disparagement covenants during their terms of employment and for two years thereafter.

PROPOSAL NO. 2 APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION

Our Board has reviewed the Company’s current Articles of Incorporation (the Articles) and, after careful deliberation, has determined that certain amendments to the Articles would be in the best interests of the Company and its shareholders.  Our Board has unanimously adopted and is submitting for shareholder approval three amendments to our Articles relating to the voting requirements for certain corporate transactions, preferred stock dividends, and Series A preferred stock.  Each of the proposed amendments will be voted on separately and the effectiveness of any proposed amendment is not conditioned on the approval of any other proposed amendment.

ITEM 2(A) – ELIMINATION OF BUSINESS COMBINATION SUPERMAJORITY VOTE PROVISIONS

If Item 2(a) is approved, our Articles would be amended to remove Article FIFTH in its entirety.

Currently, our Articles require an extraordinary vote to approve certain significant corporate transactions (including merger transactions) if a “substantial stockholder” (generally defined to include any greater than 10% beneficial owner of our common stock) is a party to the transaction or its relative ownership in the Company will be increased as a result of the transaction. Absent an exception, the Articles currently require approval by 80% of all outstanding votes entitled to be cast to approve such transactions, including a majority of all votes entitled to be cast by shareholders other than the substantial stockholder. Our Board, after carefully considering the advantages and disadvantages of the business combination provision in the event of a takeover proposal that is not supported by our Board, has determined to remove those provisions.

A copy of the proposed Articles marked to show the changes proposed under this Item 2(a) against the current Articles is attached as Appendix B to this proxy statement, with deletions indicated by strikeout. The current provisions of the Articles described above and the proposed amendment to the Articles described above are qualified in their entirety by reference to the actual text as set forth in Appendix B.

Assuming the presence of a quorum, the proposed amendment will be approved if the votes cast favoring the amendment set forth in Item 2(a) exceed the votes cast opposing the amendment. If approved, the proposed change to the Articles will be effective upon filing with the State of Mississippi, which the Company intends to do promptly if shareholder approval is obtained.

If this proposal is not approved, the proposed amendment to Article FIFTH will not be made and the existing provisions of that Article will remain in effect.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ITEM 2(A).

ITEM 2(B) – ELIMINATION OF PROHIBITION ON NON-CUMULATIVE PREFERRED DIVIDENDS

If Item 2(b) is approved, Article SECOND of our Articles would be revised to eliminate the prohibition on paying common stock dividends prior to the payment of all preferred stock dividends and the requirement that all preferred stock dividends be paid on a cumulative basis.  Our Board has determined that this change would give the Company greater flexibility in managing its funding and its capital position, and more closely align the Company’s Articles with customary provisions. There are currently no shares of Company preferred stock outstanding.

As a result of the amendment contemplated by Item 2(b), if approved, the language that specifies that all preferred stock dividends must be paid on a cumulative basis before payment of common stock dividends will be eliminated and language will be added to Article SECOND to clarify the ability of our Board to determine whether preferred dividends, if any, will be cumulative or non-cumulative.

A copy of the proposed Articles marked to show the changes proposed under this Item 2(b) against the current Articles is attached as Appendix B to this proxy statement, with deletions indicated by strikeout and additions indicated by underline.  The current provisions of the Articles described above and the proposed amendment to the Articles described above are qualified in their entirety by reference to the actual text as set forth in Appendix B.

Assuming the presence of a quorum, the proposed amendment will be approved if the votes cast favoring the amendment set forth in Item 2(b) exceed the votes cast opposing the amendment. If approved, the proposed change to the Articles will be effective upon filing with the State of Mississippi, which the Company intends to do promptly if shareholder approval is obtained.

If this proposal is not approved, the proposed amendments to Article SECOND will not be made and the existing provisions of Article SECOND relating to preferred stock dividends will remain in effect.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ITEM 2(B).

 ITEM 2(C) – REMOVAL OF SERIES A PREFERRED STOCK PROVISIONS

If Item 2(c) is approved, Article SECOND of our Articles would be amended to remove the series of preferred stock designated as 8% Cumulative Convertible Preferred Stock, Series A, created by resolutions adopted by the Board effective June 29, 2001.

Our Articles currently include the terms of Series A preferred stock that were issued in 2001 in connection with an acquisition and were converted into common stock in their entirety in 2004. Our Board has determined to amend the portion of our Articles setting forth the terms of the Series A preferred stock in light of the fact that there are no shares of Series A preferred stock outstanding and no current expectation to issue any new shares of the Series A preferred stock.

 A copy of the proposed Articles marked to show the changes proposed under this Item 2(c) against the current Articles is attached as Appendix B to this proxy statement, with deletions indicated by strikeout. The current provisions of the Articles described above and the proposed amendment to the Articles described above are qualified in their entirety by reference to the actual text as set forth in Appendix B.

Assuming the presence of a quorum, the proposed amendment will be approved if the votes cast favoring the amendment set forth in Item 2(c) exceed the votes cast opposing the amendment. If approved, the proposed change to the Articles will be effective upon filing with the State of Mississippi, which the Company intends to do promptly if shareholder approval is obtained.

If this proposal is not approved, the proposed amendments to our Articles will not be made and the existing provisions of Article SECOND relating to the Series A preferred stock will remain in effect.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ITEM 2(C).

PROPOSAL NO. 3 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act, as amended, we are seeking shareholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in this proxy statement pursuant to SEC rules (the say-on-pay proposal). In your consideration of how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our Compensation Discussion and Analysis (including its executive summary), the compensation tables, and the accompanying narrative disclosures and footnotes regarding our executive compensation program. Shareholders are asked to vote, on an advisory basis, to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the Company’s 2020 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders.

While this say-on-pay proposal is advisory only and the voting results are not binding, our Compensation Committee and Board will consider the outcome of the vote when making future compensation decisions for our named executive officers. It is our current policy to provide you this advisory voting opportunity annually. Accordingly, you will have the opportunity to vote on whether to approve, on an advisory basis, the compensation of our NEOs again at our 2021 annual meeting of shareholders.

We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Shareholder Communications” below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4 APPROVAL OF THE HANCOCK WHITNEY CORPORATION 2020 LONG TERM INCENTIVE PLAN

We are asking shareholders to approve the Hancock Whitney Corporation 2020 Long Term Incentive Plan (the 2020 Plan), which was approved by our Board of Directors on February 27, 2020, subject to shareholder approval at the Annual Meeting.  The 2020 Plan will become effective as of the date it is approved by shareholders.

The 2020 Plan is intended to serve as the successor to our 2014 Long Term Incentive Plan (the Prior Plan).  As of December 31, 2019, there were approximately 1,624,803 shares of our common stock subject to outstanding awards under the Prior Plan. As of such date, there were approximately 399,831 shares of our common stock reserved and available for future awards under the Prior Plan.

If the 2020 Plan is approved, a total of 2,500,000 shares will be reserved and available for issuance pursuant to the grant of new awards under the 2020 Plan. All future equity awards will be made from the 2020 Plan, and the Company will not grant any additional awards under the Prior Plan.

The Compensation Committee believes the number of shares available for future awards under the Prior Plan will not be sufficient to make the grants it believes will be needed over the next few years to provide adequate long-term equity incentives to our key employees and directors. Considering our historical grant practices, we believe we have been judicious in our share usage under the Prior Plan, and mindful of potential shareholder dilution.  Approval of the 2020 Plan will enable the Company to continue making equity compensation grants that serve as incentives to recruit and retain key employees and to continue aligning the interests of its employees with shareholders.  Based on the number of requested shares to be reserved under the 2020 Plan and on our anticipated future grant cycles, we expect that the share reserve will be sufficient to cover future equity incentive awards for approximately 3 to 4 years.

A summary of the 2020 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2020 Plan, which is attached to this proxy statement as Appendix C.

Promotion of Sound Corporate Governance Practices

We designed the 2020 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, and non-employee directors with the interests of shareholders and the Company. These features include, but are not limited to, the following:

•

Awards Subject to Clawback Policy. Awards under the 2020 Plan are expressly subject to the Company’s clawback policy, which allows the Company to recover gains from awards granted under the plan if the Company’s financial statements are restated due to fraud or misconduct by an executive officer.

•	Minimum Vesting Requirements. Subject to certain limited exceptions, awards granted under the 2020 Plan will be subject to a minimum vesting period of one year.
•

No Liberal Share Counting.  Shares withheld from an award to satisfy tax withholding requirements or to pay the exercise price of a stock option or stock appreciation right will not be available for future awards under the plan.

•

No Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•

Prohibition on Repricing. The exercise price of a stock option or stock appreciation right may not be reduced, directly or indirectly, without the prior approval of shareholders, including by a cash repurchase of “underwater” awards, except for equitable adjustments to maintain existing award values if there is a material corporate event.

•	No Single-Trigger Change in Control Vesting. Awards granted under the 2020 Plan do not automatically vest and pay out upon the change in control.
•	No Tax Gross-Ups. The 2020 Plan does not provide for any tax gross-ups.

Key Data Relating to Outstanding Equity Awards and Shares Available

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2014 Plan as of December 31, 2019 (and without giving effect to approval of the 2020 Plan under this Proposal). It also includes awards that remain outstanding under the 2014 Plan and prior equity incentive compensation plans, but no future awards may be granted thereunder:

Total shares underlying outstanding stock options	28,545
Total shares underlying outstanding unvested time-based full value awards	1,471,332
Total shares underlying outstanding unvested performance-based full value awards	124,926 (1)
Total shares underlying all outstanding awards	1,624,803
Weighted average exercise price of outstanding stock options	$34.11
Weighted average remaining contractual life of outstanding stock options	2.16
Total shares currently available for grant of new awards	399,831
Common Stock outstanding as of December 31, 2019	87,514,563
Market price of Common Stock as of December 31, 2019	$43.88

(1)	Assumes performance-based awards will vest and pay out based on maximum performance levels being achieved.

Summary of the 2020 Plan

Purpose. The purpose of the 2020 Plan is to advance the interests of the Company and its shareholders and to promote the growth and profitability of the Company by providing associates and directors of the Company and its subsidiaries a means to acquire a proprietary interest in the Company, as well as to provide incentives to such associates and directors to reward and encourage their efforts in promoting the long-term growth and profitability of the Company. Further, the plan provides a means for the Company to obtain and retain qualified associates and directors in a competitive market, which is crucial to the Company’s continued growth and profitability.

Administration. The 2020 Plan is administered by the Compensation Committee of the Company’s Board of Directors (the Committee for purposes of this Proposal No. 4). The Committee is composed solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and directors who meet the independence requirements of the NASDAQ Stock Market listing standards.

The Committee has the power, in its discretion, to grant incentive awards under the 2020 Plan, to select the individuals to whom incentive awards are granted, to determine the number of shares of common stock subject to each incentive award and the terms of the grants, to interpret the provisions of the plan and to otherwise administer the plan. The Committee may delegate all or any of its responsibilities and powers under the 2020 Plan to individual officers or associates of the Company or a subsidiary, except its authority or responsibility with regard to awards to persons subject to Section 16 of the Exchange Act.

Eligibility. Any associate or non-employee director of the Company or any of its subsidiaries selected by the Committee, or selected by management and approved by the Committee, is eligible to receive incentive awards under the 2020 Plan. However, incentive stock options, within the meaning of Internal Revenue Code Section 422, may only be granted to associates of the Company or its subsidiaries. As of December 31, 2019, approximately 600 employees and 12 non-employee directors would be eligible to receive awards under the 2020 Plan.

Permissible Awards. The 2020 Plan authorizes the granting of awards in any of the following forms:

•

market-priced options to purchase shares of our common stock, which may be designated under the Internal Revenue Code of 1986, as amended from time to time (the Code), as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees, but not to non-employee directors),

•

stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date),

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee,
•

restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property as specified in the award certificate) at a designated time in the future and subject to any vesting requirement as may be set by the Committee,

•

performance stock awards and performance units, which represent the right to receive payment of a number of shares of common stock or an amount in cash equal to the value of a specified number of shares of common stock, based on achievement of specified performance goals during a specified performance period, as established by the Committee, and

•

other stock-based awards that are payable or valued, in whole or in part, by reference to, or otherwise based on, shares of common stock, or other rights or securities that are convertible or exchangeable into shares of common stock, and cash awards, on such terms and conditions as the Committee determines.

Shares Available for Awards. The total number of shares of common stock available for issuance under the plan is 2,500,000 shares, plus a number of additional shares (not to exceed 1,000,000) underlying awards outstanding as of the effective date of the 2020 Plan under the Prior Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.  All or any portion of such authorized shares may be issued pursuant to grants of incentive stock options or pursuant to any one or more other types of incentive award under the plan. Such shares of common stock may be either authorized but unissued shares, treasury shares or shares acquired on the open market.

For purposes of determining the number of shares of our common stock available for grants of incentive awards under the 2020 Plan, shares that are not delivered because an award expires, is forfeited, cancelled, or settled in cash will not count against the aggregate share limit and will again be available for grants under the plan. If shares are withheld to satisfy the exercise price of an option or the tax withholding obligation associated with any incentive award, those withheld shares will be counted against the aggregate share limit and will not be available for reissuance under the plan.  With respect to stock appreciation rights paid in shares, all shares to which the stock appreciation rights relate are counted against the plan limits rather than the net number of shares delivered upon exercise.

Limitations on Awards. The aggregate number of shares for which awards may be granted during any plan year (i.e., calendar year) to any one participant may not exceed 250,000 shares. The aggregate fair market value of stock for which options intended to be incentive stock options become exercisable for the first time by an individual in any calendar year may not exceed $100,000, provided if such limitation is exceeded, the options above this limit shall be treated as non-qualified stock options.

Limitation of Non-Employee Director Compensation. With respect to any one Plan Year, the aggregate compensation that may be granted or awarded to any one non-employee director, including all meeting fees, cash retainers and retainers granted in the form of incentive awards, shall not exceed $300,000, or $400,000 in the case of a non-employee Chairman of the Board or Lead Director.

Minimum Vesting Requirements. Except in the case of substitute awards granted in a business combination, awards granted under the 2020 Plan will be subject to a minimum vesting period of one year. Notwithstanding the foregoing, the Committee may grant awards without the minimum vesting requirements described above with respect to awards covering 5% or fewer of the total number of shares authorized under the 2020 Plan.

Treatment of Awards upon a Change in Control. Under the 2020 Plan, in the event of a change in control, the Committee may provide for any of the following to occur with respect to an incentive award: (i) automatic maximization of all performance standards, lapse of all restrictions and acceleration of vesting; (ii) performance stock awards to be paid entirely in cash; (iii) with respect to outstanding options, a three-month period following termination of employment in which to exercise such option; and (iv) the award becomes non-cancelable. For purposes of the 2020 Plan, a change in control event includes, but is not limited to, certain acquisitions of fifty percent (50%) or more of the Company’s outstanding common stock, certain changes in the identity of a majority of the members of the Board of Directors and the acquisition of more than fifty percent (50%) of the Company’s assets.

Adjustments. The number and kind of shares of common stock available for issuance under the 2020 Plan (including under any awards then outstanding), the number and kind of shares subject to the individual limits set forth in the 2020 Plan, and the terms of any outstanding award, including the exercise price of any outstanding option, will be equitably adjusted by the Committee as it determines appropriate to reflect any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off combination or exchange of shares, dividend or distribution of securities, or any other event or transaction that affects the number or kind of outstanding shares of the Company.

Amendment and Termination of the 2020 Plan. The Board of Directors may at any time terminate, or from time to time amend, the 2020 Plan, or alter any award certificate or other document evidencing an award. However, no such amendment or termination may be made without first obtaining shareholder approval if such amendment or termination would: (i) increase the maximum number of shares that may be issued under the 2020 Plan or to any one individual (except to the extent such amendment is made pursuant to a change in the Company’s capitalization), (ii) materially expand the classes of individuals eligible to receive awards under the 2020 Plan, (iii) reduce the price at which options and SARs may be granted, (iv) reduce the exercise price of outstanding options and SARs, or (v) otherwise require shareholder approval pursuant to the 2020 Plan, applicable law, or the NASDAQ Stock Market.

No termination of the 2020 Plan or amendment to the 2020 Plan or an award thereunder may be made which would adversely affect any rights or obligations with respect to any awards granted prior to the date of such termination or amendment, without the consent of the holder of such award.

Prohibition on Repricing. Outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior consent of the Company’s shareholders, except for equitable adjustments to maintain existing award values if there is a material corporate event. In addition, the Company may not, without the prior approval of shareholders, repurchase an option or stock appreciation right for value from a participant if the current market value of the underlying stock is lower than the exercise price per share of the option or stock appreciation right.

Limitations on Transfer. Awards granted under the 2020 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and may be exercisable only by the participant during his or her lifetime or, in the event of the disability of a participant, by his or her legal representative.

Clawback Policy. All awards made to executive officers of the Company under the 2020 Plan are subject to the Company’s Clawback Policy under which all or a portion of the award, plus any gains realized thereon, may be recovered if the financial statements of the Company are restated due to fraud or dishonesty by one or more of the Company’s executive officers.

Federal Income Tax Consequences

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2020 Plan. It is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change. State, local and non-U.S. income tax consequences are not discussed and may vary from jurisdiction to jurisdiction.

Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2020 Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2020 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock.  Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock) and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock) and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Stock Units.  A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property) and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (e.g. when the performance goals are established). Upon receipt of cash, stock, or other property in settlement of a performance award, the participant will recognize ordinary income equal to the value of the cash, stock, or other property received and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Code Section 409A. The 2020 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Code Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and stock appreciation rights that comply with the terms of the 2020 Plan, are designed to be exempt from the application of Code Section 409A. Restricted stock units and performance awards granted under the 2020 Plan would be subject to Code Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Code Section 409A in order to avoid early taxation and penalties.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the 2020 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

HANCOCK WHITNEY CORPORATION 2020 LONG TERM INCENTIVE PLAN

TRANSACTIONS WITH RELATED PERSONS

The Company, through the Bank, has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Bank, members of their immediate families and their associates. The Bank has made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company. At the time made, no such loans involved more than the normal risk of collectability or presented other unfavorable features that require disclosure in the proxy statement.

The Bank employs several relatives of directors and executive officers, including two employees who were paid or otherwise earned compensation exceeding $120,000 in the aggregate during 2019. These employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees.

•

Taylor R. Backstrom, the son of Robert Roseberry, one of our directors, is employed by the Bank as a Commercial Banker. During 2019, Taylor Backstrom received total cash compensation of $184,789. Mr. Backstrom received stock awards valued at $9,999 (which will not fully vest until 2023). He also received benefits valued at $34,629. These benefits include matching contributions to the Hancock Whitney 401(k) plan, restricted stock dividends and a change in retirement pension plan value.

•

Jay R. Exnicios, the brother of Joseph S. Exnicios, one of our executive officers and President of the Bank, is employed by the Bank as a Corporate Banker. During 2019, Jay Exnicios received total cash compensation of $239,588. Mr. Exnicios received stock awards valued at $36,267 (which will not fully vest until 2023). He also received benefits valued at $167,828. These benefits include matching contributions to the Hancock Whitney 401(k) plan, restricted stock dividends and a change in retirement pension plan value.

Our Corporate Governance Guidelines require that we review all transactions that may be required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Generally, the Audit Committee will be responsible for reviewing and approving all Related Party Transactions.

The Company provides brokerage services and investment advisory services and offers annuities and insurance products through its subsidiary Hancock Whitney Investment Services, Inc. (HWIS). It conducts virtually all of its other business activities through the Bank, or through the Bank’s subsidiaries, and those business activities primarily consist of offering deposit accounts, making loans, and engaging in trust business. While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by depository institutions such as banks that are insured by the Federal Deposit Insurance Corporation and are subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with the Bank and HWIS. With respect to lending activities, the Bank has a special written policy governing affiliate and insider lending transactions. This policy prohibits extensions of credit to insiders, as defined in the policies, unless the extension of credit:

•

is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with members of the general public; and

•	does not involve more than the normal degree of risk or other unfavorable factors.

Audit Committee review is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds $120,000 and does not meet the criteria noted above or which becomes a past due, nonaccrual, restructured or a potential problem loan as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the board of directors of the bank extending credit must approve in advance any extension of credit to any director or executive officer or any of their related interests where the aggregate lending relationship exceeds $500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.

In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. The Bank may make extensions of credit to an executive officer:

•	in any amount to finance the education of his or her children;
•	in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;
•

in any amount provided that the extension of credit is secured by U.S. Government obligations, which is the subject of an unconditional takeout commitment or guarantee by a U.S. Government entity, or a perfected security interest in a segregated deposit account of the Bank; or

•	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.

An extension of credit covered by Regulation O to executive officers must be (1) promptly reported to the board of directors of the bank extending such credit; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

In order to promote compliance with applicable laws, regulations and rules pertaining to insider lending transactions discussed above, the Company has appointed an officer (the Regulation O Monitoring Officer) to assist Bank employees in identifying and reviewing pertinent transactions with identified insiders. The Regulation O Monitoring Officer annually receives lists of all directors and executive officers of the Company and the Bank from our Corporate Secretary, as well as a list of our principal shareholders, if any. The information collected from directors and designated executive officers includes the names of these individuals and their family members, as well as the names of their related interests. This information is compiled based on questionnaires our directors and designated executive officers submit to the Corporate Secretary. Information available from public databases and the Bank’s records supplement the data. The Bank’s Regulation O Monitoring Officer directly compiles information regarding other insiders designated by the Board of Directors as subject to Regulation O, their family members and related interests. The Bank’s officers managing proposed extensions of credit to insiders are responsible for confirming that the proposed extensions of credit are in compliance with the Bank’s policies on insider transactions. The Regulation O Monitoring Officer will promptly notify our Corporate Secretary in the event the Regulation O Monitoring Officer detects an extension of credit to an insider that appears to violate the policy.

The Corporate Secretary follows procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions or that might impair a non-employee director’s independence under SEC rules or NASDAQ listing rules. These procedures include annual director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any insider transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a non-employee director from meeting NASDAQ or SEC independence requirements to the Board.

To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Code of Business Ethics for Officers and Associates, the Code of Ethics for Financial Officers, and the Code of Ethics for Directors. These codes, which are available on the Governance Documents page of the Investor Relations website at www.hancockwhitney.com/investors, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and encourage covered persons to seek advice to avoid conflicts of interest. Employees are also prohibited from handling any customer relationship involving themselves, their relatives or affiliated businesses. Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and shall report any violations to the Board for further action.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures

The Company’s Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2019. As part of its role in overseeing the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. The policy requires that on an annual basis the Audit Committee pre-approve the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within pre-approved fee levels. Unless otherwise provided, such pre-approvals shall remain in effect for 12 months. The Audit Committee may revise the list of generally pre-approved services from time to time. The Audit Committee may also grant general pre-approval for other permissible non-audit services classified as all other services, provided that such services would not impair the independent registered public accounting firm’s independence. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such action, the Audit Committee Chair or his designee may pre-approve individual engagements up to a limit of $100,000. Any pre-approval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee will consult the SEC’s rules and relevant guidance in applying this policy. During 2019, the Audit Committee pre-approved all services provided by PwC.

Fees and Related Disclosures for Accounting Services

The Audit Committee pre-approved all professional services provided by PwC and the related fees in 2019 and 2018. The following table discloses the fees for professional services provided by PwC in each of the last two fiscal years to the Company and its subsidiaries:

	2019	2018
Audit Fees(1)	$2,063,719	$1,709,564
Audit-Related Fees (2)	211,200	164,198
Tax Fees (3)	251,580	134,916
All Other Fees (4)	900	95,518
Total	$2,527,399	$2,104,196

(1)

Relates to services rendered in connection with the audits of the consolidated financial statements of the Company, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation Improvement Act.

(2)	Relates to services rendered in connection with audits of Company subsidiaries, assurance services for compliance reporting, and registration statements.
(3)	Relates to permissible tax services.
(4)	Relates to permissible advisory services.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s accounting and financial reporting processes and has a key role in the oversight and supervision of PwC, the Company’s independent registered public accounting firm. The Audit Committee’s role includes sole authority to: (1) appoint or replace the Company’s independent registered public accounting firm; (2) pre-approve all audit or permissible non-audit services that the Company’s independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible non-audit services. The Audit Committee monitors management’s evaluation of the effectiveness of internal control over financial reporting and retains and monitors the activities of PwC. The Audit Committee also oversees the Company’s procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters. For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on the Company’s Investor Relations website at www.hancockwhitney.com/investors under Corporate Overview – Committee Charting. The Audit Committee is in compliance with the Audit Committee Charter.

Management has the primary responsibility for the financial statements and reporting processes, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities for 2019, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2019. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm the matters required to be communicated by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board (PCAOB) in (AS 1301). The Audit Committee has also received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company’s system of internal control over financial reporting, and the overall quality of the Company’s financial reporting. Both the internal auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee. The Audit Committee held one executive session with its independent accountants in 2019.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2019 be included in the Annual Report on Form 10-K for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2020, subject to ratification by a majority of the shares represented at the annual meeting.

Audit Committee of the Board of Directors,

Christine L. Pickering, Chair

Sonya C. Little, Vice Chair

Hardy B. Fowler

Jerry L. Levens

Robert W. Roseberry

PROPOSAL NO 5 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and to attest to the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and until their successors are selected. PwC has served continuously as the Company’s auditor since 2009. PwC is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor. In addition, the Audit Committee recognizes that restrictions exist as to the hiring of any current or former partner, principal, shareholder or professional employee of its independent auditor and has reasonable measures in place to ensure any such potential candidates are reviewed prior to hiring for compliance with such restrictions. The Audit Committee also requires the lead PwC partner assigned to the Company’s audit to be rotated at least every five years. The Audit Committee and its chairperson are directly involved in the selection of the new lead partner.

Each year, the Audit Committee evaluates the qualification, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on PwC and its peer firms; (ii) PwC’s tenure as our independent auditor and its familiarity with our operations and business, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and expertise; (iv) whether the firm or any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters; and (v) PwC’s independence. Based on this evaluation, the members of the Audit Committee and the Company’s Board believe that the continued retention of PwC in 2020 is in the best interests of the Company and its shareholders.

The Board anticipates that representatives of PwC will be in attendance at the annual meeting and will be available to respond to questions.

Although not required to do so, the Company’s Board has chosen to submit its selection of PwC for ratification by the Company’s shareholders. It is the intention of the persons named in the proxy to vote such proxy FOR the ratification of this selection. If this proposal does not pass, the Audit Committee will reconsider the selection. The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO

AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR 2020.

SHAREHOLDER COMMUNICATIONS

The Board provides a process for shareholders to send communications to the Board or to individual directors. Information regarding this process is set out in the Corporate Governance Guidelines, which are available to shareholders on the Governance Documents page of the Investor Relations section of our website at www.hancockwhitney.com/investors.

OTHER MATTERS

We do not know of any matters to be presented at our 2020 annual meeting other than those set forth in the accompanying notice.  However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

SEC Rule 14a-8 If you are a shareholder who would like us to include your proposal in our notice of the 2021 annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 17, 2020. If you do not follow Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy statement.

Advance notice procedures   Under our Bylaws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Company. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our Bylaws for a director nomination or other business, and director nominations must include the related questionnaire and agreement specified in our Bylaws. If you would like to receive a printed copy of our Bylaws at no cost you may request these by contacting Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Whitney Corporation, Hancock Whitney Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501 or at P.O. Box 4019, Gulfport, MS 39502.

Based on this year’s annual meeting date, to be timely, the written notice must be delivered not earlier than December 30, 2020 (the 120th day prior to the first anniversary of this year’s annual meeting) and not later than January 29, 2021 (the 90th day prior to the first anniversary of this year’s annual meeting) to the Corporate Secretary at our principal executive offices by mail or overnight delivery service.

These advance notice procedures are separate from the procedures you must follow to submit a director nominee for consideration by the Corporate Governance Committee for recommendation to the Board for election as described under Board of Directors and Corporate Governance — Board Committees — Corporate Governance and Nominating Committee – Identification of New Directors and from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement pursuant to SEC Rule 14a-8 referred to above.

The proxies we appoint for the 2020 annual meeting may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

At the annual meeting, the Chairperson or other officer presiding will determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our Bylaws, and shall have the authority to declare that a defective proposal or nomination be disregarded.

Please direct any questions about the requirements or notices in this section by writing to Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Whitney Corporation, Hancock Whitney Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501 or at P.O. Box 4019, Gulfport, MS 39502.

By Order of the Board of Directors.

Jerry L. Levens Chairman of the Board	John M. Hairston President & CEO

Dated: March 17, 2020

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Operating Revenue and Operating Pre-Provision Net Revenue, and Operating Earnings and Earnings Per Share (Operating EPS) are non-GAAP financial measures that exclude income or expense considered to be nonoperating in nature. Items identified as nonoperating are those that, when excluded from a reported financial measure, provide management or the reader with a measure that may be more indicative of forward-looking trends in the Company’s business. Operating Revenue and Operating Pre-Provision Net Revenue are presented on a taxable equivalent (te) basis to adjust for the tax-favored status of net interest income from certain loans and investments using the statutory federal tax rate. Operating Revenue is defined as net interest income (te) and noninterest income less nonoperating income. Operating Pre-Provision Net Revenue is defined as operating revenue less noninterest expense, excluding nonoperating items. Management believes these are useful financial measures because they enable investors and others to gain a better understanding of the Company’s performance period over period, as well as measure management’s success in executing its strategic initiatives. Operating pre-provision net revenue is also a useful financial measure to assess the Company’s ability to generate capital to cover credit losses through a credit cycle. Operating Earnings are reported net income excluding nonoperating items net of income tax. Operating Earnings per Share is defined as operating earnings expressed as an amount available to each common shareholder on a diluted basis.

A reconciliation of these measures to GAAP measures is presented in the tables below:

Table 1. Operating Pre-Provision Net Revenue (Operating Leverage) – Years Ended December 31, 2019 and 2018

	Years Ended December 31,
(in thousands)	2019	2018
Net interest income	$ 895,217	$ 848,838
Noninterest income	315,907	285,140
Total revenue	1,211,124	1,133,978
Taxable equivalent adjustment (a)	14,774	16,177
Nonoperating revenue	-	541
Operating revenue (te)	1,225,898	1,150,696
Noninterest expense	(770,677)	(715,746)
Nonoperating expense	32,666	28,943
Operating pre-provision net revenue (te)	$ 487,887	$ 463,893
(a)Taxable equivalent (te) amounts are calculated using the statutory federal income tax rate.

Table 2. Operating Earnings and Operating Earnings per Share – Years Ended December 31, 2019 and 2018

(in thousands, except per share)	Earnings	EPS
Year Ended December 31, 2019:
Net income	$ 327,380	$ 3.72
Net nonoperating items, after tax	25,806	0.29
Operating earnings and Operating EPS	$ 353,186	$ 4.01

Year Ended December 31, 2018: Net income	$ 323,770	$ 3.72
Nonoperating items, after tax	23,546	0.27
Operating earnings and Operating EPS	$ 347,316	$ 3.99

APPENDIX B: AMENDED AND RESTATED ARTICLES OF INCORPORATION OF HANCOCK WHITNEY CORPORATION

~~COMPOSITE~~SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HANCOCK WHITNEY CORPORATION

FIRST: The name of the corporation is Hancock Whitney Corporation.

SECOND: The aggregate number of shares which the Corporation is authorized to issue is 400,000,000 divided into two classes. The designation of each class, the number of shares of each class and the par value, if any, of each class are as follows:

~~Number of Shares   ClassPar Value, if any~~

     ~~350,000,000Common  $3.33~~

       ~~50,000,000Preferred$20.00~~

Number of Shares	Class	Par Value, if any
350,000,000	Common	$3.33
50,000,000	Preferred	$20.00

The preferences and relative rights in respect of the shares of each class and the variations in the relative rights and preferences as between the series of any preferred class in the series are as follows:

Each share of Common Stock shall entitle the holder thereof to full voting rights. Except as may be determined by the Board of Directors at the time a series is created, holders of Preferred Stock shall have no voting rights as a holder of such stock, except as specifically required by law.

The holders of Preferred Stock shall be entitled to receive dividends, subject to statutory restrictions, when and as declared by the Board of Directors. Such dividends shall be payable at such periods as shall be fixed by the Board of Directors at the rate specified in the resolution of the Board of Directors authorizing the issuance of the particular series of Preferred Stock, and no more~~, before any dividend shall be paid or set apart for payment upon the Common Stock.~~

~~Dividends on the Preferred Stock shall be cumulative, so that if for any period the same shall not be paid, the right thereto shall accumulate as against the Common Stock, and all arrears so accumulated shall be paid before any dividend shall be paid upon the Common Stock.Whenever all accumulated dividends on the outstanding Preferred Stock for all previous periods shall have been declared and shall have become payable, and the Corporation shall have paid such accumulated dividends for such previous periods, or shall have set aside from its legally available funds a sum sufficient therefor, the Board of Directors may declare dividends on the Common Stock, payable then or thereafter out of any remaining legally available funds~~.

Each class of Preferred Stock shall be divided into and issued from time to time by resolution of the Board of Directors in one or more series, each series being so designated as to distinguish the shares thereof from the shares of all other series and classes. All or any of the series of any such class and the variations and the relative rights and preferences as between different series may be fixed and determined by resolution of the Board of Directors, but all shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

(a)	the rate of dividend;
(b)	whether dividends are cumulative, partially cumulative or non-cumulative, and related matters;
(c)	~~(b)~~ whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption;
(d)	~~(c)~~ the amount payable upon shares in the event of voluntary and involuntary liquidation;
(e)	~~(d)~~ sinking fund provisions, if any, for the redemption or purchase of shares;
(f)	~~(e)~~ the terms and conditions, if any, on which shares may be converted; and
(g)	~~(f)~~ the voting rights of the shares.

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~~Resolutions adopted by the Board of Directors effective June 29, 2001~~

~~RESOLVED that 1,658,275 authorized but unissued shares of this Corporation’s Preferred Stock ($20.00 par value) are hereby designated as a series of Preferred Stock called the 8% Cumulative Convertible Preferred Stock, Series A with the following voting powers, rights and preferences:~~

~~1.Definitions.~~

~~For the purposes of this resolution, the following terms shall have the following meanings:~~

~~“Capital Stock” means the Capital Stock of any class or series (however designated) of the Corporation.~~

~~“Common Stock” means the Common Stock of the Corporation ($3.33 par value) as constituted on the date of this Resolution, or shares of any other class of Capital Stock into which such Common Stock is reclassified after such date.~~

~~“Corporation” means Hancock Whitney Corporation.~~

~~“Dividends Accrued” means an amount equal to the sum of all dividends required to be paid on the shares of Series A Preferred Stock from the date of issue of the shares of Series A Preferred Stock to the date to which the determination is to be made, whether or not such amount or any part thereof shall have been declared as dividends and whether there shall be or have been any funds out of which such dividends might legally be paid, less the amount of dividends declared and paid and, if any dividends have been declared and set apart for payment but not paid, the amount so set apart for the payment of such dividends.  Accrued Dividends for any period less than a full calendar quarter shall be calculated on the basis of the actual number of days elapsed over a 360-day year.~~

~~“Junior Stock” means any Capital Stock ranking as to dividends and as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation junior to the Series A Preferred Stock.~~

~~“Parity Stock” means shares of any series of the Corporation’s Preferred Stock and any shares of Capital Stock ranking as to dividends and/or as to the rights in liquidation, dissolution or winding-up of the affairs of the Corporation equally with the Series A Preferred Stock.~~

~~“Prior Stock” means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation prior to the Series A Preferred Stock.~~

~~“Series A Preferred Stock” means the 8% Cumulative Convertible Preferred Stock, Series A of the Corporation.~~

~~“Subsidiary” means any corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by the Corporation and one or more Subsidiaries.~~

~~2.Dividends.~~

~~(a)The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation, out of any funds legally available therefor, cash dividends at the rate and payable on the dates hereinafter set forth.  The rate of dividends payable on Series A Preferred Stock shall be $1.60 per share per annum and no more.  Dividends shall be payable, to the extent practical, in equal quarterly installments on the last day of March, June, September and December of each year, commencing on the last day of the calendar quarter in which the merger of the Corporation and Lamar Capital Corporation occurs.  Dividends shall be cumulative and shall accrue on the Series A Preferred Stock from and after the date of issuance thereof.  Dividends payable on the last day of the calendar quarter in which the merger of the Corporation and Lamar Capital Corporation occurs or on any other date which is not the last day of a full calendar quarter shall be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.~~

~~(b)No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon any shares of Parity Stock for any dividend period unless the same dividend (payable in proportion to the respective annual dividend rates per share set forth in the Articles of Incorporation or the respective Articles of Amendment) shall have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon all shares of Series A Preferred Stock outstanding.~~

~~(c)Unless Dividends Accrued on all outstanding shares of Series A Preferred Stock and any outstanding shares of Parity Stock due for all past dividend periods shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, and full dividends (to the extent that the amount thereof shall have become determinable) on all outstanding shares of such stock due on the respective next following payment dates shall have been declared and a sum sufficient for the payment thereof set apart then (i) no dividend (other than a dividend payable solely in “Common Stock”) shall be declared or paid upon, or any sum set apart for the payment of dividends on any shares of Junior Stock; (ii) no other distribution shall be made upon any shares of Junior Stock; (iii) no shares of Junior~~

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~~Stock shall be purchased, redeemed or otherwise acquired for value by the Corporation or by any Subsidiary; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock by the Corporation or any Subsidiary.~~

~~3.Voting Rights.~~

~~In addition to any voting rights afforded by the Mississippi Business Corporation Act to the holders of a series or class of stock voting as a group, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive notice of, to participate in, and vote on any matter presented to the holders of Common Stock at any meeting of the holders of Common Stock of the Corporation on the following basis: a holder of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock held by such holder could be converted at the then current Conversion Price.~~

~~4.Liquidation.~~

~~In the event of liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation price of $20.00 per share, plus Dividends Accrued to the date of payment, and no more, before any distribution or payment shall be made to the holders of shares of Junior Stock and after payment to the holders of the outstanding shares of Series A Preferred Stock and to the holders of shares of other classes and series of Parity Stock of the amounts to which they are respectively entitled, the balance of such assets, if any, shall be paid to the holders of the Junior Stock according to their respective rights.  For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation nor the sale, lease or other disposition of all or substantially all of the Corporation’s properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding-up of the affairs of the Corporation.  In case the net assets of the Corporation are insufficient to pay the holders of the outstanding shares of Series A Preferred Stock and other series of Parity Stock the full preferential amounts to which they are respectively entitled, the entire net assets of the Corporation shall be distributed ratably to the holders of the outstanding shares of Series A Preferred Stock and other series of Parity Stock in proportion to the full preferential amounts to which they are respectively entitled.~~

~~5.  Conversion.~~

~~(a)Each holder of any outstanding shares of Series A Preferred Stock shall have the right, at any time, to convert any of such shares into Common Stock of the Corporation.  Furthermore, as to any shares of Series A Preferred Stock called for redemption, each such holder shall have the right at any time prior to the close of business on the fifth full business day preceding the date fixed for redemption (unless default shall be made by the Corporation in the payment of the redemption price in which case such right of conversion shall continue without interruption), to convert any of such shares into shares of Common Stock of the Corporation.  The number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible shall be equal to the number arrived at by dividing $20.00, without any payment or adjustment for Dividends Accrued, by the conversion price per share of the Common Stock fixed or determined as hereinafter provided.  Such conversion price shall initially be $45.00 per share, subject to the adjustments hereinafter provided (such price as adjusted at any time being hereinafter called the “Conversion Price”).~~

~~(b)The holder of any outstanding shares of Series A Preferred Stock may exercise the conversion right provided in Paragraph (a) above as to all or any portion of the shares that he holds by delivering to the Corporation during regular business hours, at the principal office of the Corporation’s transfer agent or such other place as may be designated in writing by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or endorsed or assigned to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security number or other tax identification number) in which the certificate or certificates or shares of Common Stock are to be issued.  Conversion shall be deemed to have been effected on the date (the “Conversion Date”) when such delivery is made.  As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which he is entitled and a payment in cash of any dividends declared and unpaid with respect to the shares of Series A Preferred Stock so surrendered up to the dividend date that immediately precedes the Conversion Date.  The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open; but the Conversion Price shall be that in effect on the Conversion Date, unless the Conversion Date falls after the date that the Corporation mails a notice of redemption under Section 5(c) and before the date fixed for redemption, in which case the Conversion Price shall be that in effect on the date that such notice of redemption is mailed.~~

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~~(c)If, for twenty (20) consecutive trading days beginning on or after the end of the thirtieth (30th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation and ending on or before the sixtieth (60th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation, the last sale price of the Common Stock exceeds $56.25 (which price shall be subject to adjustment on the same basis as the Conversion Price as set forth in Section 5(f) below), then, effective at 5:00 p.m. on the last day in such twenty (20) day period the Corporation shall have the option to require that all outstanding shares of Series A Preferred Stock shall automatically convert into and become shares of Common Stock, as if each holder of Series A Preferred Stock exercised the conversion right provided in Section 5(a) and all shares of Series A Preferred Stock, whether or not the certificates therefore shall have been surrendered for cancellation, shall be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and determine, except the right to receive certificates for shares of Common Stock upon surrender of certificates for shares of Series A Preferred Stock the same manner described in Section 5(b).  If the Corporation elects to require conversion under this Section 5(c) the Corporation shall give written notice of such conversion by first class mail, postage prepaid to the holders of Series A Preferred Stock at the last addresses shown by the Corporation’s stock transfer records.  No delay or imperfection in such notice will affect the conversion of Series A Preferred Stock into shares of Common Stock pursuant to this Section 5(c).  For purposes of this Section 5(c) and Section 5(f), the last sale price of the Common Stock shall be deemed to be the last sale price reported by NASDAQ or its successor, but if the Common Stock is listed on a national stock exchange, the last sale price on any date shall be deemed to be the last sale price on the exchange on which it generally has the highest trading volume.~~

~~(d)The Corporation shall not issue any fraction of a share upon conversion of shares of the Series A Preferred Stock.  If more than one share of the Series A Preferred Stock shall be surrendered for conversion at any time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of the shares of Series A Preferred Stock so surrendered.  If any fractional interest in a share of Common Stock would be deliverable upon conversion, the number of shares of Common Stock deliverable shall be rounded up to the nearest full share.~~

~~(e)The issuance of Common Stock on conversion of outstanding shares of Series A Preferred Stock shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Stock, but the Corporation shall not be required to pay any tax or expense which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in any name other than that of the holder of record on the books of the Corporation of the outstanding shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting the issuance shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.~~

~~(f)The Conversion Price shall be subject to the following adjustments:~~

~~(i)Whenever the Corporation shall (A) pay a dividend on its outstanding shares of Common Stock in shares of its Common Stock or subdivide or otherwise split its outstanding shares of Common Stock, or (B) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the effective date of the happening of such event shall be adjusted so that the holders of the Series A Preferred Stock, upon conversion of all thereof immediately following such event, would be entitled to receive the same aggregate number of shares of Common Stock as they would have been entitled to receive immediately following such event if such shares of Series A Preferred Stock had been converted immediately prior to such event, or if there is a record date in respect of such event, immediately prior to such record date.~~

~~(ii)In case the Corporation, after the date of this resolution, shall issue rights, warrants or options to subscribe for or purchase shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, at a price per share less than the lesser of the Conversion Price or Current Market Value (as hereinafter defined) per share of Common Stock and if such rights, warrants, options or securities are exercisable, convertible or exchangeable for a period of more than thirty (30) days after the date of their issuance, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the issuance of such rights, warrants, options or securities by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or securities plus the number of shares which the aggregate exercise price of the shares of Common Stock called for by all such rights, warrants, options or securities (excluding any theretofore exercised, converted or exchanged) would purchase at such Current Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or securities plus the number of additional shares of Common Stock called for by all such rights, warrants, options or securities (excluding any theretofore exercised, converted or exchanged).  Such adjustment shall be made on the date that such rights, warrants or options are issued.  For the purposes of this Section 5(f), the “Current Market~~

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~~Value” per share of Common Stock on any date shall be deemed to be the average of the last sale price on each of the twenty (20) consecutive trading days commencing forty (40) trading days before such date.  A trading day, for the purpose of this resolution, is a day on which securities are traded on the NASDAQ Stock Market or, if the Common Stock is then listed on any national stock exchange, on such exchange.~~

~~(iii)Whenever the Corporation shall make a distribution to holders of Common Stock of evidences of its indebtedness or assets (excluding dividends and distributions paid in cash out of funds available for dividends in accordance with applicable law), the Conversion Price immediately prior to such distribution shall be adjusted by multiplying such Conversion Price by a fraction, (i) the numerator of which shall be the denominator, hereinbelow described, less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the evidences of indebtedness or assets distributed which is applicable to one share of Common Stock, and (ii) the denominator of which shall be the Current Market Value per share of Common Stock on the next full business day after the record date fixed for the determination of the holders of the Common Stock entitled to such distribution.  Such adjustment shall be retroactively effective as of immediately after such record date.~~

~~(g)Notwithstanding any of the foregoing provisions of this Section 5, no adjustment of the Conversion Price shall be made if the Corporation shall issue rights, warrants or options to purchase Common Stock, or issue Common Stock, pursuant to one or more stock purchase plans, stock option plans, stock purchase contracts, incentive compensation plans, or other remuneration plans for employees (including officers) or any shareholder rights plan of the Corporation or its Subsidiaries adopted or approved by the Board of Directors of the Corporation before or after the adoption of this resolution.~~

~~(h)In any case in which this Section 5 provides that an adjustment of the Conversion Price shall become effective retroactively immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event that number of shares of Common Stock issuable upon such conversion that shall be in addition to the number of shares of Common Stock which were issuable upon such conversion immediately before the adjustment in the Conversion Price required in respect of such event.~~

~~(i)Anything in this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.25 in such price; provided, however, that any adjustments which by reason of this paragraph (i) are not required to be made shall be carried forward and taken into account in making subsequent adjustments.  All calculations under this Section 5 shall be made to the nearest cent.~~

~~(j)Whenever the Conversion Price and subsequent changes to be made therein are adjusted pursuant to this Section 5, the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent for the Series A Preferred Stock, if any, a statement, signed by the Chairman or President of the Corporation and by its Treasurer, showing in detail the facts requiring such adjustment and a computation of the adjusted Conversion Price, and shall make such statement available for inspection by all shareholders of the Corporation, and (ii) cause a notice to be mailed to each holder of record of the outstanding shares of Series A Preferred Stock stating that such adjustment has been made and setting forth the adjusted Conversion Price.  Unless the change in the Conversion Price is caused as a result of action described in subparagraph (i) of paragraph (f) of this Section 5, it shall be accompanied by a letter from the Corporation’s independent public accountants stating that the change has been made in accordance with the provisions of this resolution.~~

~~(k)In the event of any merger, share exchange or similar transaction to which the Corporation is a party, except (i) a merger in which the Corporation is the surviving corporation or (ii) a share exchange in which the Corporation’s shares are issued to shareholders of another corporation, the plan of merger, plan of share exchange or comparable document shall provide that each share of Series A Preferred Stock then outstanding shall be converted into or exchanged for the kind and amount of stock, other securities and property receivable upon such merger, share exchange or similar transaction by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior thereto.~~

~~(1)Shares of Common Stock issued on conversion of shares of Series A Preferred Stock shall be issued as fully paid shares and shall be nonassessable by the Corporation.  The Corporation shall, at all times, reserve and keep available for the purpose of effecting the conversion of the outstanding shares of Series A Preferred Stock such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.~~

~~6.Redemption.~~

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~~(a)The Corporation may at its option redeem all or any portion of the outstanding shares of Series A Preferred Stock at a redemption price (the “Redemption Price”) of $20.00 per share plus Dividends Accrued to the date fixed for redemption: (i) if, for twenty (20) consecutive trading days beginning on or after the end of the thirtieth (30th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation and ending on or before the sixtieth (60th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation, the last sale price of the Common Stock exceeds $56.25 (which price shall be subject to adjustment on the same basis as the Conversion Price as set forth in Section 6(f) below) or (ii) at any time after the end of the sixtieth (60th) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation.~~

~~(b)In the event that the Corporation elects to redeem less than all of the outstanding shares of Series A Preferred Stock, not more than sixty (60) days prior to the date fixed for redemption the Corporation shall select the shares to be redeemed by prorating the total number of shares to be so redeemed among all holders thereof in proportion, as nearly as may be, to the number of shares registered in their respective names, by lot or in such other equitable manner as the Board of Directors may determine.  The Corporation in its discretion may determine the particular certificates (if there are more than one) representing shares registered in the name of a holder which are to be redeemed.~~

~~(c)Not less than thirty (30) nor more than sixty (60) days prior to the date fixed for any redemption pursuant to paragraph (a) of this Section 6, notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the outstanding shares of Series A Preferred Stock to be redeemed at their last addresses as shown by the Corporation’s stock transfer records.  The notice of redemption shall set forth the number of shares to be redeemed, the date fixed for redemption, the Redemption Price (including the amount of Dividends Accrued to the date fixed for redemption), and the place or places where certificates representing shares to be redeemed may be surrendered.  In case less than all outstanding shares are to be redeemed, the notice of redemption shall also set forth the numbers of the certificates representing shares to be redeemed and, in case less than all shares represented by any such certificate are to be redeemed, the number of shares represented by such certificate to be redeemed.~~

~~(d)When a notice of redemption of any outstanding shares of Series A Preferred Stock shall have been duly mailed as hereinabove provided, on or before the date fixed for redemption the Corporation shall deposit in cash funds sufficient to pay the Redemption Price (including Dividends Accrued to the date fixed for redemption) of such shares in trust for the benefit of the holders of the shares to be redeemed with any bank or trust company, having capital and surplus aggregating at least $25,000,000 as of the date of its most recent report of financial condition and named in such notice, to be applied to the redemption of the shares so called for redemption against surrender of the certificates representing shares so redeemed for cancellation.  Except as set forth in Section 5(a), from and after the time of such deposit all shares for the redemption of which such deposits shall have been so made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and determine except the right to receive payment of the Redemption Price (including Dividends Accrued to the date fixed for redemption), but without interest.  Any interest accrued on such funds shall be paid to the Corporation from time to time.~~

~~(e)The Corporation shall redeem all of the outstanding shares of Series A Preferred Stock at a redemption price (the “Redemption Price”) of $20.00 per share, plus Dividends Accrued thirty (30) years from the date of the issuance thereof.~~

~~(f)The Corporation may at its option redeem all or any portion of the outstanding shares of Series A Preferred Stock at a redemption price (the “Redemption Price”) of $20.00 per share plus Dividends Accrued if there is change in the Federal Reserve capital adequacy guidelines that results in the Series A Preferred Stock not qualifying as Tier 1 capital.~~

~~(g)The Corporation shall also have the right to acquire outstanding shares of Series A Preferred Stock otherwise than by redemption, pursuant to this Section 6, from time to time, for such consideration as may be acceptable to the holders thereof; provided, however, that if all Dividends Accrued on all outstanding shares of Series A Preferred Stock shall not have been declared and paid or declared and a sum sufficient for the payment thereof set apart neither the Corporation nor any Subsidiary shall so acquire any shares of such series except in accordance with a purchase offer made on the same terms to all the holders of the outstanding shares of Series A Preferred Stock.~~

THIRD: The street address of its registered office is ~~2510 14th Street, Gulfport, Mississippi 39501~~645 Lakeland East Drive, Suite 101, Flowood, MS 39232 and the name of its registered agent at such address is ~~645 Lakeland East Drive, Suite 101, Flowood, MS 39232.~~C T Corporation System.

FOURTH: (a) The number of directors which shall constitute the whole board of directors shall be fixed from time to time only by a resolution adopted by a majority of the whole board of directors in its discretion, without ~~stockholder~~shareholder approval; provided, however, that such number shall never be less than nine (9) and no decrease in the number of directors constituting the whole board of directors shall shorten the term of any incumbent director.

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The directors shall be divided into three classes as nearly ~~as~~ equal in size as is possible, with the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election, and in all cases as to each director until his successor shall be elected and shall qualify. At each annual meeting, directors to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been elected and shall qualify. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is possible.

(b)Vacancies occurring on the board of directors for any reason shall be filled only by vote of a majority of the remaining members of the board of directors, although less than a quorum. The person filling the vacancy shall serve out the remainder of the term of the vacated directorship or, in case the vacancy results from an increase in the number of directors, the term designated of the class of directors of which the directorship is a part.

(c)Directors may be removed from office only for cause.

(d)Except as provided otherwise in these Second Amended and Restated Articles of Incorporation (i) a majority of the number of directors that constitutes the whole board of directors shall constitute a quorum for the transaction of business at any meeting of the board of directors, and (ii) if a quorum is present when a vote is taken, the affirmative vote of a majority of directors present shall be the act of the board of directors.

(e)Regular meetings of the board of directors may be held without notice of the date, time, place or purpose of the meeting. Special meetings of the board of directors must be preceded by at least two days notice of the date, time and place of the meeting.

(f)This Article FOURTH may not be amended or repealed, or any provision adopted which is inconsistent with Article FOURTH, without the approval by vote of the holders of not less than two-thirds of the then outstanding shares of Common Stock, notwithstanding anything contained in these Second Amended and Restated Articles of Incorporation or specified by law to the contrary.

FIFTH:  ~~(a)(1) In addition to any affirmative vote required by law or under any other provision of these Amended and Restated Articles of Incorporation, and except as otherwise expressly provided in this Article FIFTH:~~

~~(A)any merger or consolidation of this corporation or any Subsidiary (as hereinafter defined in paragraph (c)(8) of this Article FIFTH) with or into (i) any Substantial Stockholder (as hereinafter defined in paragraph (c)(2) of this Article FIFTH) or (ii) any other corporation (whether or not itself a Substantial Stockholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined in paragraph (c)(7) of this Article FIFTH) of a Substantial Stockholder, or~~

~~(B)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Substantial Stockholder of any substantial part (as hereinafter defined in paragraph (c)(9) of this Article FIFTH) of the assets of this corporation or of any Subsidiary, or~~

~~(C)the issuance or transfer by this corporation or by any Subsidiary (in one transaction or a series of related transactions) of any equity securities (as hereinafter defined in paragraph (c)(11) of this Article FIFTH) of this corporation or any Subsidiary to any Substantial Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, or~~

~~(D)the adoption of any plan or proposal for the liquidation or dissolution of this corporation if, as of the record date for the determination of stockholders entitle to notice thereof and to vote thereon, any person shall be a Substantial Stockholder, or~~

~~(E)any reclassification of securities (including any reverse stock split) or recapitalization of this corporation, or any reorganization, merger or consolidation of this corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Substantial Stockholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding securities of any class of equity securities of this corporation or any Subsidiary which is directly or indirectly beneficially owned (as hereinafter defined in paragraph (c)(3) of this Article FIFTH) by any Substantial Stockholder,~~

~~shall (except as otherwise expressly provided in these Amended and Restated Articles of Incorporation) require the affirmative vote of the holders of then outstanding Voting Shares (as hereinafter defined in paragraph (c)(10) of this Article FIFTH) entitled to cast at least 80% of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares; provided that such affirmative vote must also include the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all then outstanding Voting Shares not beneficially owned by any Substantial Stockholder.  Each such affirmative vote shall be required notwithstanding the fact~~

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~~that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.~~

~~(2)The term “business combination” as used in this Article FIFTH shall mean any transaction which is described in any one or more of clauses (A) through (E) of paragraph (a)(1) of this Article FIFTH.~~

~~(b)The provisions of this Article FIFTH shall not be applicable to any business combination, the terms of which shall be approved, prior to the date the Substantial Stockholder which is a party thereto or whose proportionate share of the outstanding securities of any class of equity securities of this corporation or any Subsidiary is increased by reason thereof, or, in the case of a business combination described in clause (D) of paragraph (a)(1) of this article FIFTH, prior to the date any Substantial Stockholder affected by such business combination, became a Substantial Stockholder, by two-thirds of the whole board (as hereinafter defined in paragraph (c)(6) of this Article FIFTH), but only if a majority of the members of the board of directors rendering such approval shall be continuing directors (as hereinafter defined in paragraph (c)(5) of this Article FIFTH).~~

~~(c)For the purposes of this Article FIFTH:~~

~~(1)A “person” shall mean any individual, firm, corporation or other entity.~~

~~(2)“Substantial Stockholder” shall mean any person (other than this corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on any business combination, or immediately prior to the consummation of any such business combination (other than a business combination referred to in paragraph (a)(1)(D) of this Article FIFTH):~~

~~(A)is the beneficial owner (as hereinafter defined in subparagraph (3) of this paragraph (c)), directly or indirectly, of more than 10% of the Voting Shares (determined solely on the basis of the total number of Voting Shares so beneficially owned [and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares] in relation to the total number of Voting Shares issued and outstanding), or~~

~~(B)is an Affiliate of this Corporation and at any time within three years prior thereto was the beneficial owner, directly or indirectly, of more than 10% of the then outstanding Voting Shares (determined as aforesaid), or~~

~~(C)is an assignee of or has otherwise succeeded to any shares of capital stock of this corporation which were at any time within three years prior thereto beneficially owned by any Substantial Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.~~

~~(3)“Beneficial ownership” shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (or any successor rule or statutory provision) or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on January 1, 1989; provided, however, that a person shall, in any event, also be deemed to be the “beneficial owner” of any Voting Shares:~~

~~(A)which such person or any of its Affiliates or Associates [as hereinafter defined in subparagraph (7) of this paragraph (c)] beneficially own, directly or indirectly, or~~

~~(B)which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any Voting Shares solely by reason of an agreement, arrangement or understanding with this corporation to effect a business combination) or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of  any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner), or~~

~~(C)which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this corporation;~~

~~and provided further, however, that (i) no director or officer of this corporation, nor any Associate or Affiliate of any such director or officer, shall, solely by reason of any or all of such directors and officers acting in their capacities as such, be~~

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~~deemed, for any purposes hereof, to beneficially own any Voting Shares beneficially owned by any other such director or officer (or any Associate or Affiliate thereof), and (ii) no pension, employee stock purchase, employee stock ownership or similar plan of this corporation or any Subsidiary nor any trustee with respect thereto, nor any Associate or Affiliate of any such trustee, shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Voting Shares held under any such plan.~~

~~(4)For purposes of computing the percentage beneficial ownership of Voting Shares of a person in order to determine whether such person is a Substantial Stockholder, the outstanding Voting Shares shall include shares deemed owned by such person through application of subparagraph (3) of this paragraph (c) but shall not include any other Voting Shares which may be issuable by this corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.  For all other purposes, the outstanding Voting Shares shall include only Voting Shares then outstanding and shall not include any Voting Shares which may be issuable by this corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.~~

~~(5)“Continuing director” shall mean a person who was a member of the board of directors of this corporation as of January 1, 1989 or thereafter elected by the stockholders or appointed by the board of directors of this corporation prior to the date as of which the Substantial Stockholder (or Substantial Stockholders) in question became a Substantial Stockholder (or Substantial Stockholders), or a person designated (before his initial election or appointment as a director) as a continuing director by a majority of the whole board, but only if a majority of the whole board shall then consist of continuing directors, or, if a majority of the whole board shall not then consist of continuing directors, by a majority of the then continuing directors.~~

~~(6)“Whole board” shall mean the total number of directors which this corporation would have if there were no vacancies.~~

~~(7)An Affiliate” of a specified person is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.  The term “Associate” used to indicate a relationship with any person shall mean (i) any corporation or organization (other than this corporation or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person, or is an officer or director of any corporation controlling or controlled by such person.~~

~~(8)“Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by this corporation; provided, however, that for the purposes of the definition of Substantial Stockholder set forth in subparagraph (2) of this paragraph (c), the term Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by this corporation.~~

~~(9)“Substantial part” shall mean assets having a book value (determined in accordance with generally accepted accounting principles) in excess of 10% of the book value of the total consolidated assets of this corporation, at the end of its most recent fiscal year ending prior to the time the determination is made.~~

~~(10)“Voting Shares” shall mean any shares of capital stock of this corporation entitled to vote generally in the election of directors.~~

~~(11)“Equity security” shall have the meaning given to such term by Rule 3a11-1 under the Securities Exchange Act of 1934, as in effect on January 1, 1989.~~

~~(d)A majority of the whole board shall have the power to determine, but only if a majority of the whole board shall then consist of continuing directors, or if a majority of the whole board shall not then consist of continuing directors, a majority of the then continuing directors shall have the power to determine, for the purposes of this Article FIFTH, on the basis of information known to them, (i) the number of Voting Shares beneficially owned by any person, (ii) whether a person is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to any matter referred to in subparagraph (3)(C) of paragraph (c) of this Article FIFTH, (iv) whether the assets subject to any business combination constitute a substantial part of the assets of the corporation in question, and (v) any other factual matter relating to the applicability or effect of this Article FIFTH.~~

~~(e)A majority of the whole board shall have the right to demand, but only if a majority of the whole board shall then consist of continuing directors, or, if a majority of the whole board shall not then consist of continuing directors, a majority of the then continuing directors shall have the right to demand, that any person who it is reasonably believed is a Substantial Stockholder (or holds of record Voting Shares beneficially owned by any Substantial Stockholder) supply this corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who it is reasonably believed is a Substantial Stockholder, (ii) the number of, and class or series of, shares beneficially owned by such person who it is reasonably believed is a Substantial Stockholder and held of record~~

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~~by each such record owner and the number(s) of the stock certificates(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article FIFTH, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.~~

~~(f)Any determinations made by the board of directors, or by the continuing directors, as the case may be, pursuant to this Article FIFTH in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon this corporation and its stockholders, including any Substantial Stockholder.~~

~~(g)Any amendment, alteration, change or repeal of this Article FIFTH shall, in addition to any other vote or approval required by law or by these Amended and Restated Articles of Incorporation, require the affirmative vote of the holders of then outstanding Voting Shares entitled to cast at least 80% of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares (and such affirmative vote must also include the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all Voting Shares not beneficially owned by any Substantial Stockholder); provided, however, that this paragraph (g) shall not apply to, and such 80% vote (and such further majority vote) shall not be required for, any amendment, alteration, change or repeal declared advisable by the board of directors by the affirmative vote of two-thirds of the whole board and submitted to the stockholders for their consideration, but only if a majority of the members of the board of directors voting in favor of such declaration of advisability shall be continuing directors.~~

~~(h)Nothing contained in this Article FIFTH shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.~~

~~(i)In the event any paragraph (or portion thereof) of this Article FIFTH shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article FIFTH shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this corporation and its stockholders that each such remaining provision (or portion thereof) of this Article FIFTH remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including Substantial Stockholders, notwithstanding any such finding.SIXTH:~~  A director shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Mississippi Code Annotated Section 79-4-8.33(1972), as amended; or (iv) an intentional violation of criminal law. The Corporation shall indemnify any person (or the heirs, executors and administrators of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, formal or informal (a “Proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including legal fees) incurred with respect to the Proceeding: (A) to the fullest extent permitted by the Mississippi Business Corporation Act in effect from time to time (the “Act”) and (B) despite the fact that such person has failed to meet the standard of conduct set forth in the Act, or would be disqualified for indemnification under the Act for any reason, if a determination is made by one of the following determining bodies (~~Collectively~~collectively, the “Determining Bodies”): (i) the board of directors by majority vote of a quorum consisting of directors not at the time parties to the Proceeding, (ii) if a quorum cannot be obtained under (i), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting of two or more directors not at the time parties to the Proceeding, (iii) by special legal counsel (a) selected by the board of directors or its committee in the manner prescribed in (i) or (ii) or (b) if a quorum of the board of directors cannot be obtained under (i) and a committee cannot be designated under (ii), selected by majority vote of the full board of directors (in which selection directors who are parties may participate, (iv) by the shareholders (but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination) or (v) by a court, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. However the Corporation shall not indemnify a person for: (i) an intentional infliction of harm on the Corporation or its shareholders; (ii) a violation of Mississippi Code Annotated Section 79-4-8.33 (1972), as amended; or for (iii) an intentional violation of criminal law, and the Corporation shall not indemnify a person for receipt of a financial benefit to which he is not entitled unless ordered by a court under Mississippi Code Annotated~~,~~ Section 79-4-8.54(9)(3). The Corporation shall indemnify a person in connection with a proceeding by or in the right of the Corporation for reasonable expenses incurred in connection with the Proceeding if such acts or omissions do not constitute gross negligence or willful misconduct, and shall make further indemnification in connection with the Proceeding if so ordered by a court under Mississippi Code Annotated, Section 79-4-8.54(9)(3). The Corporation upon request shall pay or reimburse such person for his reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as:  (i) such person furnishes the

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Corporation a written undertaking, executed personally or on his behalf, to repay the advance if he is not entitled to mandatory indemnification under Mississippi Code Annotated~~,~~ Section 79-4-8.52 and it is ultimately determined by a judgment or other final adjudication that his acts or omissions did constitute gross negligence or willful misconduct, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by the Corporation without reference to the financial ability of the person to make repayment or to collateral; (ii) such person furnishes a written affirmation of his good faith that his acts or omissions did not constitute gross negligence or willful misconduct; and (iii) a determination is made by any of the Determining Bodies that the facts then known to those making the determination would not preclude indemnification under this Article ~~SIXTH~~FIFTH.

Neither the amendment nor repeal of this Article ~~SIXTH~~FIFTH, nor the adoption or amendment of any other provision of the Corporation’s bylaws or these Second Amended and Restated Articles of Incorporation inconsistent with this Article ~~SIXTH~~FIFTH, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

~~SEVENTH~~SIXTH: The ~~stockholders~~shareholders of the corporation shall not be entitled to cumulative voting rights in the election of directors.

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APPENDIX C: HANCOCK WHITNEY CORPORATION 2020 LONG TERM INCENTIVE PLAN

HANCOCK WHITNEY CORPORATION

2020 Long Term Incentive Plan

HANCOCK WHITNEY CORPORATION (the “Company”) hereby establishes the HANCOCK WHITNEY CORPORATION 2020 Long Term Incentive Plan (the “Plan”) for the benefit of eligible Associates and Non-Employee Directors.

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1 Purpose. The Plan is hereby established as a successor to the Hancock Holding Company 2014 Long Term Incentive Plan (the “Prior Plan”). No additional awards shall be made under the Prior Plan after the Effective Date. Outstanding awards under the Prior Plan shall continue in effect according to their terms as in effect before the Effective Date (subject to such amendments as the Committee determines, consistent with the Prior Plan, as applicable).

The purpose of the Plan is to advance the interests of the Company, its Subsidiaries, and its shareholders and to promote the growth and profitability of the Company and its Subsidiaries by (a) providing incentives to certain Associates and Non-Employee Directors of the Company and its Subsidiaries to stimulate their efforts toward the continued success of the Company and to operate and manage the business affairs of the Company in a manner that will provide for the long-term growth and profitability of the Company; (b) providing certain Associates and Non-Employee Directors with a means to acquire a proprietary interest in the Company, acquire shares of Common Stock, or receive compensation that is based upon appreciation in the value of Common Stock; and (c) providing a means of obtaining, rewarding and retaining Associates and Non-Employee Directors.

1.2 Effective Date. The Plan shall become effective as of April 29, 2020 (the “Effective Date”), subject to the approval of the Company’s stockholder’s on that date.

ARTICLE II

DEFINITIONS

2.1 Associate. Associate shall mean an employee of the Company or a Subsidiary.

2.2 Award Certificate. Award Certificate shall mean a written or electronic document setting forth the terms and conditions of an Incentive Award made to a Participant under this Plan, such Award Certificate to be in such form as shall be prescribed by the Committee from time to time.

2.3 Board of Directors or Board. Board of Directors or Board shall mean the board of directors of the Company.

2.4 Cash Awards. Cash Awards shall mean the cash bonus awards that may be made to an eligible Participant pursuant to Section 6.8(b) of the Plan.

2.5 Cause. Cause shall mean (a) an intentional act of fraud, embezzlement, or theft or other act of intentional misconduct or gross negligence which is materially injurious to the Company’s business, financial condition or business reputation; or (b) intentional damage to the property of the Company or intentional wrongful disclosure of confidential information which is materially injurious to the Company’s business, financial condition or business reputation; (c) an Associate’s intentional refusal to perform the material duties of his position, without cure, or the beginning of cure, within five (5) days of written notice from the Company; (d) commitment of a material breach of an employment agreement with the Company (if any); (e) an Associate’s failure to show up at the Company’s offices on a daily basis, subject to permitted vacations and absences for illness, without cure, or the beginning of cure, within five (5) days of written notice from the Company; or (f) the entry of a guilty plea or a plea of no contest with regard to any felony. Any reference to the Company in this definition includes each of its Subsidiaries.

2.6 Change in Control. Change in Control shall have the meaning specified in Section 7.2.

2.7 Code. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.8 Committee. Committee shall mean the Compensation Committee of the Board, each member of which is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and meets the independence requirements of the NASDAQ Stock Market listing standards.

2.9 Common Stock. Common Stock shall mean the common stock of the Company, $3.33 par value per share.

2.10 Company. Company shall mean Hancock Whitney Corporation, a bank holding company under the Bank Holding Company Act of 1956, headquartered in Gulfport, Mississippi, and its successors and assigns.

2.11 Disability. Disability has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, any Subsidiary of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. Notwithstanding the preceding, however, with respect to any Incentive Award under the Plan that provides for a deferral of compensation subject to the provisions of Code Section 409A, Disability means the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve (12) months, either (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or, as to a Non-Employee Director, a substantially analogous plan. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

2.12 Exchange Act. Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

2.13 Fair Market Value. Fair Market Value shall mean the closing price of the Common Stock as reported on the NASDAQ Stock Market on the day immediately preceding the relevant valuation date or, if there were no Common Stock transactions on such day, on the next preceding date on which there were Common Stock transactions.

2.14 Good Reason. Good Reason (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or a Subsidiary; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Incentive Award.

2.15 Incentive Award. Incentive Award shall mean, collectively, the Cash Awards, Incentive Stock Options, Non-Qualified Stock Options, Performance Stock Awards, Performance Units, Restricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights and other equity awards that may be granted under the Plan.

2.16 Incentive Stock Option. Incentive Stock Option shall mean an incentive stock option under Code Section 422 and any regulations promulgated thereunder, as such may be amended from time to time.

2.17 Non-Employee Director. Non-Employee Director shall mean any member of the board of directors of the Company or a Subsidiary.

2.18 Non-Qualified Stock Option. Non-Qualified Stock Option shall mean an Option to purchase Common Stock which is granted under the Plan and that is not an Incentive Stock Option.

2.19 Normal Retirement. Normal Retirement shall mean, for purposes of any Incentive Award granted hereunder to a Participant, such Participant’s Termination of Employment with the Company and each of its Subsidiaries for any reason, except termination for Cause, after such Participant has attained age sixty-five (65).

2.20 Option. Option shall mean a Non-Qualified Stock Option or an Incentive Stock Option granted pursuant to Section 6.2 hereof.

2.21 Over 10% Owner. Over ten percent (10%) Owner shall mean an individual who, at the time an Incentive Stock Option is granted to such individual, owns Common Stock possessing more than ten percent (10%) of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

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2.22 Participant. Participant shall mean an Associate or Non-Employee Director who has been granted an Incentive Award hereunder.

2.23 Performance Goals. Performance Goals shall mean, with respect to any Performance Period, performance goals based on performance criteria established by the Committee.  Such Performance Goals may be that of the Company or a Subsidiary, or a division, business unit, branch or line of business of the Company or a Subsidiary and may be measured on an adjusted or unadjusted basis, on an individual or combined basis, on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years, or any combination of the above as determined by the Committee.

2.24 Performance Period. Performance Period shall mean the period of time designated by the Committee applicable to an Incentive Award during which the Performance Goals shall be measured.

2.25 Performance Stock Award. Performance Stock Award shall have the meaning specified in Section 6.7.

2.26 Performance Unit. Performance Unit shall mean a performance unit award as described in Section 6.7.

2.27 Plan. Plan shall mean the Hancock Whitney Corporation 2020 Long Term Incentive Plan as established under the provisions hereof.

2.28 Plan Year. Plan Year shall mean a twelve-month period beginning January 1 of each year.

2.29 Reporting Person. Reporting Person shall mean an officer or director of the Company subject to the reporting requirements of Section 16 of the Exchange Act.

2.30 Restricted Period. Restricted Period shall mean the period of time during which Restricted Stock Awards granted pursuant to Section 6.4 or Restricted Stock Units granted pursuant to Section 6.5 are subject to restrictions.

2.31 Restricted Stock Award. Restricted Stock Award shall mean an award of Common Stock subject to restrictions determined by the Committee as described in Section 6.4.

2.32 Restricted Stock Units. Restricted Stock Units shall mean an award under the Plan as described in Section 6.5.

2.33 Stock Appreciation Right. Stock Appreciation Right shall mean a stock appreciation right as described in Section 6.3.

2.34 Subsidiary. Subsidiary shall mean any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.35 Termination of Employment. Termination of Employment shall mean the termination of the employment or other service relationship between a Participant and the Company and its Subsidiaries, regardless of whether severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. Subject to Sections 6.1(j) and 6.2(g), the Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Incentive Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment; provided, however, with respect to any Incentive Award that provides for a deferral of compensation subject to the provisions of Code Section 409A, a leave of absence shall only constitute a Termination of Employment to the extent and at such time as such leave of absence would be deemed to constitute a separation from service for purposes of Code Section 409A in the rulings, treasury regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Any Associate or Non-Employee Director of the Company or a Subsidiary who is selected by the Committee, or selected by management and approved by the Committee, is eligible to receive an Incentive Award under the Plan; provided, however, an Incentive Stock Option may only be granted to an Associate of the Company or a Subsidiary.

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3.2 Participation. As a condition precedent to participation in the Plan, each Associate or Non-Employee Director selected to receive an Incentive Award as provided in Section 3.1 shall accept an Award Certificate and agree to the terms and conditions of the Plan and the Incentive Award granted, pursuant to procedures established by the Committee. Notwithstanding the preceding, however, an Award Certificate shall not be required for Cash Awards or other Incentive Awards granted as a bonus or as payment to a Non-Employee Director in Common Stock in lieu of cash as provided in Section 6.8(b) and/or (c), although an Award Certificate may be utilized in connection with such awards where deemed appropriate by the Committee.

ARTICLE IV

STOCK SUBJECT TO PLAN

4.1 Types of Shares. The Common Stock subject to the provisions of this Plan shall either be shares of authorized but unissued Common Stock, shares of Common Stock held as treasury stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

4.2 Aggregate Limit. Subject to adjustment in accordance with Section 9.2, the maximum number of shares of Common Stock reserved exclusively for issuance upon an award of or exercise or payment pursuant to Incentive Awards under the Plan shall be 2,500,000 shares, plus a number of additional shares of Common Stock (not to exceed 1,000,000) that are subject to outstanding awards under the Prior Plan on the Effective Date that are subsequently canceled, expired, forfeited or otherwise not issued or are settled in cash. All or any of this maximum number of shares of Common Stock reserved under the Plan may be issued pursuant to awards of Incentive Stock Options or pursuant to any one or more other Incentive Awards.

4.3 Calculation of Shares. For purposes of calculating the total number of shares of Common Stock available for grants of Incentive Awards hereunder, the following shall apply:

(a) The number of shares of Common Stock available for grants of Incentive Awards hereunder shall be reduced by the number of shares for which Incentive Awards are actually granted, and by the number of shares credited as restricted stock units and/or performance shares to the account of a Participant under the Company’s Nonqualified Deferred Compensation Plan in lieu of a Restricted Stock Award, Restricted Stock Unit, Performance Stock Award or Performance Unit under the Plan, and

(b) The grant of a Performance Stock Award shall be deemed to be equal to the maximum number of shares of Common Stock which may be issued under such award.

In addition, if any Incentive Award under the Plan shall expire, terminate, be canceled (including by reason of failure to achieve maximum Performance Goals) or is unsettled for any reason without having been exercised in full, or if any Incentive Award shall be forfeited to the Company, the unexercised, unsettled or forfeited Incentive Award shall not count against the aggregate limitations under Section 4.2 and shall again become available for grants under the Plan. Shares of Common Stock surrendered in payment of an Option Exercise Price or in settlement of any other award, and shares of Common Stock that are withheld in order to satisfy Federal, state or local tax liability, shall be counted against the aggregate limitations in Section 4.2 and shall not again be available for grants under the Plan. With respect to Stock Appreciation Rights, if the Stock Appreciation Right is payable in shares of Common Stock, all shares to which the Stock Appreciation Right relates shall be counted against the Plan limits, rather than the net number of shares delivered upon exercise. Cash settlements of Incentive Awards will not count against the above limits.

4.4 Participant Limits. Subject to adjustment in accordance with Section 9.2 and subject to Section 4.2, the total number of shares of Common Stock for which Incentive Awards may be granted in any Plan Year to any Participant shall not exceed 250,000 shares of Common Stock. In addition, in the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Common Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided, that if such limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s).

4.4 Limitation on Compensation for Non-Employee Directors. With respect to any one Plan Year, the aggregate compensation that may be granted or awarded to any one Non-Employee Director, including all meeting fees, cash retainers and retainers granted in the form of Incentive Awards, shall not exceed $300,000, or $400,000 in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of Incentive Awards will be determined based on the aggregate grant date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).

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ARTICLE V

ADMINISTRATION

5.1 Action of the Committee. The Plan shall be administered by the Committee. The Committee shall conduct its business in accordance with the provisions of its Charter and shall record all actions with respect to Incentive Awards under the Plan in the minutes of its meetings. In administering the Plan, the Committee’s actions, determinations and interpretations made in good faith shall not be subject to review and shall be final, binding and conclusive on all interested parties.

5.2 Duties and Powers of the Committee. The Committee shall have the power to grant Incentive Awards in accordance with the provisions of the Plan and may grant Incentive Awards singly, in combination, or in tandem. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Incentive Awards will be granted hereunder, the number of shares of Common Stock subject to each Incentive Award, such other matters as are specified herein, and the terms and conditions of each Incentive Award, including, without limitation, the applicable vesting schedule and forfeiture provisions of the Incentive Award; exercise price; Performance Goals and Performance Periods; and restriction and option periods. Except as otherwise required by the Plan, the Committee shall have the authority to interpret and construe the provisions of the Plan and Award Certificates and make determinations pursuant to any Plan provision or Award Certificate which shall be final and binding on all persons. To the extent not inconsistent with the provisions of the Code or the Plan, including the prohibition on repricing of Options and Stock Appreciation Rights as reflected in Sections 6.2(i) and 6.3(c), and subject to the provisions of Section 6.10 hereof, the Committee may give a Participant an election to surrender an Incentive Award in exchange for the grant of a new Incentive Award, and shall have the authority to amend or modify an outstanding Award Certificate, or to waive any provision thereof, provided that the Participant consents to such action if such action would adversely affect in any material respect the Participant’s rights under the Incentive Award.

5.3 Delegation. The Committee may designate and authorize individual officers and/or Associates of the Company or a Subsidiary who are not members of the Committee to carry out its responsibilities hereunder under such conditions or limitations as the Committee may set, other than its authority and responsibility with regard to Incentive Awards granted to a Reporting Person.

5.4 No Liability. Neither any member of the Board of Directors nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Incentive Award granted hereunder.

ARTICLE VI

INCENTIVE AWARDS UNDER THE PLAN

6.1 Terms and Conditions of All Incentive Awards.

(a) Shares and Cash Awards Subject to Grant. The number of shares of Common Stock and/or the amounts of Cash Awards as to which an Incentive Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 4.2 as to the total number of shares available for grants under the Plan and subject to the Participant limits in Section 4.4.

(b) Award Certificate. Except as otherwise provided in Section 3.2, each Incentive Award will be evidenced by an Award Certificate in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate. Each Award Certificate is subject to the terms of the Plan and any provisions contained in the Award Certificate that are inconsistent with the Plan are null and void.

(c) Date of Grant. The date as of which an Incentive Award is granted will be the date on which the Committee has approved the terms and conditions of the Incentive Award and has determined the recipient of the Incentive Award and the number of shares of Common Stock or amount of cash covered by the Incentive Award, and has taken all such other actions necessary to complete the grant of the Incentive Award, or such later date established by the Committee.

(d) Minimum Vesting Requirements. Notwithstanding any other provision of the Plan to the contrary, equity-based Incentive Awards (or any portion thereof) granted under the Plan shall vest no earlier than the first anniversary of the date the Incentive Award is granted; provided, that the following Incentive Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Incentive Awards granted pursuant to Section 6.2(h), (ii) Incentive Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the

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date of the next annual meeting of shareholders after the immediately preceding year’s annual meeting (provided that the period between annual meetings is not less than 50 weeks), and (iii) any additional Incentive Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.2 (subject to adjustment under Section 9.2).

(e) Transfer and Exercise. Incentive Awards are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will; except to the extent that the Committee may provide otherwise as to any Incentive Awards other than Incentive Stock Options. Any transfer or attempted transfer of an Incentive Award by a Participant not made in accordance with the Plan or the applicable Award Certificate will be void and of no effect. The Company will not recognize, or have the duty to recognize, any transfer not made in accordance with the Plan and the applicable Award Certificate, and an Incentive Award so transferred will continue to be bound by the Plan and the applicable Award Certificate.

(f) Modification. Subject to the provisions of Sections 6.2(i), 6.3(c) and 6.10, after the date of grant of an Incentive Award, the Committee may, in its sole discretion, modify the terms and conditions of an Incentive Award, except to the extent that such modification would be inconsistent with other provisions of the Plan or the Code or would adversely affect the rights of a Participant under the Incentive Award (except as otherwise permitted under the Plan).

(g) Payment. Incentive Awards for which any payment is due from a Participant including, without limitation, the exercise of an Option, may be made in any form or manner authorized by the Committee in the Award Certificate or by amendment thereto, including, but not limited to:

(i) U.S. dollars by personal check, bank draft or money order payable to the Company, by money transfer or direct account debits;

(ii) delivery or attestation of a number of shares of Common Stock having an aggregate Fair Market Value on the date of delivery of not less than the product of the Exercise Price multiplied by the number of shares of Common Stock the Participant intends to purchase upon exercise of an Option or the total settlement due under such other Incentive Award;

(iii) a cashless exercise;

(iv) if approved by the Committee, through a net exercise procedure; or

(v) any combination of the above forms and methods.

(i) Awards Subject to Performance Goals. Any Incentive Award under the Plan may, in the discretion of the Committee, be made subject to or conditioned upon Performance Goals. In making an evaluation of whether the Performance Goals to which any Incentive Award under this Plan is subject or conditioned were met, the Committee may, in its discretion, include or exclude certain items, including but not limited to any of the following: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes; (7) annual incentive payments or other bonuses; and/or (8) capital charges.

(j) Termination For Cause. All Incentive Awards granted under the Plan, including all unexercised Options whether vested or non-vested, shall immediately be forfeited and may not thereafter vest or be exercised in the event a Participant incurs a Termination of Employment for Cause.

6.2 Options. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Non-Qualified Stock Option. Each Option granted under the Plan must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option and the Award Certificate shall reflect such status. Options awarded under the Plan shall be subject to the following terms and conditions:

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(a) Option Price. Subject to adjustment in accordance with Section 9.2 and the other provisions of this Section 6.2, the exercise price (the “Exercise Price”) per share of Common Stock purchasable under any Option shall be determined by the Committee in its sole discretion and must be set forth in the applicable Award Certificate. In no event, however, may the Exercise Price be less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the preceding, with respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(b) Option Term. Subject to the following sentence, the Exercise Period for each Option granted under the Plan shall be determined by the Committee in its sole discretion and specified in the Award Certificate. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The Committee may restrict the time of the exercise of any Options to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

(c) Exercise of Option. An Option shall be exercised by (i) delivery to the Company at its principal office, or to the Company’s designee, of a written or electronic notice of exercise with respect to all or a specified number of shares of Common Stock subject to the Option and (ii) payment to the Company at that office of the full amount of the Exercise Price. If requested by a Participant, an Option may be exercised with the involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T (in which case the certificates representing the underlying shares of Common Stock will be delivered by the Company directly to the stockbroker).

Payment of the Exercise Price must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant.

(d) Special Conditions as to Incentive Stock Options. Incentive Stock Options may only be granted to Associates of the Company or any Subsidiary. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Common Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s shareholders.

(e) No Rights as a Shareholder. The holder of an Option, as such, has none of the rights of a shareholder of the Company.

(f) Conditions to the Exercise of an Option. Subject to Section 6.1(f) hereof, each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee determines in its sole discretion and specifies in the Award Certificate. Subsequent to the grant of an Option and at any time before complete termination of such Option, the Committee may modify the terms of such Option to the extent not prohibited by or inconsistent with the other terms of the Plan. In no event, however, shall any such modification adversely affect the rights of a Participant under such Option (except as otherwise permitted by the Plan).

(g) Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, up to one (1) year may be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the Award Certificate, in which case, the Incentive Stock Option will be a Non-Qualified Option if it is exercised after the time limits otherwise applicable as stated herein. For purposes of this Subsection (g) Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

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(h) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 6.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(i) No Repricing. Except as provided in Section 9.2, without approval of the Company’s shareholders, (i) the Exercise Price of an Option may not be reduced, directly or indirectly after the grant of the Option, (ii) an Option may not be surrendered in consideration of, or in exchange for, cash, other Incentive Awards or the grant of a new Option having an Exercise Price below that of the Option that was surrendered or cancelled, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Common Stock underlying the Option is lower than the exercise price per share of the Option.(j) No Dividend Rights. No Option shall provide for dividend or dividend equivalent rights.

6.3 Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan shall entitle the Participant to receive an amount equal to a percentage (not to exceed 100%) of the excess of (a) the Fair Market Value of a specified or determinable number of shares of the Common Stock at the time of payment or exercise over (b) a specified or determinable price which may not be less than the Fair Market Value of such shares of Common Stock on the date of grant. A Stock Appreciation Right may not be exercised at any time when the Fair Market Value of the shares of Common Stock to which it relates does not exceed the Exercise Price of the Option associated with those shares of Common Stock. Each Stock Appreciation Right shall be subject to the following terms and conditions:

(a) Settlement. Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash, shares of Common Stock (valued at the aggregate Fair Market Value on the date of payment or exercise), or a combination thereof as provided in the Award Certificate or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Exercise. The Committee may impose such conditions and restrictions on the exercise of a Stock Appreciation Right as it may deem appropriate. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts as the Committee specifies in the Award Certificate; provided, however, that the Committee may restrict the time of the exercise to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

(c) No Repricing. Except as provided in Section 9.2, without the approval of the Company’s shareholders, (i) the price of a Stock Appreciation Right may not be reduced, directly or indirectly after the grant of the Stock Appreciation Right, (ii) a Stock Appreciation Right may not be surrendered or cancelled in consideration of, or in exchange for, cash, other Incentive Awards, or the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered or cancelled, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Common Stock underlying the Option is lower than the exercise price per share of the Option.

(j) No Dividend Rights. No Stock Appreciation Right shall provide for dividend or dividend equivalent rights.

6.4 Restricted Stock Awards. Each Restricted Stock Award shall be made in such number of shares of Common Stock, upon such terms and conditions on such shares, for such Restricted Period as the Committee determines, which shall be set out in the Award Certificate with respect to such award. Restricted Stock Awards shall be subject to the following provisions:

(a) Consideration. The Committee may require a payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Common Stock awarded determined at the date of grant in exchange for the grant of a Restricted Stock Award or may grant a Restricted Stock Award without any consideration from the Participant other than his service to or on behalf of the Company or its Subsidiaries.

(b) Escrow of Shares. The shares of Common Stock subject to a Restricted Stock Award will be issued in the Participant’s name, but, if the applicable Award Certificate so provides, may be either

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(i) held in book entry form subject to the Company’s instructions until all restrictions related to the Restricted Stock Award lapse, or (ii) held by the Company or by a custodian designated by the Committee (the “Custodian”). Each applicable Award Certificate providing for the transfer of shares of the Common Stock to a Custodian must appoint the Custodian as the attorney-in-fact for the Participant, for the term specified in the applicable Award Certificate, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Common Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Certificate. Alternatively, the Award Certificate may provide for the Participant, simultaneously with the execution of the Award Certificate, to deliver to the Company or the Custodian holding the Common Stock a stock power as to such Common Stock, endorsed in blank.

(c) Vesting. Each Restricted Stock Award will be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 and shall vest over a Restricted Period based upon the passage of time or upon the achievement of Performance Goals or a combination of both as determined by the Committee, and subject to Section 6.1(d).

(d) Rights as Shareholder. During the Restricted Period, the Participant shall have dividend and voting rights as may be provided under the Award Certificate. A grant of a Restricted Stock Award shall immediately entitle the Participant to voting and dividend rights with respect to the Common Stock subject to the grant, unless otherwise determined by the Committee as set forth in the Award Certificate. Dividends and other distributions on the Common Stock subject to the grant shall in all cases be deferred and payment thereof contingent on the Participant’s vesting in the Common Stock with respect to which such dividends and other distributions are paid. Notwithstanding the preceding, the deferral and payment of dividends and other distributions on the Common Stock subject to a Restricted Stock Award shall be made in accordance with the requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time.

6.5 Restricted Stock Units. Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Common Stock at the end of a specified period. Awards of Restricted Stock Units shall be made upon such terms and conditions as the Committee shall determine, and will be subject to the following provisions:

(a) Award. Each grant of Restricted Stock Units will constitute the agreement by the Company to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Performance Goals) during the Restricted Period as the Committee may determine. Restricted Stock Units subject to Performance Goals may be designated as Performance Unit Awards.

(b) Consideration. Each Restricted Stock Unit award may be made without additional consideration other than the performance of services by the Participant or, in the discretion of the Committee, may be made in consideration of a payment by such Participant that is not more than the Market Value per share at the date of grant.

(c) Vesting/Restrictions. Each Restricted Stock Unit award shall vest over a Restricted Period based upon the passage of time or upon the achievement of Performance Goals, or a combination of both, as determined by the Committee, and subject to Section 6.1(d).

(d) Settlement. A Restricted Stock Unit award may be settled by the delivery of shares of Common Stock, their cash equivalent value, any combination thereof or in any other form of consideration, as determined by the Committee and contained in the Award Certificate.

(e) Dividend Equivalents. Dividend equivalents may accrue in respect of shares of Common Stock covered by a Restricted Stock Unit award before the Restricted Stock Unit award vests, and shall be credited to an account for the Participant and accumulated without interest until the date upon which the Restricted Stock Unit award becomes vested.  Any dividend equivalents accrued with respect to forfeited Restricted Stock Unit awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends equivalents be paid or distributed until the vesting restrictions of the underlying Restricted Stock Unit award lapse. At the sole discretion of the Committee, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit award in any such manner

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as determined by the Committee. Any additional shares covered by the Restricted Stock Unit award credited by reason of such dividend equivalents will be subject to all of the same vesting and other terms and conditions of the underlying Award Certificate to which they relate.

(f) Section 409A Compliance. Notwithstanding the Committee’s discretion to specifying the time or times or the occurrence of such event or events upon which each Restricted Stock Unit granted under the Plan shall be payable, to the extent a Restricted Stock Unit granted under the Plan provides for the deferral of compensation subject to the provisions of Code Section 409A, the time or times or event or events of payment shall meet the distribution requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as subsequent may be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the payment to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

6.7 Performance Stock Awards and Performance Units. A Performance Stock Award or Performance Unit will entitle the Participant to receive, at a specified future date, payment of a number of shares of Common Stock or an amount in cash equal to all or a portion of the value of a specified or determinable number of such shares (stated in terms of a designated or determinable dollar amount per share) granted by the Committee. At the time of the grant, the Committee will determine the number shares of Performance Stock and/or Performance Units that will become payable to a Participant upon achievement of specified Performance Goals during the Performance Period. Each such grant will be subject to the following provisions:

(a) Amount of Grant. Each grant will specify the number of shares of Performance Stock or Performance Units to which it pertains.

(b) Performance Period. The Performance Period with respect to each Performance Stock Award or Performance Unit will be such period of time as will be determined by the Committee at the time of grant.

(c) Performance Goals. Any grant of a Performance Stock Award or Performance Units will specify Performance Goals which, if achieved, will result in payment of the award, and each grant may specify in respect of such specified Performance Goals a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of shares of Performance Stock or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Performance Goals.

(d) Settlement. Each grant will specify the time and manner of payment under the Performance Stock Award or Performance Units. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Dividend Equivalents. The Committee may, at the date of grant of a Performance Stock Award or Performance Unit, provide for the payment of dividend equivalents to the holder thereof, either in cash or in additional shares of Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the shares subject to the Performance Stock Award or Performance Unit with respect to which such dividend equivalents are paid.  In no event shall dividends equivalents be paid or distributed until the vesting restrictions of the underlying Performance Stock Award or Performance Unit award lapse.

(f) Conditions to Payment. Notwithstanding the Committee’s discretion to specify the time or times, or the occurrence of such event or events upon which Performance Stock Awards or Performance Units shall be paid, to the extent the Performance Stock or Performance Unit award provides for the deferral of compensation subject to the provisions of Code Section 409A, the time or times or event or events of payment shall meet the distribution requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as subsequent may be amended from time to time, including the provisions for delayed distribution to certain key employees (as defined in Code Section 416(i)), if applicable; and, provided further, the Committee may restrict the time of the payment to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 as promulgated under the Exchange Act.

6.8 Other Awards.

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(a) Other Incentive Awards. Subject to applicable law and the limits set forth in Article IV of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation shares of Common Stock, notes or other property, as the Committee determines.

(b) Bonus Compensation. Subject to Section 6.1(d), the Committee may grant shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Code Section 409A. In addition, the Committee may grant Cash Awards to eligible Participants as a bonus, on such terms and conditions as the Committee shall determine including the attainment of Performance Goals, subject to the applicable terms, conditions and restrictions of the Plan and the provisions of Code Section 409A.

(c) Non-Employee Directors. Non-Employee Directors, pursuant to this Section 6.8, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Committee, all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock under the Plan in lieu of cash.

6.9 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Sections 6.1(j), 6.2(g) and 6.10, any Incentive Award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Subsidiaries may be cancelled, accelerated, paid or continued, as provided in the applicable Award Certificate, or, as the Committee may otherwise determine to the extent not prohibited by or inconsistent with the provisions of the Plan. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service with the Company and/or a Subsidiary from the date of grant through the date of the Participant’s Termination of Employment or other service relationship or such other factors as the Committee determines are relevant to its decision to continue the award.

6.10 Deferred Compensation. Notwithstanding the Committee’s discretion to determine the terms and conditions of each Incentive Award under the Plan, with respect to each Incentive Award granted under the Plan which provides for the deferral of compensation subject to the provisions of Code Section 409A, such terms and conditions, including, without limitation, the period or time of, or event or events triggering, exercise or payment of such Incentive Award, shall comply with the provisions and requirements of Code Section 409A and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended from time to time. Any authority granted to the Committee under the Plan to amend, modify, cancel, accelerate, continue or change in any way the terms and conditions of or a Participant’s rights under an Incentive Award subsequent to the date such Incentive Award is granted under the Plan, shall be applicable to Incentive Awards which provide for the deferral of compensation only if, and to the extent provided in and allowable under Code Section 409A and such rulings, regulations and guidance thereunder without resulting in adverse tax consequences to the Participant.

ARTICLE VII

CHANGE IN CONTROL

7.1 Effect of a Change in Control. In the event of a Change in Control (as defined below), each Incentive Award outstanding on the date of such Change in Control may be immediately exercised and/or realized only if and to the extent so provided in the Award Certificate evidencing such Incentive Award. In addition, notwithstanding anything contained in this Plan or any Award Certificate to the contrary, the following may, in the sole discretion of the Committee, occur with respect to any and all Incentive Awards outstanding as of the date of such Change in Control:

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(a) automatic maximization of performance standards, lapse of all restrictions and acceleration of any time periods relating to the vesting of such Incentive Awards so that such Incentive Awards may be immediately vested in full on or before the relevant date fixed in the Award Certificate;

(b) Performance Stock Awards shall be paid entirely in cash;

(c) following a Change in Control, if a Participant’s employment or service as a Non-Employee Director terminates for any reason other than retirement under a retirement plan of the Company or death, any Options held by such Participant may be exercised by such Participant until the earlier of three months after the Termination of Employment or the expiration date of such Options; and

(d) all Incentive Awards become non-cancelable.

7.2 Definition. For purposes of this Plan, a “Change in Control” of the Company shall be deemed to have occurred upon the happening of any of the following events:

(a) The acquisition by any one person or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total Fair Market Value or total voting power of the stock of the Company;

(b) The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock in the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Company;

(c) The replacement during any twelve-month period of a majority of the members of the Board by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(d) The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

It is intended that the definition of Change in Control contained herein shall be the same as (i) a change of ownership of a corporation, (ii) a change in the effective control of a corporation and/or (iii) a change in the ownership of a substantial portion of a corporation’s assets as reflected in Treasury Regulations Section 1.409A-3(i)(5), as modified by the substitution of the higher percentage requirements in items (b) and (d) above; and all questions or determinations in connection with any such Change in Control shall be construed and interpreted in accordance with the provisions of such Regulations. This definition of a Change in Control shall be applicable only for purposes of determining benefits related to Incentive Awards granted under this Plan which become applicable in the event of such a Change in Control and for no other purpose.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination and Amendment. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors shall obtain shareholder approval for any amendment to the Plan that increases the number of shares of Common Stock available under the Plan, materially expands the classes of individuals eligible to receive Incentive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require shareholder approval under the rules of any applicable exchange or under the Code.

8.2 Effect on Participants’ Rights. No such termination or amendment, without the consent of the holder of an Incentive Award, may adversely affect the rights of the Participant under such Incentive Award. With respect to any Incentive Award which provides for the deferral of compensation subject to the provisions of Code Section 409A, no termination or amendment of the Plan shall have the effect of accelerating the payment of any benefit, unless permitted under the provisions of Code Section 409A, or otherwise violating any provision of Code Section 409A and the rulings, regulations and other guidance thereunder as currently in effect or as may subsequently be amended from time to time.

ARTICLE IX

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GENERAL PROVISIONS

9.1 Withholding. The Company shall deduct from all cash payments under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan or upon the vesting of any Restricted Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements, as a condition of and prior to the delivery of any certificate or certificates for such shares or the vesting of such Restricted Stock Award. A Participant may elect to pay the withholding obligation in cash, or, alternatively, to have the number of shares of Common Stock the Participant is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the shares of Common Stock determined as of the date such withholding is required, is sufficient to satisfy federal, state and local withholding obligations, if any, arising from exercise or payment of an Incentive Award. In the case of Restricted Shares or other Incentive Awards, such election must be made on or before the date designated by the Committee, which date shall be prior to the time the Incentive Award vests or otherwise becomes taxable to the Participant. Except with respect to Reporting Persons, such an election is subject to the disapproval of the Committee. If an election is not timely made by the Participant, the amount required to satisfy the federal, state and local withholding taxes shall be withheld by a reduction in the number of shares of Common Stock to be distributed under the Incentive Award.

9.2 Changes in Capitalization; Merger; Liquidation.

(a) The aggregate number of shares of Common Stock reserved for the grant of Incentive Awards, for issuance upon the exercise or payment, as applicable, of each outstanding Incentive Award and upon vesting of an Incentive Award; the annual limit per Participant; the Exercise Price of each outstanding Option; and the specified number of shares of Common Stock to which each outstanding Incentive Award pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, recapitalization or any other increase or decrease in the number of outstanding shares of Common Stock effected without consideration to the Company.

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, or tender offer for shares of Common Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Award Certificate or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Incentive Award, but, except as set forth in this Section, may not otherwise diminish the then value of the Incentive Award. Notwithstanding the foregoing, the Committee shall not have any of the foregoing powers with respect to an Incentive Award which provides for the deferral of compensation subject to Code Section 409A except in the event of a Change in Control, in which event such powers shall be exercised in accordance with the provisions of such Code Section 409A and the rulings, regulations and other guidance issued thereunder as now in effect or as subsequently may be amended so as not to result in adverse tax consequences to any Participant under the provisions thereof.

(c) The existence of the Plan and the Incentive Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

9.3 Compliance with Code.

(a) All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

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(b) All Incentive Awards awarded under the Plan which provide for the deferral of compensation subject to the provisions of Code Section 409A are intended to comply, and to be operated and administered in all respects in compliance, with the provisions of that Section and the rulings, regulations and other guidance issued thereunder as currently in effect or as may subsequently be amended, and all provisions of the Incentive Awards and of the Plan applicable thereto must be construed in a manner to effectuate that intent. In the event any provisions hereof or of an Award Certificate is deemed to violate the requirements of Code Section 409A and such guidance issued thereunder, such provision shall be void and of no effect. In the event subsequent regulations, Internal Revenue Service rulings or other pronouncements or guidance interpreting or implementing the provisions of Code Section 409A affect any provisions hereof and/or the Award Certificates, the Plan and/or the Award Certificates shall be amended, as necessary, to comply with such regulation, ruling or other pronouncement or guidance; and, until adoption of any such amendment, the provisions hereof shall be construed and interpreted, to the extent possible, to comply with the applicable provisions of such regulation, ruling or other pronouncement or guidance as amended.

9.4 Right to Terminate Employment or Service. Nothing in the Plan or in any Award Certificate confers upon any Participant the right to continue as an officer, Associate, Non-Employee Director, consultant or other service provider of the Company or any of its Subsidiaries or affects the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or services at any time.

9.5 Non-Alienation of Benefits. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

9.6 Restrictions on Delivery and Sale of Shares; Legends. Each Incentive Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Incentive Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Incentive Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Incentive Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Common Stock purchasable or otherwise deliverable under Incentive Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Common Stock pursuant to an Incentive Award, that the Participant or other recipient of an Incentive Award represent, in writing, that the shares received pursuant to the Incentive Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Incentive Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

9.7 Clawback. Each Incentive Award made under the Plan to an executive officer of the Company is subject to the Clawback Policy adopted by the Board of Directors, which may result in recovery from such Participant of all or a portion of any award under the Plan, together with any gains realized by the Participant with respect to such award, if any, if, in the opinion of the independent directors of the Board, the Company’s financial results are restated, in whole or in part, due to fraud or misconduct by one or more of the Company’s executive officers.

9.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Incentive Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

9.9 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or

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policies, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

9.10 Savings Clause. This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Participants who are Reporting Persons, Rule 16b-3 under the Exchange Act. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by laws, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan. Notwithstanding anything in this Plan to the contrary, the Committee, in its sole and absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are Reporting Persons without so restricting, limiting or conditioning this Plan with respect to other Participants.

9.11 Shareholder Approval. The Plan must be submitted to the shareholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors. If such approval is not obtained, any Incentive Award granted hereunder will be void.

9.12 Choice of Law. The laws of the State of Mississippi shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

9.13 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

9.14 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural and the plural shall include the singular, and the masculine pronoun shall include the feminine gender.

9.15 Headings, etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they do not constitute part of the Plan.

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HANCOCK WHITNEY
INVESTOR RELATIONS
P.O. BOX 61260
NEW ORLEANS, LA 70161

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 28, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2020 for shares held in the legacy MSL ESOP. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 28, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2020 for shares held in the legacy MSL ESOP. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E95088-P34524 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HANCOCK WHITNEY CORPORATION

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Frank E. Bertucci
02) Constantine S. Liollio
03) Thomas H. Olinde
04) Joan C. Teofilo
05) C. Richard Wilkins

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E95089-P34524

HANCOCK WHITNEY CORPORATION
PROXY FOR 2020 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Hancock Whitney Corporation does hereby nominate, constitute, and appoint Joseph S. Exnicios and D. Shane Loper, and each of them jointly and severally, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of common stock of Hancock Whitney Corporation, that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 a.m., Central Time, April 29, 2020 at Hancock Whitney Plaza, 2510 14th Street, Gulfport, Mississippi or any adjournments or postponements thereof.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR PROPOSAL 1, PROPOSAL 2A, B, AND C, PROPOSAL 3, PROPOSAL 4, AND PROPOSAL 5, AND AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side